                                                      REGISTRATION NO. 333-35517

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           ICN PHARMACEUTICALS, INC.
             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                           2834                          33-0628076
 (State of Other Jurisdiction     (Primary Standard Industrial           (I.R.S. Employer
     of Incorporation or          Classification Code Number)         Identification Number)
         Organization)

        3300 HYLAND AVENUE, COSTA MESA, CALIFORNIA 92626, (714) 545-0100 (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)
                            ------------------------

                              DAVID C. WATT, ESQ.
       EXECUTIVE VICE PRESIDENT, GENERAL COUNSEL AND CORPORATE SECRETARY
                           ICN PHARMACEUTICALS, INC.
                               3300 HYLAND AVENUE
                  COSTA MESA, CALIFORNIA 92626 (714) 545-0100
      (Name, Address, Including Zip Code, and Telephone Number, Including
                 Area Code, of Registrants' Agent For Service)

                            ------------------------

                                WITH A COPY TO:
                              RONALD R. PAPA, ESQ.
                               PROSKAUER ROSE LLP
                                 1585 BROADWAY
                            NEW YORK, NEW YORK 10036
                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]
                            ------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.


================================================================================

                               OFFER TO EXCHANGE
                                ALL OUTSTANDING
                          9 1/4% SENIOR NOTES DUE 2005
                  ($275,000,000 PRINCIPAL AMOUNT OUTSTANDING)
                                      FOR
                     9 1/4% SERIES B SENIOR NOTES DUE 2005
                                       OF

                           ICN PHARMACEUTICALS, INC.
                            ------------------------
                               THE EXCHANGE OFFER
                  WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME
                   ON                , 1997, UNLESS EXTENDED
                            ------------------------

     ICN Pharmaceuticals, Inc., a Delaware corporation ("ICN"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal," and together with this Prospectus, the "Exchange Offer"), to exchange $1,000 principal amount of 9 1/4% Series B Senior Notes Due 2005 of ICN (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a Registration Statement (as defined herein) of which this Prospectus constitutes a part, for each $1,000 principal amount of the outstanding 9 1/4% Senior Notes Due 2005 of ICN (the "Old Notes"), of which $275,000,000 principal amount is outstanding. The New Notes and the Old Notes are collectively referred to herein as the "Notes."

     ICN will accept for exchange any and all Old Notes that are validly tendered on or prior to 5:00 p.m., New York City time, on the date the Exchange
Offer expires, which will be             , 1997, unless the Exchange Offer is
extended (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date, unless previously accepted for payment. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. However, the Exchange Offer is subject to certain conditions which may be waived by ICN and to the terms and provisions of the Registration Rights Agreement (as defined herein). See "The Exchange Offer." Old Notes may be tendered only in denominations of $1,000 and integral multiples thereof. ICN has agreed to pay the expenses of the Exchange Offer.

     The New Notes will be obligations of ICN entitled to the benefits of the Indenture (as defined herein) relating to the Old Notes. The Notes will rank pari passu in right of payment with all unsecured senior indebtedness and senior to all subordinated indebtedness of the Company. The Notes will be effectively subordinated to all secured indebtedness of the Company to the extent of the assets securing such indebtedness and will also be effectively subordinated to all indebtedness and other obligations of the Company's subsidiaries. The indenture permits the Company and its subsidiaries to incur additional indebtedness, subject to certain limitations. The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes except that the New Notes have been registered under the Securities Act. Following the completion of the Exchange Offer, none of the Notes will be entitled to the benefits of the provisions of the Registration Rights Agreement relating to contingent increases in the interest rates provided for pursuant thereto. See "The Exchange Offer."

SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF CERTAIN FACTORS THAT
                 SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
                            ------------------------

               THE DATE OF THIS PROSPECTUS IS             , 1997.

     Interest on each New Note will accrue from the last Interest Payment Date (as defined herein) on which interest was paid on the Old Note tendered in exchange therefor or, if no interest has been paid on such tendered Old Note, from August 14, 1997. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued from the last Interest Payment Date or August 14, 1997 (as the case may be) to the date of the issuance of the New Notes. Interest on the New Notes is payable semi-annually on February 15 and August 15 of each year, accruing from the last Interest Payment Date or August 14, 1997 (as the case may be) at a rate of 9 1/4% per annum.

     The Notes will mature on August 15, 2005, unless previously redeemed. The Notes will be redeemable in cash at the option of the Company, in whole or in part, on or after August 15, 2001, at the redemption prices set forth herein, together with accrued interest thereon to the date of redemption. Upon a Change of Control (as defined), the Company will be required to offer to repurchase the Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued interest thereon to the date of repurchase.

     The Notes will be general unsecured obligations of the Company. The Notes will rank pari passu in right of payment with all unsecured senior indebtedness and senior to all subordinated indebtedness of the Company, including the Company's 8.5% Convertible Subordinated Notes due 1999. As of June 30, 1997, the Company had approximately $6.0 million of unsecured senior indebtedness outstanding and approximately $138.9 million of subordinated indebtedness outstanding. The Notes will be effectively subordinated to all secured indebtedness of the Company to the extent of the assets securing such indebtedness and will also be effectively subordinated to all indebtedness and other obligations of the Company's subsidiaries. As of June 30, 1997, the Company had approximately $14.5 million of secured indebtedness outstanding and its subsidiaries had aggregate indebtedness and other obligations of approximately $32.0 million outstanding. The indenture governing the Notes will permit the Company and its subsidiaries to incur additional indebtedness, subject to certain limitations.

     Old Notes initially purchased by Qualified Institutional Buyers (as defined in Rule 144A under the Securities Act) were initially represented by a single, global Note in registered form, registered in the name of a nominee of The Depository Trust Company ("DTC"), as depositary. The New Notes exchanged for Old Notes represented by the global Note will be represented by a single, global New
Note in registered form, registered in the name of the nominee of DTC, unless the beneficial holders thereof request otherwise. The global New Note will be exchangeable, upon 10 days' prior written notice, for New Notes in registered form, in denominations of $1,000 and integral multiples thereof. See "Description of the New Notes -- Book-Entry Delivery and Form."

     Based on an interpretation of the Securities Act by the staff of the Securities and Exchange Commission (the "Commission") set forth in several no-action letters to third parties, and subject to the immediately following sentence, ICN believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof without further compliance with the registration and prospectus delivery provisions of the Securities Act. However, any purchaser of Notes who is an "affiliate" as defined under Rule 405 of the Securities Act of ICN or who intends to participate in the Exchange Offer for the purpose of distributing the New Notes (i) will not be able to rely on the interpretation by the staff of the Commission set forth in the above referenced no-action letters, (ii) will not be able to tender Old Notes in the Exchange Offer and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the New Notes, unless such sale or transfer is made pursuant to an exemption from such requirements.

     Each holder of the Old Notes who wishes to exchange Old Notes for New Notes in the Exchange Offer will be required to make certain representations, including that (i) any New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of such holder's business, (ii) such holder has no arrangements with any person to participate in the distribution of such New Notes and (iii) such holder is not an "affiliate," [as defined under Rule 405 of the Securities Act,] of ICN or, if such holder is an affiliate, that such holder will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable. If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, a distribution of New Notes. If the holder is a broker-dealer (a "Participating Broker-Dealer") that will receive New Notes for its own account in exchange for Old Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it has no arrangements with any person to participate in the distribution of the New Notes and that it will deliver a prospectus in connection with any resale of such New Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to New Notes (other than a resale of an unsold allotment from the original sale of the Old Notes) with this Prospectus. Under the Registration Rights Agreement, ICN is required to allow Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use this Prospectus in connection with the resale of such New Notes. A broker-dealer that purchased Old Notes from ICN may not participate in the Exchange Offer.

     ICN will not receive any proceeds from this offering, and no underwriter is being utilized in connection with the Exchange Offer.

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL ICN ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

     The New Notes will be new securities for which there currently is no market. Although Schroder & Co., Inc. has informed ICN that it currently intends to make a market in the New Notes, it is not obligated to do so, and any such market making may be discontinued at any time without notice. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes. ICN does not intend to apply for listing of the New Notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation System.

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         ----
Available Information.................................................................     4
Incorporation of Certain Documents by Reference.......................................     5
Summary...............................................................................     6
Risk Factors..........................................................................    15
Use of Proceeds.......................................................................    22
Capitalization........................................................................    23
Pro Forma Combined Condensed Financial Statements.....................................    24
Selected Financial Data...............................................................    33
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..........................................................................    35
The Exchange Offer....................................................................    48
Business..............................................................................    56
Management............................................................................    71
Description of the New Notes..........................................................    74
Book Entry; Delivery and Form.........................................................    95
Certain U.S. Federal Income Tax Consequences..........................................    97
Plan of Distribution..................................................................    98
Legal Matters.........................................................................    98
Independent Public Accountants........................................................    98

                             AVAILABLE INFORMATION

     ICN is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission via EDGAR. Such reports, proxy statements and other information filed by ICN may be inspected and copied at the public reference facilities of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices: Seven World Trade Center, 13th Floor, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Such reports, proxy statements and other information also may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. Materials filed electronically with the Commission may also be accessed through the Commission's home page on the World Wide Web at http://www.sec.gov.

     This Prospectus constitutes a part of a registration statement (the "Registration Statement") filed via EDGAR by ICN with the Commission under the Securities Act. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information contained in the Registration Statement and the exhibits and schedules thereto and reference is hereby made to the Registration Statement and the exhibits and schedules thereto for further information with respect to ICN and the securities offered hereby. Statements contained herein concerning the provisions of any documents filed as an exhibit to the Registration Statement or otherwise filed with the Commission are not necessarily complete, and in each instance reference is made to the copy of such document so filed. Each such statement is qualified in its entirety by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are incorporated in this Prospectus by reference as of their respective dates: (i) Annual Report on Form 10-K for the fiscal year ended December 31, 1996, dated March 31, 1997, as amended by Form 10-K/A, dated July 24, 1997, (ii) Quarterly Reports on form 10-Q for the three months ended March 31, 1997, dated May 15, 1997 and for the three months ended June 30, 1997, dated August 14, 1997 and
(iii) the description of the Common Stock and associated Preferred Stock Purchase Rights contained in the Registration Statement on Form 8-A, dated November 10, 1994. All reports and other documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Notes shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such reports and other documents. Any statement contained herein or in a report or document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed report or document that is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

     No person has been authorized to give any information or make any representations other than those contained or incorporated by reference in this Prospectus and the accompanying letter of transmittal and, if given or made, such information or representations must not be relied upon as having been authorized by ICN or the exchange agent. Neither the delivery of this Prospectus or the accompanying letter of transmittal, or both together, nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the affairs of ICN since the date hereof. Neither this Prospectus nor the accompanying letter of transmittal, or both together, constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

     The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, on the request of such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits hereto, unless such exhibits are specifically incorporated by reference into such documents). Written requests for such copies should be directed to Corporate Secretary, ICN Pharmaceuticals, Inc., 3300 Hyland Avenue, Costa Mesa, California 92626. Telephone inquiries may be directed to Corporate Secretary, at
(714) 545-0100.

                                    SUMMARY

     This summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus. Except as the context otherwise requires, as used in this Prospectus, all references to ICN or the Company include its subsidiaries.

                                  THE COMPANY

     ICN is a multinational pharmaceutical company that develops, manufactures, distributes and sells pharmaceutical, research and diagnostic products and provides radiation monitoring services. In fiscal year 1996, the Company had pro forma revenues, giving effect to the F. Hoffman-La Roche Ltd. ("Roche") acquisitions described below, of $667.9 million, pro forma earnings before interest, taxes, depreciation and amortization ("EBITDA") of $163.0 million, and a compounded annual EBITDA growth rate of 58% since 1994, the year in which ICN and its predecessor companies were merged. Based on the closing price of the Company's common stock on the New York Stock Exchange on September 4, 1997, the Company has an equity market capitalization of approximately $1.4 billion.

     ICN distributes and sells a broad range of prescription (or "ethical") and over-the-counter ("OTC") pharmaceutical and nutritional products in over 60 countries. These pharmaceutical products treat viral and bacterial infections, diseases of the skin, myasthenia gravis, cardiovascular disease, diabetes and psychiatric disorders.

     The Company pursues a strategy of international expansion which includes
(i) the consolidation of the Company's leadership position in Eastern Europe and Russia; (ii) the acquisition of high margin products that complement existing product lines and can be registered and introduced into additional markets to meet the specific needs of those markets; and (iii) the creation of a pipeline of new products through internal research and development, as well as strategic partnerships and licensing arrangements.

     As measured by sales, the Company believes it is currently the largest pharmaceutical company in Eastern Europe, a region with an estimated population of 425.1 million people with a collective GNP of $838.3 billion. The rate of per capita spending on pharmaceuticals in Eastern Europe currently is only 13% of such rate in Western Europe. The Company believes it has also established itself as the largest pharmaceutical company, as measured by sales, in Russia, a market that is expected to grow significantly over the next decade. In 1996, the Company entered the Hungarian market by acquiring 60% of Alkaloida, one of the largest pharmaceutical companies in terms of sales in Hungary and a major world producer of morphine and related compounds. In Yugoslavia, ICN Yugoslavia has an approximate 50% market share with 1996 sales of $267.2 million. Although ICN Yugoslavia's sales and profits have been adversely affected by an economic environment that has included extended periods of hyperinflation and trade sanctions, it historically has maintained profitability.

     For more than ten years, the Company has pursued a strategy of targeted expansion into regional markets which it considers to have significant potential for the sale of pharmaceutical products. This strategy has been implemented in large part through the acquisition of compatible businesses and product lines and the formation of strategic alliances and joint ventures in targeted markets. The Company believes that it has developed particular knowledge and skills in the acquisition, development and conduct of pharmaceutical and related businesses in Eastern Europe and Russia and it intends to continue its strategy of seeking acquisitions and other growth opportunities in those and other emerging markets, such as China and Latin America, as well as in North America and Western Europe. The Company is currently exploring acquisition opportunities in Poland, Russia and the Czech Republic.

     ICN believes it is uniquely positioned as being both large enough to have an effective international distribution network not enjoyed by smaller pharmaceutical companies and small enough to permit lower sales thresholds that will achieve profitability that cannot be realized under the production and marketing constraints of larger pharmaceuticals companies. The Company has therefore increased sales and profitability in part by acquiring high margin pharmaceutical products that complement its existing product lines. Recently the Company purchased, effective July 1, 1997, from Roche worldwide rights to seven products and non-U.S. rights (with an option to purchase the U.S. rights) to two other products having combined aggregate sales in 1996 of $53.8 million (the "Roche Transaction"). See "Business -- Background."

     The Company's research and development activities are based upon the expertise accumulated in over thirty years of nucleic acids research focusing on the internal generation of novel molecules. The research and development function works closely with corporate marketing on a local, regional and worldwide basis. Consequently, the Company has entered into a number of licensing arrangements with other larger pharmaceutical companies, as well as strategic partnerships to develop its proprietary products.

     Among the Company's products is the broad spectrum antiviral agent ribavirin, which it markets in the United States, Canada and most of Europe under the Virazole(R) trademark. Virazole(R) is currently approved for commercial sale in over 40 countries for one or more of a variety of viral infections, including respiratory syncytial virus ("RSV"), herpes simplex, influenza, chicken pox, hepatitis and human immunodeficiency virus ("HIV"). In the United States and Europe, Virazole(R) is approved only for use with hospitalized infants and children with severe lower respiratory infections due to RSV.

     In 1995, the Company entered into an Exclusive License and Supply Agreement (the "License Agreement") and a Stock Purchase Agreement with a subsidiary of Schering-Plough Corporation (together with such subsidiary, "Schering-Plough") whereby Schering-Plough licensed all oral forms of ribavirin, including for the treatment of chronic hepatitis C in combination with Schering-Plough's alpha interferon (the "Combination Therapy"). The License Agreement provided the Company an initial non-refundable payment by Schering-Plough of $23.0 million and future royalty payments to the Company from sales of the drug by Schering-Plough, including certain minimum royalty rates. Schering-Plough will have exclusive marketing rights for oral forms of ribavirin for hepatitis C worldwide, except that the Company will retain the right to co-market in the countries of the European Union. In addition, Schering-Plough agreed to purchase up to $42.0 million in common stock of the Company upon achieving certain regulatory milestones. Under the License Agreement, Schering-Plough will be responsible for all clinical development and regulatory activities worldwide. The United States Food and Drug Administration (the "FDA") approved a protocol for the testing of the Combination Therapy, and Schering-Plough is conducting large-scale Phase III clinical trials of the Combination Therapy, which are near completion. Schering-Plough is also testing the Combination Therapy pursuant to protocols approved by the European Union. Schering-Plough has announced that it intends to file a New Drug Application ("NDA") with the FDA for the Combination Therapy in the fourth quarter of 1997 and will make the equivalent filing in the European Union in the first quarter of 1998.

     The Company believes that the approval of Virazole(R) in Combination Therapy for the treatment of chronic hepatitis C would be important to the Company because of the potential size of the chronic hepatitis C market both in the United States, Western Europe, Japan and other markets. However, there can be no assurance that the clinical trials will be successful or that the required governmental approvals will be obtained with respect to Virazole(R) for the treatment of hepatitis C in Combination Therapy. See "Risk Factors -- No Assurance of Successful Development and Commercialization of Future Products" and "-- Government Regulation."

     In addition to its pharmaceutical operations, the Company also develops, manufactures and sells, through its wholly-owned subsidiary, ICN Biomedicals, Inc., a broad range of research products and related services, immunodiagnostic reagents and radiation monitoring services. The Company markets these products internationally to major scientific, academic, health care and governmental institutions through catalog and direct mail marketing programs. ICN Biomedicals, Inc. accounted for 10.5% of the Company's total historical 1996 revenues.

     The Company's principal executive offices are located at 3300 Hyland Avenue, Costa Mesa, California 92626. Its main telephone number is (714) 545-0100.

                           OFFERING OF THE OLD NOTES

     On August 14, 1997, ICN completed the private sale to Schroder & Co., Inc. (the "Initial Purchaser") of $275.0 million principal amount of the Old Notes with net proceeds to ICN of approximately $264.8 million. The Initial Purchaser resold the Old Notes to a limited number of qualified institutional buyers at an initial price to investors of 100% of the principal amount thereof (the "Offering"). The Offering was a private placement transaction exempt from the registration requirements of the Securities Act pursuant to Rule 144A and
Section 4 thereof.

                               THE EXCHANGE OFFER

     The Exchange Offer relates to the exchange of up to $275,000,000 aggregate principal amount of Old Notes for up to an equal aggregate principal amount of New Notes. The New Notes will be obligations of ICN entitled to the benefits of the Indenture relating to the Old Notes. The form and terms of the New Notes are identical in all material respects to the form and terms of the Old Notes except that the New Notes have been registered under the Securities Act. Following the completion of the Exchange Offer, none of the Notes will be entitled to the benefits of the provisions of the Registration Rights Agreement relating to contingent increases in the interest rates provided for pursuant thereto. See "Description of the New Notes."

THE EXCHANGE OFFER.........  $1,000 principal amount of New Notes will be issued in exchange for each $1,000 principal amount of Old Notes validly tendered pursuant to the Exchange Offer As of the date hereof, $275,000,000 in aggregate principal amount of Old Notes are outstanding. ICN will issue the New Notes to tendering holders of Old Notes on or promptly after the Expiration Date.

RESALE.....................  ICN believes that the New Notes issued pursuant to the Exchange Offer generally will be freely transferable by the holders thereof without registration or any prospectus delivery requirement under the Securities Act, except that any of its "affiliates" or "dealers," as such terms are defined under the Securities Act, that exchange Old Notes held for their own account (a "Restricted Holder") may be required to deliver copies of this Prospectus in connection with any resale of the New Notes issued in exchange for such Old Notes (the "Prospectus Delivery Requirement"). A broker-dealer will be required to acknowledge that it has no arrangements with any person to participate in the distribution of the New Notes and that it will deliver a prospectus in connection with the sale of such New Notes. A broker-dealer that purchased Old Notes from ICN may not participate in the Exchange Offer. "The Exchange Offer -- General" and "Plan of Distribution."

EXPIRATION DATE............  5:00 p.m., New York City time, on             ,
                             1997, unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended. See "The Exchange Offer -- Expiration
                             Date; Extensions; Amendments."

ACCRUED INTEREST ON THE NEW
  NOTES AND THE OLD
NOTES......................  Interest on each New Note will accrue from the last
                             Interest Payment Date on which interest was paid on the Old Note ten-dered in exchange therefor or, if no interest has been paid on such tendered Old Note, from August 14, 1997. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on such Old Notes accrued from the last Interest Payment Date or August 14, 1997 (as the case may be) to the date of the issuance of the New Notes. Consequently, holders who exchange their Old Notes for New Notes will receive the same interest payment on the same Interest Payment Date that they would have received had they not accepted the Exchange Offer. See "The Exchange Offer -- Interest on the New Notes."

TERMINATION OF THE EXCHANGE
  OFFER....................  ICN may terminate the Exchange Offer if it determines that its ability to proceed with the Exchange Offer could be materially impaired due to any legal or governmental action, any new law, statute, rule or regulation or any interpretation of the staff of the Commission of any existing law, statute, rule or regulation. Holders of Old Notes will have certain rights against ICN under the Registration Rights Agreement if ICN fails to consummate the Exchange Offer. See "The Exchange Offer -- Termination." No federal or state regulatory requirements must be complied with or approvals obtained in connection with the Exchange Offer, other than applicable requirements under federal and state securities laws.

PROCEDURES FOR TENDERING
OLD
  NOTES....................  Each holder of Old Notes wishing to accept the
                             Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Old Notes to be exchanged and any other required documentation, to United States Trust Company of New York, as Exchange Agent, at the address set forth herein and therein or effect a tender of Old Notes pursuant to the procedures for book-entry transfer as provided for herein. See "The Exchange Offer -- Procedures for Tendering."

SPECIAL PROCEDURES FOR
  BENEFICIAL HOLDERS.......  Any beneficial holder whose Old Notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time. See "The Exchange
                             Offer -- Procedures for Tendering."

GUARANTEED DELIVERY
  PROCEDURES...............  Holders of Old Notes who wish to tender their Old
                             Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes (or who cannot complete the procedure for book-entry transfer on a timely basis) and a properly completed Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date may tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed Delivery Procedures."

WITHDRAWAL RIGHTS..........  Tenders of Old Notes may be withdrawn at any time prior to 5:00 p. m., New York City time, on the business day prior to the Expiration Date, unless previously accepted for exchange. See "The Exchange Offer -- Withdrawal of Tenders."

ACCEPTANCE OF OLD NOTES AND
  DELIVERY OF NEW NOTES....  Subject to certain conditions (as summarized above in "Termination of the Exchange Offer" and described more fully in "The Exchange
                             Offer -- Termination"), ICN will accept for exchange any and all Old Notes which are properly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer -- General."

CERTAIN TAX CONSEQUENCES...  The exchange pursuant to the Exchange Offer will generally not be a taxable event for federal income tax purposes. See "Certain U.S. Federal Income Tax Consequences."

EXCHANGE AGENT.............  The United States Trust Company of New York, the
                             Trustee under the Indenture, is serving as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. The mailing address of the Exchange Agent is: United States Trust Company of New York, P.O. Box 843, Cooper Station, New York, NY 10276,
                             Attention: Corporate Trust Services; and deliveries by overnight courier should be addressed to United States Trust Company of New York, 770 Broadway, 13th floor, New York, NY 10003, Attention:
                             Corporate Trust Redemption Unit. For information with respect to the Exchange Offer, the telephone number for the Exchange Agent is (800) 548-6565 and the facsimile number for the Exchange Agent is
                             (212) 780-0592.

USE OF PROCEEDS............  There will be no cash proceeds payable to ICN from the issuance of the New Notes pursuant to the Exchange Offer. The Company intends to use approximately $53.0 million of the net proceeds from the sale of the Old Notes to redeem common or preferred stock of the Company issued to Roche in connection with the Roche Transaction, if required by Roche in accordance with the terms of the agreement between the parties. Up to $15.0 million of the net proceeds may be used for the cash portion of the purchase price for the manufacturing plant in Puerto Rico acquired in connection with the Roche Transaction. The remainder of the net proceeds will be used for general corporate purposes, including potential acquisitions and capital expenditures.

                                 THE NEW NOTES

NOTES OFFERED..............  $275,000,000 aggregate principal amount of 9 1/4%
                             Series B Senior Notes due 2005.

MATURITY...................  August 15, 2005.

INTEREST PAYMENT DATES.....  February 15 and August 15 of each year, commencing
                             February 15, 1998.

RANKING....................  The Notes will be general unsecured obligations of the Company. The Notes will rank pari passu in right of payment with all unsecured senior indebtedness and senior to all subordinated indebtedness of the Company, including the Company's 8.5% Convertible Subordinated Notes due 1999. As of June 30, 1997, the Company had approximately $6.0 million of unsecured senior indebtedness outstanding and approximately $138.9 million of subordinated indebtedness outstanding. The Notes will be effectively subordinated to all secured indebtedness of the Company to the extent of the assets securing such indebtedness and will also be effectively subordinated to indebtedness and other obligations of the Company's subsidiaries. As of June 30, 1997, the Company had approximately $14.5 million of secured indebtedness outstanding and its subsidiaries had aggregate indebtedness and other obligations of approximately $32.0 million outstanding. The indenture (the "Indenture") governing the Notes will permit the Company and its subsidiaries to incur additional indebtedness, subject to certain limitations. See "Risk Factors -- Ranking of the Notes; Subsidiary Operations" and "Description of the Notes."

OPTIONAL REDEMPTION........  The Notes will be redeemable in cash at the option of the Company, in whole or in part, at any time or from time to time on or after August 15, 2001, at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption.

CHANGE OF CONTROL..........  Upon a Change of Control, the Company will be required to offer to repurchase the Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase. See "Description of the Notes -- Change of Control."

CERTAIN COVENANTS..........  The Indenture contains certain covenants with respect to the Company and its Restricted
                             Subsidiaries (as defined), which will restrict, among other things, (a) the incurrence of additional indebtedness, (b) the payment of dividends and other restricted payments, (c) the creation of certain liens, (d) the sale of assets,
                             (e) certain payment restrictions affecting
                             Restricted Subsidiaries, (f) transactions with affiliates and (g) the issuance of capital stock by Restricted Subsidiaries. The Indenture will also restrict the Company's ability to consolidate or merge with or into, or to transfer all or substantially all of its assets to, another person. These restrictions and requirements are subject to a number of important qualifications and exceptions. See "Description of the
                             Notes -- Certain Covenants."

REGISTRATION RIGHTS........  Pursuant to a Registration Rights Agreement (the
                             "Registration Rights Agreement") between the
                             Company and the Initial Purchaser, the Company agreed to file by the 30th day following the date of closing of the Offering (the "Issue Date") a registration statement (the "Exchange Offer Registration Statement") with respect to an offer to exchange the Notes for a new issue of debt securities of the Company (the "Exchange Notes") registered under the Securities Act with terms (other than restrictions on transfer as set forth in "Notice to Investors") substantially identical to those of the Notes (the "Exchange Offer") and to use its best efforts to cause the Exchange Offer Registration Statement to become effective by the 150th day following the Issue Date and, upon becoming effective, to commence the Exchange Offer and cause the same to remain open for acceptance for not less than 20 business days after the date of commencement. Subject to certain exceptions, if the Exchange Offer is not consummated within 180 days after the Issue Date or, under certain circumstances, the Initial Purchaser so requests, the Company will file and use its best efforts to cause to be declared effective a shelf registration statement (the "Shelf Registration Statement") with respect to resales of the Notes from time to time and will use its best efforts to keep such registration statement effective until two years after the Issue Date. Subject to certain exceptions, if the Exchange Offer Registration Statement or the Shelf Registration Statement is not filed or declared effective or ceases to be effective or the Exchange Offer is not consummated within the applicable time periods related thereto (each, a "Registration Default"), the interest rate borne by the Notes shall be increased by 0.50% per annum for the 90-day period following such Registration Default. Such interest rate will increase by an additional 0.25% per annum at the beginning of each subsequent 90-day period, up to a maximum aggregate increase of 1.0% per annum. From and after the date that all Registration Defaults have been cured, the Notes will bear interest at the rate set forth on the cover page of this Offering Memorandum.


TRADING....................  The Old Notes have been designated for trading in the Private Offerings, Resales and Tradings through Automated Linkages ("PORTAL") Market. The New Notes will not be eligible for trading on Portal.


RISK FACTORS...............  Potential investors in the Notes should carefully consider the matters set forth under the caption "Risk Factors" prior to making an investment decision with respect to the Notes.

                        SUMMARY SELECTED FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

     The following table sets forth summary selected historical and pro forma financial and other data of the Company on a consolidated basis for each of the years in the five year period ended December 31, 1996 and the six month periods ended June 30, 1997 and 1996. The summary selected historical financial data for each of the years in the five year period ended December 31, 1996 were derived from the audited consolidated financial statements of the Company. The summary selected historical financial data as of June 30, 1997 and for the six month periods ended June 30, 1997 and 1996 were derived from the unaudited consolidated condensed financial statements of the Company incorporated by reference in this Prospectus. In the opinion of management, such unaudited consolidated financial statements include all adjustments, consisting of only normal recurring items, necessary for a fair presentation of the financial condition and results of operations of the Company for such periods. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the full year. The summary selected pro forma data for the year ended December 31, 1996, for the six month period ended June 30, 1996, and as of and for the six month period ended June 30, 1997 were derived from the "Unaudited Pro Forma Combined Condensed Financial Statements," giving effect to the Roche acquisition and the issuance of the Notes described therein, included elsewhere in this Prospectus. The pro forma financial data are not necessarily indicative of operating results or financial position that would have been achieved had these events been consummated on the dates indicated and should not be construed as a representative of future operating results or financial position. The information contained in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Combined Condensed Financial Statements," including the Notes thereto included in this Prospectus, and the Company's historical consolidated financial statements, including the notes thereto, incorporated by reference in this Prospectus.

                                          YEAR ENDED DECEMBER 31,                               SIX MONTHS ENDED JUNE 30,
                      ---------------------------------------------------------------   -----------------------------------------
                                                                               PRO                              PRO        PRO
                                                                              FORMA                            FORMA      FORMA
                        1992       1993       1994       1995       1996       1996       1996       1997       1996       1997
                      --------   --------   --------   --------   --------   --------   --------   --------   --------   --------
                                     (DOLLARS IN THOUSANDS)
STATEMENTS OF
 OPERATIONS
 CONSOLIDATED:
Net sales(1)........  $476,118   $403,957   $366,851   $507,905   $614,080   $667,923   $281,908   $319,197   $308,830   $347,962
Gross profit........   267,373    192,034    183,905    301,856    322,273    357,827    141,573    168,436    159,350    187,421
Income (loss) from
 operations(2)......    81,631     39,502   (165,172)    93,166    114,113    138,087     49,497     48,334     61,484     61,160
Interest expense....    13,065     23,750      9,317     22,889     15,780     44,249      5,592      7,382     19,827     21,617
Net income
 (loss)(2)..........    34,503     21,510   (183,581)    67,337     86,928     84,231     36,896     43,580     35,547     42,735
OTHER DATA -- CONSOLIDATED:
Depreciation and
 amortization.......  $  6,770   $  8,513   $  9,248   $ 13,814   $ 16,292   $ 24,903   $  6,484   $ 10,765   $ 10,790   $ 15,071
EBITDA(3)...........    88,401     48,015     65,076    106,980    130,405    162,990     55,981     59,099     72,274     76,231
Cash flows provided
 by
 (used in):
 Operating
   activities.......    29,718     18,207     42,557     79,326    (25,548)               (4,488)    12,736
 Investing
   activities.......   (25,336)   (25,794)   (11,390)   (47,025)   (41,962)                8,150    (20,374)
 Financing
   activities.......    17,055    (15,702)    (2,919)   (50,518)    82,680                 9,102     10,615
Ratio of EBITDA to
 interest cost(4)...       6.8x       2.0x       7.0x       4.3x       6.7x       3.4x       7.2x       6.0x       3.3x       3.2x
Ratio of net debt to
 EBITDA(5)..........       0.0x       0.4x       2.7x       1.3x       1.2x                  1.1x       1.4x                  1.5x

           See accompanying Notes to Summary Selected Financial Data

                                                                                                             JUNE 30,
                                                              DECEMBER 31,                       --------------------------------
                                          ----------------------------------------------------                         PRO FORMA
                                            1992       1993       1994       1995       1996       1996       1997        1997
                                          --------   --------   --------   --------   --------   --------   --------   ----------
BALANCE SHEET DATA:
Working capital.........................  $120,942   $127,259   $137,802   $190,802   $306,764   $228,445   $348,263   $  594,913
Total assets............................   333,218    302,017    441,473    518,298    778,651    578,805    871,978    1,280,078
Long-term debt (including notes payable
 and current portion of long-term
 debt)..................................    41,630     35,206    215,005    166,269    195,681    159,271    208,031      523,031
Stockholders' equity....................   135,427    155,879     88,908    162,172    315,350    218,148    362,609      452,609

NOTES TO SUMMARY SELECTED FINANCIAL DATA:

(1) ICN Yugoslavia's sales have been adversely affected since the imposition in May 1992 of United Nations sanctions on Yugoslavia, suspended in December 1995.

(2) The 1994 Merger resulted in $221 million being ascribed to purchased research and development for which no alternative use existed and was written-off immediately. This write-off was a one-time, non-cash charge. Net income, excluding this one-time, non-cash write-off, was $37.4 million in 1994.

(3) EBITDA represents the sum of income (loss) from operations plus depreciation and amortization and excludes the 1994 write-off of purchased research and development. See Note 2. The Company believes that EBITDA provides additional information for determining its ability to meet its future debt service, capital expenditure and working capital requirements. EBITDA is not a measure of financial performance under GAAP and should not be considered as an alternative either to net income as an indicator of the Company's operating performance, or to cash flows as a measure of the Company's liquidity. In addition, EBITDA measures presented may not be comparable to other similarly titled measures of other companies.

(4) For purposes of the computation, interest cost includes both interest expensed and capitalized.

(5) For purposes of the computation, net debt is equal to notes payable plus total long-term debt, including the current portion thereof, less unrestricted cash and cash equivalents, and EBITDA for all interim periods presented has been annualized. This computation was not made as of December 31, 1996 and June 30, 1996 on a pro forma basis, as a pro forma balance sheet has not been presented.

                                  RISK FACTORS

     The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for certain forward-looking statements. The following factors, among others, could cause actual results to differ materially from those contained in forward-looking statements made in this Prospectus, including, without limitation, in "Risk Factors," "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." When used in this Prospectus and the documents incorporated by reference herein, the words "estimate," "project," "anticipate," "expect," "intend," "believe," "plan" and similar expressions are intended to identify forward-looking statements. In addition, prospective investors should consider carefully the following factors in connection with any investment decision made with respect to the Notes offered hereby.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Untendered Old Notes not exchanged for New Notes pursuant to the Exchange Offer will remain subject to the existing restrictions upon transfer of such Old Notes. Additionally, holders of any Old Notes not tendered in the Exchange Offer prior to the Expiration Date will not be entitled to require ICN to file the Shelf Registration Statement and the stated interest rate on such Old Notes will remain at its initial level of 9 1/4%.

INDEBTEDNESS AND OTHER OBLIGATIONS OF THE COMPANY

     Upon completion of the Offering, the Company and its subsidiaries will have outstanding long-term debt of $506 million. The Company's strategy contemplates continued strategic acquisitions, and a portion of the cost of such acquisitions may be financed through additional indebtedness. There can be no assurance that financing will continue to be available on terms acceptable to the Company or at all. In the absence of such financing, the Company's ability to respond to changing business and economic conditions, to fund scheduled investments and capital expenditures, to make future acquisitions or developments and to absorb adverse operating results may be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources."

     The Indenture contains, and other debt instruments of the Company may in the future contain, a number of significant covenants that, among other things, restrict the ability of the Company to dispose of assets, incur additional indebtedness, repay other indebtedness or amend other debt instruments, pay dividends, create liens on assets, enter into investments or acquisitions, engage in mergers or consolidations, make capital expenditures or engage in certain transactions with subsidiaries and affiliates, and otherwise restrict certain corporate activities.

     The Company's ability to comply with the covenants contained in the Indenture and other debt instruments of the Company may be affected by events beyond its control, including prevailing economic, financial and industry conditions. The breach of any of such covenants or restrictions could result in a default under the Indenture and/or such other debt instruments, which would permit the holders of the Notes or such other lenders, as the case may be, to declare all amounts borrowed thereunder to be due and payable, together with accrued and unpaid interest, and any commitments of the other lenders to make further extensions of credit under such other debt instruments could be terminated. If the Company were unable to repay its indebtedness to its secured lenders, such lenders could proceed against the collateral securing such indebtedness.

RANKING OF THE NOTES; SUBSIDIARY OPERATIONS

     The Notes are general unsecured obligations of the Company. The Notes rank pari passu in right of payment of principal, premium, if any, and interest on, and any other amounts owing in respect of, the Notes with other unsecured senior indebtedness of the Company and will be effectively subordinated to all secured indebtedness of the Company to the extent of the assets securing such indebtedness. As of June 30, 1997, the Company had approximately $6.0 million of unsecured senior indebtedness, approximately $138.9 million of subordinated indebtedness and approximately $14.5 million of secured indebtedness collateralized by certain properties of the Company. Additionally, the Indenture governing the Notes will permit the Company to incur up to $50.0 million in Senior Bank Debt (as defined herein) which may be collateralized by inventories and receivables of the Company. In the event of the bankruptcy, liquidation, dissolution, reorganization or other winding up of the Company, the assets of the Company which collateralize secured indebtedness will be available to pay obligations on the Notes only after the respective secured indebtedness of the Company has been paid in full. See "Description of Notes."

     Some of the Company's U.S. operations and all of its foreign operations are conducted through subsidiaries. Such subsidiaries have not guaranteed or otherwise become obligated with respect to the Notes. The Notes are therefore effectively subordinated to all indebtedness and other obligations of such subsidiaries with respect to the assets of such subsidiaries. As of June 30, 1997, the Company's subsidiaries had aggregate indebtedness and other obligations of approximately $32.0 million. Claims of creditors of the Company's subsidiaries, including trade creditors, will generally have priority as to the assets of such subsidiaries over the claims of the Company and the holders of the Company's indebtedness, including the Notes.

DEPENDENCE ON FOREIGN OPERATIONS

     Approximately 82% and 83% of the Company's pro forma net sales for 1996 and the six months ended June 30, 1997, respectively, were generated from operations outside the United States. The Company operates both directly and through distributors in North America, Latin America, Western Europe and Eastern Europe and through distributors elsewhere in the world. Foreign operations are subject to certain risks inherent in conducting business abroad, including possible nationalization or expropriation, price and exchange controls, limitations on foreign participation in local enterprises, health-care regulation and other restrictive governmental actions. Changes in the relative values of currencies take place from time to time and may materially affect the Company's results of operations. Their effects on the Company's future operations are not predictable. The Company does not currently have a hedging program to protect against foreign currency exposure and, in certain of the countries in which the Company operates, no effective hedging program is available.

RISK OF OPERATIONS IN YUGOSLAVIA

     ICN Yugoslavia, a 75% owned subsidiary that contributed 40% and 28% of the Company's pro forma net sales for 1996 and for the six months ended June 30, 1997, respectively, operates in a business environment that is subject to significant economic volatility and political instability. The economic conditions in Yugoslavia include continuing liquidity problems, a history of high inflation, unemployment, a weakened banking system and a high trade deficit. The future of the economic and political environment of Yugoslavia is uncertain and could deteriorate to the point that a material adverse impact on the Company's financial position and results of operations could occur. Between May 1992 and December 1995, Yugoslavia operated under United Nations' sanctions that severely limited the ability to import raw materials and prohibited all exports. While the sanctions have been suspended, certain risks such as hyperinflation, currency devaluations, wage and price controls and potential government action could continue to have a material adverse effect on the Company's results of operations.

     During 1992 and 1993, the rate of inflation in Yugoslavia was over one billion percent per year. Inflation was dramatically reduced in January 1994 when the government enacted a stabilization program designed to strengthen its currency. This program reduced the annualized inflation rate to 5% by the end of 1994, increased the availability of hard currency, stabilized the exchange rate of the dinar, and improved the overall economy. In 1995, the effectiveness of the stabilization program began to wane, resulting in a decline in the availability of hard currency and an acceleration of inflation to an annual rate of 90% by year end. In November 1995, the dinar was devalued from a rate of 1.4 dinars per U.S.$1 to a rate of 4.7 dinars per U.S.$1.

     During 1996, inflation increased further to an annual rate of 95% and the availability of hard and local currency continued to decline. The lifting of sanctions by the United Nations eventually provided opportunities to export outside of Yugoslavia. A policy of strict monetary control in Yugoslavia has kept inflation at a current annual level of approximately 40%. However, Yugoslavia has not fully recovered the international status it held before sanctions were imposed and management believes that economic reform and privatization is necessary before the economy will improve dramatically. The Yugoslavian government is still negotiating to regain membership in the International Monetary Fund and World Bank. Management believes that the 1997 Presidential and parliamentary elections may result in political change that would lead to economic reform, although such elections also have the potential to create additional political instability and currency devaluations.

     In an effort by the National Bank of Yugoslavia to control inflation through tight monetary controls, Yugoslavia is now experiencing severe liquidity problems. This has resulted in longer collection periods on ICN Yugoslavia's receivables. Most of ICN Yugoslavia's customers are slow to pay due to delays of health care payments by the government. This has also resulted in ICN Yugoslavia being unable to make timely payments on its payables. ICN Yugoslavia is attempting to reduce its receivables and improve its cash flow by restricting future sales; however, these actions may result in sales and earnings in 1997 that are lower than such amounts in 1996.

     ICN Yugoslavia began 1997 with a net asset monetary exposure of $134.0 million which was subject to foreign exchange loss if a devaluation of the dinar were to occur. During the first quarter of 1997, the Company was successful in reducing its monetary exposure by converting dinar denominated accounts receivable into notes receivable payable in dinars, but fixed in U.S. dollar amounts. The first conversion was made early in the first quarter of 1997 with $50.0 million of accounts receivable converted into a one year note with interest at LIBOR plus one percent. A second conversion was arranged in the middle of the first quarter through an agreement with the Yugoslavian government to purchase $50.0 million of products from ICN Yugoslavia. The accounts receivable under this agreement were converted into a non-interest bearing note receivable that has special payment guarantees from the Serbian Government with the payment fixed in U.S. dollar amounts. Approximately $30.0 million of accounts receivable were converted to notes receivable under this agreement in the first quarter and the remainder were converted in the second quarter. The second agreement also allows the Company to offset payroll tax obligations against outstanding accounts receivable balances. As of June 30, 1997, ICN Yugoslavia had a net monetary asset position of $49.0 million which would be subject to foreign exchange loss if a devaluation of the dinar were to occur. The timing and size of a devaluation are strongly influenced by the amount of inflation and length of time since the previous devaluation.

     The Company was able to reduce its overall accounts receivable balance from the beginning of the year through collections and the conversion of $100,000,000 of accounts receivable into notes receivable discussed above. As of June 30, 1997, the accounts receivable balance was $93,056,000. Based on current levels of collections, the Company will impose even stricter credit terms on its customers which will likely result in lower future Yugoslavian sales. The willingness of the Yugoslavian government to provide the Company protection against devaluation on its receivables in exchange for longer payment terms is a reflection of the strict adherence to government policy on controlling inflation by limiting the amount of hard currency in circulation. This policy was initially established with the start of the stabilization program in 1994. The Company is currently negotiating an arrangement with the government of Yugoslavia under which ICN Yugoslavia would commit to continue to provide products, in dollar denominated sales, in an amount up to $50,000,000 per calendar quarter for one year, and the government would pay a minimum of $9,000,000 per month toward outstanding receivables. However, at no point in time can the amount due to ICN Yugoslavia from the government exceed $200,000,000, including both accounts and notes receivable.

     With 80% of ICN Yugoslavia sales arising from government or government-sponsored entities, ICN Yugoslavia is financially dependent on the Yugoslavian government. Additionally, ICN Yugosla-via is also subject to credit risk in that 60% of its December 31, 1996, domestic accounts receivables and 31% of its year-to-date sales are with three major customers.

     ICN Yugoslavia is subject to price controls in Yugoslavia. The size and frequency of government-approved price increases are influenced by local inflation, devaluations, cost of imported raw materials and demand for ICN Yugoslavia products. ICN Yugoslavia is currently receiving fewer price increases than in the past due to relatively lower levels of inflation. As inflation increases, the size and frequency of price increases are expected to increase. Price increases obtained by ICN Yugoslavia are based on economic events preceding such an increase and not on expectations of ongoing inflation. A lag in approved price increases reduces the gross margins that ICN Yugoslavia receives on its products. Although the Company expects that ICN Yugoslavia will limit sales of products that have poor margins until an acceptable price increase is received, the impact of an inability to obtain adequate price increases in the future could have an adverse impact on the Company as a result of declining gross profit margins or declining sales in an effort to maintain existing gross margin levels.

RISK OF OPERATIONS IN RUSSIA, EASTERN EUROPE AND CHINA

     The Company has invested a total of approximately $21.9 million for majority interests in three pharmaceutical companies located in Russia. The Company also has invested approximately $22.1 million in its 60.0% interest in ICN Hungary. In September 1996, the Company committed to invest an aggregate of $24.0 million in a joint venture with Jiangsu Provincial Wuxi Pharmaceutical Corporation ("Wuxi"), a Chinese state-owned pharmaceutical corporation, of which $3.6 million has been invested through June 30, 1997. Although the Company believes that investment in Russia, Eastern Europe, China and other emerging markets offers access to growing world markets, the economic and political conditions in such countries are uncertain. See "-- Dependence on Foreign Operations."

NO ASSURANCE OF SUCCESSFUL DEVELOPMENT AND COMMERCIALIZATION OF FUTURE PRODUCTS

     The Company's future growth will depend, in large part, upon its ability to develop or obtain and commercialize new products and new formulations of or indications for current products. The Company is engaged in an active research and development program involving compounds owned by the Company or licensed from others which the Company may, in the future, desire to develop commercially. There can be no assurance that the Company will be able to develop or acquire new products, obtain regulatory approvals to use such products for proposed or new clinical indications in a timely manner, manufacture its potential products in commercial volumes or gain market acceptance for such products. In addition, the Company may require additional financing over the next several years to fund costs of development and acquisitions of new products and, if Virazole(R) is approved for treatment of chronic hepatitis C in Combination Therapy (for which there can be no assurance), to expand the production and marketing of Virazole(R) in the countries of the European Union where the Company has retained marketing rights under the License Agreement. It may be desirable that the Company enter into other licensing arrangements, similar to the arrangement with Schering-Plough regarding Virazole(R), with other pharmaceutical companies in order to market effectively any new products or new indications for existing products. There can be no assurance that the Company will be successful in raising such additional financing or entering into such licensing arrangements on terms favorable to the Company or at all. See
"-- Limited Patent Protection"; "-- Government Regulation";
"Business -- Background"; "Business -- Marketing and Customers";
"Business -- Government Regulation"; and "Business -- Research and Development."

LIMITED PATENT PROTECTION

     The Company may be dependent on the protection afforded by its patents relating to Virazole(R) and no assurance can be given as to the breadth or degree of protection which these patents will afford the Company. The Company has patent rights in the United States expiring in 1999 relating to the use of Virazole(R) to treat specified human viral diseases. If future development of Virazole(R) in Combination Therapy is successful and approval is granted in the United States, an additional award of exclusivity will likely be granted for up to three years from the date of approval pursuant to the Waxman-Hatch Act; however, there can be no assurance that such development will be successful or that such approval will be obtained. While the Company has patents in certain foreign countries covering use of Virazole(R) in the treatment of certain diseases, which coverage and expiration varies and which patents expire at various times through 2006, the Company has no, or limited, patent rights with respect to Virazole(R) and/or its use in certain foreign countries where Virazole(R) is currently, or in the future may be, approved for commercial sale, including France, Germany and Great Britain. However, the Company and Schering-Plough intend to file applications for approval of Combination Therapy through a centralized procedure in the European Union (which includes France, Germany and Great Britain). If such approval is granted (of which approval no assurance can be given), the Company and Schering-Plough would be afforded either six or ten years (depending upon the particular country) of protection for the Combination Therapy against generic competition. There can be no assurance that the loss of the Company's patent rights with respect to Virazole(R) upon expiration of the Company's patent rights in the United States, Europe and elsewhere will not result in competition from other drug manufacturers or will not otherwise have a material adverse effect upon the business and operations of the Company.

     As a general policy, the Company expects to seek patents, where available, on inventions concerning novel drugs, techniques, processes or other products which it may develop or acquire in the future. However, there can be no assurance that any patents applied for will be granted, or that, if granted, they will have commercial value or as to the breadth or the degree of protection which these patents, if issued, will afford the Company. The Company intends to rely substantially on its unpatented proprietary know-how, but there can be no assurance that others will not develop substantially equivalent proprietary information or otherwise obtain access to the Company's know-how. Patents for pharmaceutical compounds are not available in certain countries in which the Company markets its products. For information concerning licenses and patents involving the Company, see "Business -- Licenses, Patents and Trademarks."

UNCERTAIN IMPACT OF ACQUISITION PLANS

     The Company intends to aggressively continue its strategy of targeted expansion through the acquisition of compatible businesses and product lines and the formation of strategic alliances, joint ventures and other business combinations. Although the Company expects to use a portion of the proceeds of the Offering to finance several acquisitions and investments, there will be no assurance that the Company can successfully complete or finance any future acquisition. Should the Company complete any material acquisition, the Company's success or failure in integrating the operations of the acquired business may have a material impact on the future growth or success of the Company.

LEGAL PROCEEDINGS

     ICN is a defendant in a consolidated class action lawsuit alleging, among other things, violations of federal securities laws (the "Class Action"). Plaintiffs alleged that ICN made misrepresentations of material facts and omitted to state material facts in 1994 and 1995 concerning the Company's NDA for the use of Virazole(R) for monotherapy treatment of chronic hepatitis C (the "Hepatitis C NDA"). In July 1997, the Company and the plaintiffs in the Class Action agreed to settle the litigation for the sum of $15.0 million. The settlement is in the process of being documented and is subject to the approval of the court. A settlement hearing is expected to be held in the fall of 1997. The Company intends to urge the district court to approve the settlement of the Class Action. If the settlement is not approved, and the Class Action proceeds to trial, the ultimate outcome of any such trial cannot be predicted with certainty, and any unfavorable outcome could have a material adverse effect on the Company.

     Pursuant to an Order Directing Private Investigation and Designating Officers to Take Testimony, entitled In the Matter of ICN Pharmaceuticals, Inc., (P-177) (the "Order"), a private investigation is being conducted by the SEC with respect to certain matters pertaining to the status and disposition of the Hepatitis C NDA. As set forth in the Order, the investigation concerns whether, during the period June 1994 through February 1995, the Company, persons or entities associated with it and others, in the offer and sale or in connection with the purchase and sale of ICN securities, engaged in possible violations of
Section 17(a) of the Securities Act of 1933 and Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder, by having possibly: (i) made false or misleading statements or omitted material facts with respect to the status and disposition of the Hepatitis C NDA; or (ii) purchased or sold ICN securities while in possession of material, non-public information concerning the status and disposition of the Hepatitis C NDA; or (iii) conveyed material, non-public information concerning the status and disposition of the Hepatitis C NDA, to other persons who may have purchased or sold ICN securities. The Company is cooperating with the SEC in its investigation. The Company has and continues to produce documents to the SEC pursuant to its request and the SEC has taken the depositions of certain current and former officers, directors, and employees of the Company.

     In addition, the Company has received subpoenas (the "Subpoenas") from a Grand Jury of the United States District Court, Central District of California, requesting the production of documents covering a broad range of matters over various time periods. The Company and Milan Panic, Chairman and Chief Executive Officer, are subjects of the investigation. The Company has and continues to cooperate in the production of documents pursuant to the Subpoenas. A number of current and former employees of the company have been interviewed by the government in connection with the investigation.

     The ultimate outcome of the SEC and Grand Jury investigations cannot be predicted and any unfavorable outcome could have a material adverse effect on the Company. See "Business -- Litigation, Government Investigations and Other Matters."

DEPENDENCE ON KEY PERSONNEL

     The Company believes that its continued success will depend to a significant extent upon the efforts and abilities of its key members of management, including Milan Panic, its Chairman and Chief Executive Offer. The loss of their services could have a material adverse effect on the Company. The Company cannot predict what effect, if any, the Commission's investigation and the Grand Jury investigation may have on Mr. Panic's ability to continue to devote services on a full time basis to the Company. See "-- Legal Proceedings." In addition, Mr. Panic, who served as Prime Minister of Yugoslavia from July 1992 to March 1993, remains active in Yugoslavian politics and may again serve in a governmental office in Yugoslavia in the future.

POTENTIAL PRODUCT LIABILITY EXPOSURE AND LACK OF INSURANCE

     The Company could be exposed to possible claims for personal injury resulting from allegedly defective products. Even if a drug were approved for commercial use by an appropriate governmental agency, there can be no assurance that users will not claim that effects other than those intended may result from the Company's products. The Company generally self-insures against potential product liability exposure with respect to its marketed products, including Virazole(R). While to date no material adverse claim for personal injury resulting from allegedly defective products, including Virazole(R), has been successfully maintained against the Company, a substantial claim, if successful, could have a material adverse effect on the Company. See
"Business -- Litigation, Government Investigations and Other Matters."

GOVERNMENT REGULATION

     FDA approval must be obtained in the United States and approval must be obtained from comparable agencies in other countries prior to marketing or manufacturing new pharmaceutical products for use by humans. Obtaining FDA approval for new products and manufacturing processes can take a number of years and involves the expenditure of substantial resources. Numerous requirements must be satisfied, including preliminary testing programs on animals and subsequent clinical testing programs on humans, to establish product safety and efficacy. No assurance can be given that authorization of the commercial sale of any new drugs or compounds by the Company for any application will be secured in the United States or any other country, or that, if such authorization is secured, those drugs or compounds will be commercially successful.

     The FDA in the United States and other regulatory agencies in other countries also periodically inspect manufacturing facilities. Failure to comply with applicable regulatory requirements can result in, among other things, sanctions, fines, delays or suspensions of approvals, seizures or recalls of products, operating restrictions and criminal prosecutions. Furthermore, changes in existing regulations or adoption of new regulations could prevent or delay the Company from obtaining future regulatory approvals. See
"Business -- Licenses, Patents and Trademarks."

     The Company is subject to price control restrictions on its pharmaceutical products in the majority of countries in which it operates. To date, the Company has been affected by pricing adjustments in Spain and by the lag in allowed price increases in Yugoslavia and Mexico, which has created lower sales in U.S. dollars and reductions in gross profit. Future sales and gross profit could be materially affected if the Company is unable to obtain price increases commensurate with the levels of inflation.

COMPETITION

     The Company operates in a highly competitive environment. The Company's competitors, many of whom have substantially greater capital resources and marketing capabilities and larger research and development staffs and facilities than the Company, are actively engaged in marketing products similar to those of the Company and in developing new products similar to those proposed to be developed and sold by the Company. The Company believes that many of its competitors spend significantly more on research and development related activities than the Company spends. Others may succeed in developing products that are more effective than those marketed or proposed for development by the Company. Progress by other researchers in areas similar to those being explored by the Company may result in further competitive challenges. The Company may also face increased competition from manufacturers of generic pharmaceutical products when certain of the patents covering certain of its currently marketed products expire. See "-- Limited Patent Protection" and
"Business -- Competition."

ABSENCE OF A PUBLIC MARKET FOR THE NOTES

     The Notes will be new securities for which there is currently no public market. The Company does not intend to list the Notes on any national securities exchange or to seek the admission thereof to trading in the National Association of Securities Dealers Automated Quotation System. The Initial Purchaser has advised the Company that it currently intends to make a market in the Notes but that it is not obligated to do so and, if such market making is commenced, it may be discontinued at any time. Although the Notes have been designated for trading in the PORTAL Market, there can be no assurance as to the development of any market or the liquidity of any market that may develop for the Notes. Accordingly, no assurance can be made as to the development or liquidity of any market for the Notes. If an active public market does not develop, the market, price and liquidity of the Notes may be adversely affected. If any of the Notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities and other factors, including general economic conditions and the financial condition and performance of the Company. Prospective investors in the Notes should be aware that they may be required to bear the financial risks of such investment for an indefinite period of time. See "Description of the Notes."

                                USE OF PROCEEDS

     ICN will not receive any cash proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes as contemplated in this Prospectus, ICN will receive in exchange Old Notes in like principal amount, the terms of which are identical in all material respects to the New Notes. The Old Notes surrendered in exchange for the New Notes will be retired and cancelled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase in the indebtedness of ICN. The Company intends to use approximately $53.0 million of the net proceeds from the sale of the Old Notes of $264.8 million to redeem common or preferred stock of the Company issued to Roche in connection with the Roche Transaction, if required by Roche in accordance with the terms of the agreement between the parties. Up to $15.0 million of the net proceeds may be used for the cash portion of the purchase price for the manufacturing plant in Puerto Rico acquired in connection with the Roche Transaction. The remainder of the net proceeds will be used for general corporate purposes, including potential acquisitions and capital expenditures. Although the Company is continually reviewing and negotiating with respect to acquisitions of complementary business, the company has no firm commitment or other agreement, arrangement or understanding with respect to any such acquisition other than those that are described in this Prospectus.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company on a pro forma basis at June 30, 1997 (in thousands) after giving effect to the Roche Transaction and the sale of the Old Notes on August 14, 1997 and the exchange into the New Notes offered hereby. This table should be read in conjunction with the Company's historical consolidated financial statements and "Unaudited Pro Forma Combined Condensed Financial Statements" and the respective notes thereto, included elsewhere or incorporated by reference in this Prospectus.

                                                                          JUNE 30, 1997
                                                                     -----------------------
                                                                                     PRO
                                                                      ACTUAL        FORMA
                                                                     --------     ----------
Long-term debt (including current portion):
  The Notes........................................................  $     --     $  275,000
  8 1/2% Convertible Subordinated Notes due 1999...................   114,980        114,980
  Other long-term debt(1)..........................................    76,347        116,347
                                                                     --------     ----------
          Total long-term debt.....................................  $191,327     $  506,327
                                                                     ========     ==========
Common stock subject to put agreement..............................    15,946         15,946
Minority interest..................................................   110,611        110,611
Stockholders' equity:(2)
  Preferred Stock, $.01 par value; 10,000 shares authorized:
     Series B, 46 shares issued and outstanding at June 30, 1997...         1              1
     Series C, 2 shares which are convertible into 2,000 shares of
      common stock at a conversion price of $25....................        --             --
  Common stock, $.01 par value; 100,000 shares authorized; 35,448 and 37,048 shares outstanding at June 30, 1997 on an actual and pro forma basis, respectively (including shares subject to
     put agreement)................................................       347            363
  Additional capital...............................................   391,760        481,744
  Retained earnings................................................     6,805          6,805
  Foreign currency translation adjustments.........................   (36,304)       (36,304)
                                                                     --------     ----------
          Total stockholders' equity...............................   362,609        452,609
                                                                     --------     ----------
          Total capitalization.....................................  $680,493     $1,085,493
                                                                     ========     ==========

---------------
(1) For purposes of pro forma presentation other long-term debt includes the assumption of $40,000 bonds related to the purchase of a manufacturing plant from Roche.

(2) Pro forma equity gives effect to issuance of stock to Roche related to the purchase of products for $90,000, consisting of 1,600 shares of Common Stock valued at $40,000 and 2 shares of Series C Convertible Preferred Stock valued at $50,000 that is convertible into 2,000 shares of common stock. Under the product purchase agreement with Roche, 20% of the proceeds from a public debt offering may, at Roche's option, be used to buyback the common and/or preferred stock to be issued to Roche, and the pro forma capitalization of the Company as of June 30, 1997 does not include any adjustment for the potential buyback of common and/or preferred stock.

               PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

     The following Unaudited Pro Forma Combined Condensed Statements of Income of ICN Pharmaceuticals, Inc. (the "Company") for the year ended December 31, 1996 and the six months ended June 30, 1996 and 1997, give effect to the 1997 acquisition of products and a manufacturing plant, not currently manufacturing the products acquired, from F. Hoffmann-LaRoche Ltd ("Roche") (the "Roche Acquisitions"), and the issuance on August 14, 1997 of $275 million of Senior Notes due 2005 with a stated annual interest rate of 9 1/4% ("Senior Notes") (hereto collectively referred to as the "Transactions") as if each transaction had taken place as of January 1, 1996 and the following Unaudited Pro Forma Combined Condensed Balance Sheet of the Company gives effect to the Transactions as of June 30, 1997.

     The Roche Acquisitions relate to the July 1, 1997 acquisition of the worldwide rights to seven products, the non-U.S. rights to two other products and the purchase of a GMP-standard manufacturing plant (the "Plant") in Humacao, Puerto Rico. Under the agreement with Roche, the Company received the product rights in exchange for $90 million payable in a combination of 1,600,000 shares of the Company's common stock valued at $40 million and 2,000 shares of the Company's convertible preferred stock valued at $50 million. Each share of the Company's convertible preferred stock is convertible into 1,000 shares of the Company's common stock at a conversion price equivalent to $25 per share. The purchase price of the Plant is $55 million which will be funded by the assumption of $40 million in existing bonds and the payment of $15 million in cash. Additionally, the purchase of the Plant is under a sale/leaseback arrangement whereby Roche will lease the Plant from the Company under a two year lease with lease payments totaling $8 million annually. The Pro Forma Combined Condensed Statements of Income give effect to the sale/leaseback arrangement as if it had taken place as of January 1, 1996. The Roche Acquisitions did not constitute the acquisition of a significant business as defined by Regulation S-X promulgated by the Securities and Exchange Commission.

     The Pro Forma Financial Statements assume the issuance of the Senior Notes in the Offering, with estimated deferred loan costs of $10.3 million and an assumed annual effective interest rate of 9.72%.

     The Unaudited Pro Forma Combined Condensed Statements of Income are based on the historical operating results of the entities acquired under the assumptions and adjustments set forth in the accompanying notes thereto. Due to a lack of availability of quarterly information relating to the products, the historical operating results for the six months ended June 30, 1996, assuming a lack of seasonality, represent a pro rata allocation of the annual and year to date results for the periods presented. Historical financial information for the Plant for the six months ended June 30, 1997 and 1996 are not available and have not been included in the Unaudited Pro Forma Combined Condensed Statements of Income. The sales and manufacturing effort of the Plant remains with Roche subsequent to the sale of the Plant. Accordingly, pro forma adjustments were made to reflect the continuing impact of the sale/leaseback agreement with Roche.

     The pro forma financial statements may not be indicative of the results that actually would have occurred if the acquisitions and transactions had been consummated at either of the foregoing dates or which may result in the future, and should be read in conjunction with historical consolidated financial statements and Management's Discussion and Analysis of Financial Condition and Results of Operations of the Company, included elsewhere or incorporated by reference in this Prospectus.

                           ICN PHARMACEUTICALS, INC.

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 1997
                                 (IN THOUSANDS)

                                             HISTORICAL       ROCHE         PRO FORMA        PRO FORMA
                                                ICN       ACQUISITION(1)   ADJUSTMENTS          ICN
                                             ----------   --------------   -----------       ---------
Net sales..................................   $ 319,197      $ 28,765       $      --        $ 347,962
Cost of sales..............................     150,761         9,780              --          160,541
                                               --------       -------        --------         --------
  Gross profit.............................     168,436        18,985              --          187,421
Selling, general and administrative........     111,182         5,753              --          121,341
                                                                                1,706(2)
                                                                                  100(2)
                                                                                2,600(4)
Lease revenue..............................                                    (4,000)(2)       (4,000)
Research and development...................       8,920            --              --            8,920
                                               --------       -------        --------         --------
  Income from operations...................      48,334        13,232            (406)          61,160
Interest income............................      (3,463)           --              --           (3,463)
Interest expense...........................       7,382            --          13,360(3)        21,617
                                                                                  875(2)
Translation................................       5,710            --              --            5,710
                                               --------       -------        --------         --------
  Income before minority interest and
     taxes.................................      38,705        13,232         (14,641)          37,296
(Benefit) for income taxes.................     (11,790)           --            (564)(5)      (12,354)
Minority interest..........................       6,915            --              --            6,915
                                               --------       -------        --------         --------
  Net income...............................   $  43,580      $ 13,232       $ (14,077)       $  42,735
                                               ========       =======        ========         ========

 See accompanying Notes to Unaudited Pro Forma Combined Condensed Statements of
                                    Income.

                           ICN PHARMACEUTICALS, INC.

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                     FOR THE SIX MONTHS ENDED JUNE 30, 1996
                                 (IN THOUSANDS)

                                           HISTORICAL          ROCHE         PRO FORMA        PRO FORMA
                                               ICN        ACQUISITION(1)    ADJUSTMENTS          ICN
                                          -------------   ---------------   -----------       ---------
Net sales................................   $ 281,908         $26,922        $      --        $ 308,830
Cost of sales............................     140,335           9,145               --          149,480
                                             --------         -------          -------         --------
  Gross profit...........................     141,573          17,777               --          159,350
Selling, general and administrative......      85,166           5,384               --           94,956
                                                                                 1,706(2)
                                                                                   100(2)
                                                                                 2,600(4)
Lease revenue............................                                       (4,000)(2)       (4,000)
Research and development.................       6,910              --               --            6,910
                                             --------         -------          -------         --------
  Income from operations.................      49,497          12,393             (406)          61,484
Interest income..........................      (1,519)             --               --           (1,519)
Interest expense.........................       5,592              --           13,360(3)        19,827
                                                                                   875(2)
Translation..............................         688              --               --              688
                                             --------         -------          -------         --------
  Income before minority interest and
     taxes...............................      44,736          12,393          (14,641)          42,488
Provision (benefit) for income taxes.....       1,040              --             (899)(5)          141
Minority interest........................       6,800              --               --            6,800
                                             --------         -------          -------         --------
  Net income.............................   $  36,896         $12,393        $ (13,742)       $  35,547
                                             ========         =======          =======         ========

 See accompanying Notes to Unaudited Pro Forma Combined Condensed Statements of
                                    Income.

                           ICN PHARMACEUTICALS, INC.

          UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENTS OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                             HISTORICAL        ROCHE         PRO FORMA        PRO FORMA
                                                ICN        ACQUISITION(1)   ADJUSTMENTS          ICN
                                            ------------   --------------   -----------       ---------
Net sales..................................   $614,080        $ 65,011       $ (11,168)(1)    $ 667,923
Cost of sales..............................    291,807          33,532         (15,243)(1)      310,096
                                              --------         -------        --------         --------
  Gross profit.............................    322,273          31,479           4,075          357,827
Selling, general and administrative........    192,441          16,280          (5,511)(1)      212,021
                                                                                 3,411(2)
                                                                                   200(2)
                                                                                 5,200(4)
Lease revenue..............................                                     (8,000)(2)       (8,000)
Research and development...................     15,719              --              --           15,719
                                              --------         -------        --------         --------
  Income from operations...................    114,113          15,199           8,775          138,087
Interest income............................     (3,001)         (4,952)          4,952(1)        (3,001)
Interest expense...........................     15,780           6,608          26,719(3)        44,249
                                                                                (6,608)(1)
                                                                                 1,750(2)
Translation................................      2,282              --              --            2,282
                                              --------         -------        --------         --------
  Income before minority interest and
     taxes.................................     99,052          13,543         (18,038)          94,557
(Benefit) for income taxes.................     (6,815)             --          (1,798)(5)       (8,613)
Minority interest..........................     18,939              --              --           18,939
                                              --------         -------        --------         --------
  Net income...............................   $ 86,928        $ 13,543       $ (16,240)       $  84,231
                                              ========         =======        ========         ========

See accompanying Notes to Unaudited Pro Forma Combined Condensed Statements of Income.

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                         CONDENSED STATEMENTS OF INCOME

     The following is a summary of items and adjustments reflected in the Unaudited Pro Forma Combined Condensed Statements of Income:

    (1) Following is a summary of the historical financial information of the purchased products for each of the periods ended:

                                                           DECEMBER 31,   JUNE 30,   JUNE 30,
                                                               1996         1996       1997
                                                           ------------   --------   --------
         Sales...........................................    $ 53,843     $ 26,922   $ 28,765
         Cost of sales...................................    $ 18,289     $  9,145   $  9,780
         Selling, general and administrative.............    $ 10,769     $  5,384   $  5,753

        The selling, general and administrative expenses for each of the periods presented are based upon estimates obtained from Roche as to their best estimate of the actual expenses that might have been incurred had such information been available on a product basis. Such estimates were based upon amounts incurred in connection with the sale of similar products or product lines. These costs may not be indicative of the costs that might be incurred by the Company in the future.

        Following is a summary of the historical financial information of the Plant for the year ended December 31, 1996:

             Sales.......................................................   $ 11,168
             Cost of goods sold..........................................     15,243
                                                                            --------
             Gross loss..................................................     (4,075)
             Selling, general and administrative.........................      5,511
             Interest income.............................................     (4,952)
             Interest expense............................................      6,608
                                                                            --------
             Net loss....................................................   $(11,242)
                                                                            ========

        The above historical information of the Plant excludes a write down of fixed assets of $49,972 by Roche and a corresponding deferred tax benefit of $19,235 relating to the asset write-down, as a result of Roche's announced plans to cease the operation of the plant in 1998 and liquidate the remaining assets. Additionally, sales and cost of goods sold do not represent sales or manufacturing of the products noted above as such products are not currently manufactured at the Plant.

        Historical financial information for the Plant for the six months ended June 30, 1997 and 1996 are not available and have not been included in the Unaudited Pro Forma combined Condensed Statements of Income. The sales and manufacturing effort of the Plant remains with Roche subsequent to the sale of the Plant. Accordingly, pro forma adjustments were made to reflect the continuing impact of the sale/leaseback agreement with Roche. (see Note 2).

    (2) During the Company's first two years of ownership of the Plant it will lease the Plant to Roche. In the third year, upon assuming operating control of the Plant, the Company will provide contract manufacturing services to Roche. After that period, the capacity of the Plant will be utilized by the Company for internal production requirements and third party manufacturing services. However, there can be no guarantee that the Company will be successful in providing third party manufacturing services. Under the terms of the lease, Roche shall pay the Company an annual rental fee totaling $8,000 of which $4,000 will be in cash and $4,000 will be in the form of a credit toward inventory purchases from Roche. The

                     NOTES TO UNAUDITED PRO FORMA COMBINED
                 CONDENSED STATEMENTS OF INCOME -- (CONTINUED)

         Company will be responsible for paying the interest on the assumed debt and property taxes which total $1,750 and approximately $200, respectively, annually. Depreciation on the Plant is $3,411, $1,706 and $1,706 for the year ended December 31, 1996 and the six months ended June 30, 1997 and 1996, respectively, based upon the Company's basis in the Plant. Roche will be responsible for all other operating costs. Pro forma adjustments are made to reverse the historical operating results of the Plant for the year ended December 31, 1996 (see Note 1) and give effect to the lease of the Plant assuming the lease was consummated on January 1, 1996.

     (3) Assumes the issuance on August 14, 1997 of $275,000 principal amount of Senior Notes, with estimated deferred loan issuance costs of $10,250, and an assumed annual effective interest rate of 9.72%. A portion of the proceeds will be used for the $15,000 cash requirement of the Plant acquisition.

         The Company's pro forma statements include adjustments to reflect interest on the Senior Notes at an assumed annual effective interest rate of 9.72% or $26,719, $13,360 and $13,360 for the year ended
         December 31, 1996 and for the six months ended June 30, 1997 and 1996, respectively.

     (4) Represents amortization of the intangibles related to the purchase of products from Roche over 18 years of $5,200, $2,600 and $2,600 for the year ended December 31, 1996 and the six months ended June 30, 1997 and 1996, respectively. The amortization is based upon a preliminary valuation of $93,100 for the products acquired.

     (5) Represents the tax effect of the Roche Acquisitions earnings and the pro forma adjustments to earnings before taxes based on the estimated federal, Puerto Rican and state statutory rates, which when combined are approximately 40%.

     (6) These Unaudited Pro Forma Combined Condensed Statements of Income exclude the following non-recurring items which will be incurred in connection with the proposed acquisitions and proposed financing:

           (a) Income that may be generated from the use of proceeds or the interest earned on proceeds that have yet to be applied for their intended purpose. It is the Company's intent to deposit the $249,750 of excess proceeds in 90 day Treasury bills having a current interest rate of 5.1%, which would generate interest income of approximately $3,184 quarterly.

           (b) The Company intends to use approximately $30,000 of proceeds from the New Debt for research and development projects and preparation for launching Virazole(R) for the treatment of Hepatitis C in Western Europe, if approved.

                           ICN PHARMACEUTICALS, INC.

             UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEETS

                              AS OF MARCH 31, 1997
                                 (IN THOUSANDS)

                                     ASSETS

                                         HISTORICAL        ROCHE         PRO FORMA        PRO FORMA
                                            ICN         ACQUISITION     ADJUSTMENTS          ICN
                                         ----------     -----------     -----------       ----------
Current assets:
Cash and cash equivalents..............   $  41,969             --       $ 249,750(1)     $  291,719
Restricted cash........................         552             --              --               552
Receivables, net.......................     223,076             --              --           223,076
Notes receivable.......................     100,000             --              --           100,000
Inventories, net.......................     122,670                             --           122,670
Prepaid expenses and other current
  assets...............................      21,371             --              --            21,371
                                           --------        -------        --------        ----------
          Total current assets.........   $ 509,638             --       $ 249,750        $  759,388
Property, plant and equipment (at
  cost), net...........................     233,559      $  64,291          (9,291)(3)       288,559
Deferred taxes, net....................      55,850             --              --            55,850
Other assets...........................      37,953             --          10,250(1)         48,203
Goodwill and intangibles...............      34,978             --          90,000(2)        128,078
                                                                             3,100(2)
                                           --------        -------        --------        ----------
                                          $ 871,978      $  64,291       $ 343,809        $1,280,078
                                           ========        =======        ========        ==========
                                LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Trade payables.........................   $  71,382             --       $      --        $   71,382
Accrued liabilities....................      65,952             --           3,100(2)         69,052
Notes payable..........................      16,704             --              --            16,704
Current portion of long-term debt......       5,435             --              --             5,435
Income taxes payable...................       1,902             --              --             1,902
                                           --------        -------        --------        ----------
          Total current liabilities....   $ 161,375             --       $   3,100        $  164,475
Long-term debt less current portion:
  Convertible into common stock........     126,727             --              --           126,727
  Other long-term debt.................      59,165      $  40,000         275,000(1)        374,165
Deferred license and royalty income....      13,312             --              --            13,312
Other liabilities......................      22,233             --              --            22,233
Minority interest......................     110,611             --              --           110,611
Common stock subject to put agreement..      15,946             --              --            15,946
Stockholders' equity:
Preferred stock........................           1             --              --(2)              1
Common stock...........................         347             --              16(2)            363
Additional paid in capital.............     391,760         24,291          89,984(2)        481,744
                                                                           (24,291)(3)
Retained earnings......................       6,805             --              --             6,805
Foreign currency translation
  adjustment...........................     (36,304)            --              --           (36,304)
                                           --------        -------        --------        ----------
          Total stockholders' equity...   $ 362,609      $  24,291       $  65,709        $  452,609
                                           --------        -------        --------        ----------
                                          $ 871,978      $  64,291       $ 343,809        $1,280,078
                                           ========        =======        ========        ==========

See accompanying Notes to Unaudited Pro Forma Combined Condensed Balance Sheet.

         NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

     The following is a summary of items and adjustments reflected in the Unaudited Pro Forma Combined Condensed Balance Sheet:

     (1) Assumes the issuance on August 14, 1997 of $275,000 principal amount of Senior Notes, with estimated deferred loan costs of $10,250, and an assumed annual effective interest rate of 9.72%. A portion of the proceeds will be used for the cash requirement of the Plant acquisition of $15,000. The remaining net proceeds of $249,750 have been reflected as cash and cash equivalents. See "Use of Proceeds."

     (2) Under the agreement with Roche, the Company will receive the product rights in exchange for $90,000 payable in a combination of 1,600,000 shares of the Company's $0.01 par value common stock valued at $40,000 and 2,000 shares of the Company's $0.01 convertible preferred stock valued at $50,000. Each share of the Company's convertible preferred stock is convertible into 1,000 shares of the Company's common stock at a conversion price equivalent to $25 per share. The entire purchase price has been allocated to the products purchased based upon preliminary appraisals received by the Company. Direct acquisition costs total $3,100.

     (3) Represents the adjustment to the historical carrying value of the Plant of $64,291 to reflect the purchase price of the Plant of $55,000. The purchase price will be funded by the assumption of $40,000 in existing bonds and the payment of $15,000 in cash from the proceeds from the Senior Notes. The entire purchase price of the plant has been allocated to the assets purchased based upon preliminary appraisals.

     (4) Under the product purchase agreement with Roche, 20% of the proceeds from a public debt offering may, at Roche's option, be used to buyback the common and/or preferred stock to be issued to Roche as part of the purchase of products. The Pro Forma Combined Condensed Balance Sheet as of June 30, 1997 does not include any adjustment for the potential buyback of common or preferred stock. See "Business -- Background."

                            SELECTED FINANCIAL DATA

     The following table sets forth selected historical and pro forma financial and other data of the Company on a consolidated basis and selected historical operating data of ICN Yugoslavia for each of the years in the five year period ended December 31, 1996 and the six month periods ended June 30, 1997 and 1996. The Company's selected historical financial data for each of the years in the five year period ended December 31, 1996 were derived from the audited consolidated financial statements of the Company. The Company's selected financial data as of June 30, 1997 and for the six month periods ended June 30, 1997 and 1996 were derived from the unaudited consolidated condensed financial statements of the Company incorporated by reference in this Prospectus. In the opinion of management, such unaudited consolidated condensed financial statements include all adjustments, consisting of only normal recurring items, necessary for a fair presentation of the financial condition and results of operations of the Company for such periods. Operating results for the six months ended June 30, 1997 are not necessarily indicative of the results that may be expected for the full year. The selected pro forma data for the year ended December 31, 1996, for the six month period ended June 30, 1996, and as of and for the six month period ended June 30, 1997 were derived from the "Unaudited Pro Forma Combined Condensed Financial Statements", giving effect to the events described therein, included elsewhere in this Prospectus. The pro forma financial data are not necessarily indicative of operating results or financial position that would have been achieved had these events been consummated on the dates indicated and should not be construed as a representative of future operating results or financial position. The information contained in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations", "Unaudited Pro Forma Combined Condensed Financial Statements" and the Company's historical consolidated financial statements, including the notes thereto, included elsewhere or incorporated by reference in this Prospectus.

                            SELECTED FINANCIAL DATA
              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE INFORMATION)

                                         YEAR ENDED DECEMBER 31,                                SIX MONTHS ENDED JUNE 30,
                     ----------------------------------------------------------------   -----------------------------------------
                                                                               PRO                              PRO        PRO
                                                                              FORMA                            FORMA      FORMA
                       1992       1993       1994        1995       1996       1996       1996       1997       1996       1997
                     --------   --------   ---------   --------   --------   --------   --------   --------   --------   --------
STATEMENTS OF
  OPERATIONS --
  CONSOLIDATED:
Net sales(1).......  $476,118   $403,957   $ 366,851   $507,905   $614,080   $667,923   $281,908   $319,197   $308,830   $347,962
Cost of sales......   208,745    211,923     182,946    206,049    291,807    310,096    140,335    150,761    149,480    160,541
                     --------   --------   ---------   --------   --------   --------   --------   --------   --------   --------
Gross profit.......   267,373    192,034     183,905    301,856    322,273    357,827    141,573    168,436    159,350    187,421
Selling, general
  and
  administrative
  expenses.........   172,395    134,895     112,919    191,459    192,441    212,021     85,166    111,182     94,956    121,341
Lease revenue......        --         --          --         --         --     (8,000)        --         --     (4,000)    (4,000)
Royalties to
  affiliates,
  net..............     5,511      6,121       7,468         --         --         --         --         --         --         --
Research and
  development
  costs............     7,836     11,516       7,690     17,231     15,719     15,719      6,910      8,920      6,910      8,920
Write-off purchased
  research and
  development(2)...        --         --     221,000         --         --         --         --         --         --         --
                     --------   --------   ---------   --------   --------   --------   --------   --------   --------   --------
  Income (loss)
    from
    operations.....    81,631     39,502    (165,172)    93,166    114,113    138,087     49,497     48,334     61,484     61,160
Translation and
  exchange (gain)
  loss, net........    25,039     (3,282)        191     (9,484)     2,282      2,282        688      5,710        688      5,710
Interest
  income(3)........    (9,679)    (8,033)     (4,728)    (6,488)    (3,001)    (3,001)    (1,519)    (3,463)    (1,519)    (3,463)
Interest expense...    13,065     23,750       9,317     22,889     15,780     44,249      5,592      7,382     19,827     21,617
                     --------   --------   ---------   --------   --------   --------   --------   --------   --------   --------
  Income (loss)
    before
    provision
    (benefit) for
    income taxes
    and minority
    interest.......    53,206     27,067    (169,952)    86,249     99,052     94,557     44,736     38,705     42,488     37,296
Provision (benefit)
  for income
  taxes............     9,095      5,368      10,360      2,997     (6,815)    (8,613)     1,040    (11,790)       141    (12,354)
Minority
  interest.........     9,608        189       3,269     15,915     18,939     18,939      6,800      6,915      6,800      6,915
                     --------   --------   ---------   --------   --------   --------   --------   --------   --------   --------
  Net income
    (loss).........  $ 34,503   $ 21,510   $(183,581)  $ 67,337   $ 86,928   $ 84,231   $ 36,896   $ 43,580   $ 35,547   $ 42,735
                     ========   ========   =========   ========   ========   ========   ========   ========   ========   ========
Per Share
  Information:
  Net income
    (loss).........  $   1.61   $    .99   $   (7.93)  $   2.20   $   2.40   $   2.10   $   1.07   $   1.03   $    .93   $    .92
                     ========   ========   =========   ========   ========   ========   ========   ========   ========   ========
OTHER
DATA -- CONSOLIDATED:
Depreciation and
  amortization.....     6,770      8,513       9,248     13,814     16,292     24,903      6,484     10,765     10,790     15,071
Capital
  expenditures.....    11,610      8,431      20,205     49,693     26,216     26,216      7,939     10,861      7,939     10,861
EBITDA(4)..........    88,401     48,015      65,076    106,980    130,405    162,990     55,981     59,099     72,274     76,231
Cash flows provided
  by
  (used in):
  Operating
    activities.....    29,718     18,207      42,557     79,326    (25,548)               (4,488)    12,736
  Investing
    activities.....   (25,336)   (25,794)    (11,390)   (47,025)   (41,962)                8,150    (20,374)
  Financing
    activities.....    17,055    (15,702)     (2,919)   (50,518)    82,680                 9,102     10,615
Ratio of EBITDA to
  interest
  cost(5)..........       6.8x       2.0x        7.0x       4.3x       6.7x       3.4x       7.2x       6.0x       3.3x       3.2x
Ratio of earnings
  to fixed
  charges(6).......       5.1x       2.1x        6.5x       4.4x       5.9x       2.9x       6.5x       4.7x       2.8x       2.4x
Ratio of net debt
  to EBITDA(7).....       0.0x       0.4x        2.7x       1.3x       1.2x                  1.1x       1.4x                  1.5x
OPERATING
  DATA -- ICN
  YUGOSLAVIA:
Net sales..........  $325,903   $239,832   $ 172,124   $234,661   $267,166              $129,992   $ 98,108
Gross profit.......   173,985     83,643      50,423    117,913    109,185                43,133     47,614
Income from
  operations.......    66,481        483      15,505     46,296     70,616                27,092     32,579
Depreciation and
  amortization.....     2,707      2,969       2,716      4,396      4,185                 2,120      1,287
Interest expense...     5,453     16,774         933      3,610      1,478                   557         --
EBITDA(4)..........    69,188      3.452      18,221     50,692     74,801                29,212     33,866


               See accompanying Notes to Selected Financial Data

                                                                                                  JUNE 30,
                                       DECEMBER 31,                                   --------------------------------
                   -----------------------------------------------------                                    PRO FORMA
                     1992       1993       1994        1995       1996                  1996       1997        1997
                   --------   --------   ---------   --------   --------              --------   --------   ----------
BALANCE SHEET
  DATA:
Working
  capital........  $120,942   $127,259   $ 137,802   $190,802   $306,764              $228,445   $348,263   $  594,913
Total assets.....   333,218    302,017     441,473    518,298    778,651               578,805    871,978    1,280,078
Long-term debt
  (including
  notes payable
  and current
  portion of
  long-term
  debt)..........    41,630     35,206     215,005    166,269    195,681               159,271    208,031      523,031
Stockholders'
  equity.........   135,427    155,879      88,908    162,172    315,350               218,148    362,609      452,609

NOTES TO SELECTED FINANCIAL DATA:

---------------

(1) ICN Yugoslavia's sales have been adversely affected since the imposition in May 1992 of United Nations sanctions on Yugoslavia, suspended in December 1995.

(2) The 1994 Merger resulted in $221 million being ascribed to purchased research and development for which no alternative use existed and was written-off immediately. This write-off was a one-time, non-cash charge and is not related to the Company's ongoing research and development activities for Virazole(R). Net income, excluding this one-time, non-cash write-off, was $37.4 million in 1994.

(3) Interest income that may be generated from the use of proceeds or the interest earned on proceeds that have yet to be applied for their intended purpose has not been included in the pro forma results. It is the Company's intent to deposit the $249,750 of excess proceeds in 90 Treasury bills having a current interest rate of 5.1% which would generate quarterly interest income of $3,184.

(4) EBITDA represents the sum of income (loss) from operations plus depreciation and amortization and excludes the 1994 write-off of purchased research and development. See Note 2. The Company believes that EBITDA provides additional information for determining its ability to meet its future debt service, capital expenditure and working capital requirements. EBITDA is not a measure of financial performance under GAAP and should not be considered as an alternative either to net income as an indicator of the Company's operating performance, or to cash flows as a measure of the Company's liquidity. In addition, EBITDA measures presented may not be comparable to other similarly titled measures of other companies.

(5) For purposes of the computation, interest cost includes both interest expensed and capitalized.

(6) For purposes of determining the ratio of earnings to fixed charges, earnings consists of income before minority interests, provision (benefit) for income taxes, write-off of purchased research and development and interest expense. Fixed charges consist of interest expense and capitalized interest.

(7) For purposes of the computation, net debt is equal to notes payable plus total long-term debt, including the current portion thereof, less unrestricted cash and cash equivalents, and EBITDA for all interim periods presented has been annualized. This computation was not made as of December 31, 1996 and June 30, 1996 on a pro forma basis, as a pro forma balance sheet is not presented.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

INTRODUCTION

     Prior to November 1994, the ICN group of companies included a pharmaceuticals products company, SPI Pharmaceuticals, Inc. ("SPI"); a research products company, ICN Biomedicals, Inc. ("Biomedicals"); a research and development company, Viratek, Inc. ("Viratek"); and the parent company, ICN Pharmaceuticals, Inc. ("ICN"). Until November 1, 1994, the effective date of the Merger (as defined below), ICN owned 39% of SPI, 63% of Viratek and 69% of Biomedicals.

     Effective November 1, 1994, SPI, ICN and Viratek merged into ICN Merger Corp., and Biomedicals merged into ICN Subsidiary Corp., a wholly-owned subsidiary of ICN Merger Corp. (the "Merger"). In conjunction with the Merger, ICN Merger Corp. was renamed ICN Pharmaceuticals, Inc. The Merger was accounted for using the purchase method of accounting. Additionally, for accounting purposes, SPI was treated as the acquiring company and as a result, the Company has reported the historical financial data of SPI in its financial results and the results of ICN, Viratek and Biomedicals have been included with the results of the Company since the effective date of the Merger.

     As part of the Merger, the Company issued approximately 6,476,770 common shares valued on November 10, 1994 at $20.75 per share, which was the publicly traded price for SPI's common shares at that date. Accordingly, the purchase price, including direct acquisition costs of $3.7 million, has been allocated to the estimated fair value of the net assets, including amounts ascribed to purchased research and development costs for which no alternative use existed, of $221.0 million or $9.55 per share, which was written-off to operations immediately following the consummation of the Merger. Net income, excluding this one-time, non-cash write-off, was $37.4 million or $1.62 per share in 1994.

     The Merger resulted in the acquisition of a biomedical business with pre-merger annual sales of approximately $58.0 million, direct access to Viratek's research and development resources including its scientific expertise, substantial tax net operating loss carry forwards and the elimination of royalty payments to Viratek on the sales of Virazole(R).

     From time to time the Company has considered various alternatives with respect to the restructuring and/or financing of its Eastern European operations, including possible public or private sales of a portion of the equity in those businesses, refinancings and similar transactions. In June 1997 the Company retained an investment banking firm to conduct a study of such alternatives, and that study is currently in progress.

SIX MONTHS ENDED JUNE 30, 1997 COMPARED TO SIX MONTHS ENDED JUNE 30, 1996

RESULTS OF OPERATIONS

     For financial reporting purposes the Company's operations are divided into two industry segments, the Pharmaceutical segment and the Biomedical segment. Certain financial information for the two industry segments is set forth below.

     This discussion should be read in conjunction with the consolidated financial statements of the Company incorporated by reference in this Prospectus.

                                                                     SIX MONTHS ENDED
                                                                         JUNE 30,
                                                                   ---------------------
                     NET SALES (IN THOUSANDS)                        1997         1996
    -----------------------------------------------------------    --------     --------
    Pharmaceutical.............................................    $282,144     $249,530
    Biomedical.................................................      37,053       32,378
                                                                   --------     --------
    Total Company..............................................    $319,197     $281,908
                                                                   ========     ========

     Pharmaceutical sales for the six months ended June 30, 1997 increased due to continued growth in Eastern Europe reflecting internal growth in Russia and additional sales from acquisitions. This region experienced growth despite declining sales in Yugoslavia resulting from government controls on healthcare spending.

     Pharmaceutical net sales in Eastern Europe were $182.0 million for the six months ended June 30, 1997, compared to $154.9 million for the same period in 1996. The Company's new acquisitions of Alkaloida in Hungary and Polypharm in Russia contributed $39.7 million of sales to the Eastern European region during the six months ended June 30, 1997. Sales in Yugoslavia were $98.1 million for the six months ended June 30, 1997, compared to $130.0 million for the same period in 1996. Sales in Yugoslavia were lower due to decreased unit sales and unfavorable exchange rates and have been adversely affected by liquidity problems in that country and by government actions to reduce health care spending. The Company is currently negotiating an arrangement with the government of Yugoslavia under which ICN Yugoslavia would commit to continue to provide products, in dollar denominated sales, in an amount up to $50.0 million per calendar quarter for one year, and the government would pay a minimum of $9.0 million per month towards outstanding receivables. However, at no point in time can the amount due to ICN Yugoslavia from the government exceed $200.0 million, including both accounts and notes receivable.

     Pharmaceutical net sales in North America were $48.1 million for the six months ended June 30, 1997, compared to $51.7 million for the same period in 1996. Net sales for the six months ended June 30, 1997 decreased $3.7 million or 8% primarily due to a decrease in unit sales of Virazole(R) in the amount of $8.2 million partially offset by an increase in unit sales in the dermatological, medicinal and myasthenia gravis product lines. Virazole(R) is used in the United States to treat RSV, a seasonal illness which occurs primarily in late fall through early spring. Sales of Virazole(R) during the first six months of 1997 have been adversely impacted by increased wholesale inventory levels that developed early in the 1995/1996 season along with continuing trends in the industry toward cost containment.

     The Company has completed its purchase, effective July 1, 1997 from F. Hoffmann-La Roche Ltd. of worldwide rights to seven products and non-U.S. rights (with an option to purchase the U.S. rights) to two other products having combined aggregate annual sales in 1996 of $53.8 million. The future sales from these products will be included in the North American sales from the effective date of the acquisition, July 1, 1997, and may be slightly lower than the annualized 1996 sales levels.

     Pharmaceutical net sales in Latin America were $26.5 million for the six months ended June 30, 1997, compared to $21.5 million for the same period in 1996. Net sales in the six months ended June 30, 1997 increased $5.0 million or 23%, compared to the same period in 1996. Such increase in net sales were primarily due to price increases, and, to a lesser extent, volume increases.

     Pharmaceutical net sales in Western Europe were $17.8 million for the six months ended June 30, 1997, compared to $19.0 million for the same period in 1996. Net sales for the six months ended June 30, 1997 decreased $1.2 million or 7% primarily due to a decrease in Calcitonina(R) and antibiotic unit sales in Spain and changes in translation rates partially offset by an increase in European Virazole(R) sales of $1.1 million. Since the beginning of the year the exchange rate of the Spanish peseta has declined in value against the dollar by 14%.

     Pharmaceutical net sales in Asia, Africa and Australia were $7.8 million for the six months ended June 30, 1997, compared to $2.4 million for the same period in 1996. This increase of $5.4 million for the six months ended June 30, 1997 compared to the same period in 1996 is primarily due to the additional sales contributed by the Company's joint venture with Wuxi Pharmaceutical Corporation ("Wuxi") in China, which the Company entered into in the first quarter of 1997.

     Biomedicals segment net sales for the six months ended June 30, 1997 were $37.0 million, compared to $32.4 million for the same period of 1996. Net sales in the six months ended June 30, 1997 increased $4.7 million or 14%. The increase in net sales for the six months ended June 30, 1997 is primarily due to the additional Dosimetry sales of $6.4 million resulting from the acquisition of the former Siemens Dosimetry Service in July 1996, partially offset by a decrease in instrument sales of $1.3 million resulting from the sale of the Company's instrument business in March 1996 and a decrease in Diagnostic product sales.

     GROSS PROFIT. Gross profit as a percentage of sales was 53% for the six months ended June 30, 1997, compared to 50% for the same period in 1996. The increase in gross profit margin is due to improvement in gross profit margins primarily at ICN Yugoslavia where gross profit margins increased to 49% for the six months ended June 30, 1997 from 33% during the same period in 1996. ICN Yugoslavia margins were lower in the prior year due to the impact of the devaluation of the dinar in November 1995 which carried over into 1996 as the higher priced inventory was sold. The improvement at ICN Yugoslavia was partially offset by the gross profit margins resulting from the recent acquisitions in Eastern Europe of Alkaloida in Hungary and Leksredstva and Polypharm in Russia. The sales contributed by these acquisitions carried gross profit margins of approximately 35%.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses were $111.2 million, or 35% of sales for the six months ended June 30, 1997, compared to $85.2 million or 30% of sales for the six months ended June 30, 1996. The dollar increase of $26.0 million for the six months ended June 30, 1997, compared to the same period in 1996 is primarily due to a legal settlement charge and additional expenses as a result of the acquisitions of Alkaloida in Hungary, Leksredstva and Polypharm in Russia, and the former Siemens Dosimetry Service in the United States. In the second quarter of 1997, the Company recorded a non-recurring $12.0 million charge for the settlement of the 1995 class action suit related to the Company's filing of its hepatitis C new drug application with the Food and Drug Administration.

     RESEARCH AND DEVELOPMENT. Research and development expenditures increased $2.0 million or 29% for the six months ended June 30, 1997 compared to the same period in 1996. Such increase was primarily due to the acquisition of personnel and modern research facilities at Alkaloida in Hungary, and increased expenditures at ICN Yugoslavia and the United States.

     TRANSLATION AND EXCHANGE LOSSES, NET.   Translation and exchange losses,
net, were $5.7 million for the six months ended June 30, 1997, compared to $688,000 for the same period in 1996. For the six months ended June 30, 1997, translation losses, net include $1.7 million of translation gains related to the Company's foreign denominated debt offset by $6.6 million of translation losses related to ICN Yugoslavia's net monetary asset position. For the six months ended June 30, 1996, translation losses, net include $2.3 million of translation losses related to ICN Yugoslavia net monetary asset position, partially offset by translation gains of $2.0 million related to the Company's foreign denominated debt.

     INTEREST INCOME. Interest income increased primarily due to interest income on notes receivable from the Yugoslavian government.

     INTEREST EXPENSE. Interest expense during the six months ended June 30, 1997 increased $1.8 million, compared to the same period in 1996. This increase resulted primarily from the increase in short and long term debt of the Company, primarily due to the effect of the debt assumed with the acquisition of Alkaloida in Hungary.

     TAXES. Provision (benefit) for income taxes was ($11.8 million) for the six months ended June 30, 1997, compared to $1.0 million for the same period in 1996. As a result of the acquisition of product rights from F. Hoffmann-La Roche Ltd., the Company revalued its deferred tax assets resulting in an increase in its deferred tax asset and a corresponding deferred tax benefit of $21.0 million. Offsetting this benefit were increases in taxes at ICN Yugoslavia of $8.3 million resulting from the expiration of tax benefits which originated when ICN Yugoslavia was acquired in 1991. However, future taxes may be partially offset by tax credits allowed in Yugoslavia for plant construction. The current statutory tax rate in Yugoslavia is 25%.

     COMPUTATION OF PER SHARE EARNINGS. In the Company's calculation of per share earnings, certain adjustments are made to reported net income to arrive at an adjusted net income that is divided by the number of shares for the period. Last year these adjustments related to the impact of the Company's convertible debt, while in the six months ended June 30, 1997 there are additional adjustments related to preferred dividends. In October of 1996, the Company issued $50.0 million of preferred stock having a 6% dividend and a convertibility feature that allows conversion into common stock at a discount from the current market price at the time of the exercise. This discount represents an embedded dividend and is treated similar to the 6% stated preferred dividend in the calculation of earnings per share. In the six months ended June 30, 1997, the preferred stock is not assumed to be converted because to do so would be anti-dilutive. Accordingly, the earnings per share calculation includes an adjustment to net income for the six months ended June 30, 1997 of $4.4 million, related to the stated preferred and embedded dividends compared to no preferred dividend deduction last year. The embedded dividend is deducted from earnings in the per share calculation based on when the convertible feature of the preferred becomes exercisable, which occurs over a year with most of the discount amortized in the first two quarters subsequent to the issuance.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEARS ENDED DECEMBER 31, 1995 AND 1994

RESULTS OF OPERATIONS

     Certain financial information for the Company's two industry segments is set forth below.

                  NET SALES (IN THOUSANDS)                  1996       1995       1994
    ----------------------------------------------------  --------   --------   --------
    Pharmaceutical......................................  $549,753   $446,566   $357,821
    Biomedical..........................................    64,327     61,339      9,030
                                                          --------   --------   --------
              Total Company.............................  $614,080   $507,905   $366,851
                                                          ========   ========   ========

     NET SALES: Eastern Europe was the major contributor for sales growth in 1996. Pharmaceutical net sales in Eastern Europe for the year ended December 31, 1996 were $355.4 million compared to $255.0 million for the same period in 1995. The increase of $100.4 million or 39% reflects an active expansion program that includes three acquisitions in 1996. In Russia, the Company acquired and began consolidating Leksredstva in the second quarter which added $21.1 million of sales and in the third quarter it acquired and began consolidating Polypharm which added $7.4 million of sales. In Hungary, the Company acquired and began consolidating Alkaloida in the fourth quarter which added $21.5 million of sales. Sales at Oktyabr in Russia have increased $18.0 million due to price and volume increases and the inclusion of a full twelve months of activity this year compared to three quarters of Oktyabr sales in 1995. During 1996, ICN Yugoslavia has been recovering from the effects of a November 1995 devaluation. Net sales at ICN Yugoslavia amounted to $267.2 million in 1996, an increase of $32.5 million or 14% over the previous year, primarily due to higher prices partially offset by currency fluctuations due to the impact of the 1995 devaluation. With the lifting of United Nations sanctions, ICN Yugoslavia was able to begin exporting in 1996, which contributed $20.2 million of sales.

     Pharmaceutical net sales in Eastern Europe for the year ended December 31, 1995 were $255.0 million compared to $172.1 million for the same period in 1994. The increase of $82.9 million or 48% is primarily due to increased sales of $62.5 million or 36% at ICN Yugoslavia due to improved unit sales and favorable price increases for the year compared to 1994. Also contributing to the increase in sales in 1995 compared to the previous year were the sales of $20.3 million contributed by the second quarter 1995 acquisition of Oktyabr.

     Pharmaceutical net sales in North America for the year ended December 31, 1996 were $106.4 million compared to $109.5 million for the same period in 1995. The decrease of $3.1 million or 3% reflects a decrease in unit sales of Virazole(R) in the amount of $22.4 million, partially offset by an increase in unit sales primarily in the dermatological, medicinal, and myasthenia gravis product lines. Early in the 1995/1996 season, the number of hospital admissions and positive cultures for RSV suggested a heavy incidence of infection. However, the severity of infection in this season was not as high as the prior seasons nor as heavy as such earlier evidence indicated resulting in a lower hospital demand for Virazole(R) and consequently an increased level of inventory at the wholesale level. The increased wholesale inventory levels combined with trends in the industry toward managed health care during the first part of the 1996/1997 season adversely impacted total 1996 Virazole(R) sales despite additional sales promotional efforts which included more favorable credit terms and sales discounts. Additionally, sales of Virazole(R) may have been (and may continue to be) affected by the January 1996 change in the American Academy of Pediatrics guidelines for the use of Virazole(R) in RSV from "should be used" to "may be considered."

     Pharmaceutical net sales in North America for the year ended December 31, 1995 were $109.5 million compared to $92.1 million for the same period in 1994, an increase of $17.4 million or 19%. Unit sales of virtually all pharmaceutical products increased in the United States in 1995. Sales of Virazole(R) increased to $44.8 million in 1995 from $35.9 million in 1994, an increase of 25%. Prescription dermatologicals increased to $22.8 million in 1995 from $18.4 million in 1994, an increase of 24%.

     Pharmaceutical net sales in Western Europe for the year ended December 31, 1996 were $35.8 million compared to $37.2 million. The decrease of $1.4 million or 4% reflects primarily a decline in vision care sales in Holland and decline in other pharmaceutical sales, partially offset by an increase in Virazole(R) sales.

     Pharmaceutical sales in Western Europe rose to $37.2 million in 1995 from $28.9 million in 1994. This increase in net sales of 29% is primarily a result of strong unit sales of Calcitonina (calcintonin) for osteoporosis and Huberdoxina(TM), an antibiotic in Spain. In addition, expanded resources were used to promote Virazole(R) sales in Western Europe for the 1995/1996 RSV season contributing to an increase in net sales of $2.2 million.

     Pharmaceutical net sales in Latin America for the year ended December 31, 1996 were $47.4 million compared to $42.0 million for the same period in 1995, an increase of $5.4 million or 13%. Such increases were primarily due to price increases, partially offset by a small decrease in unit sales and currency exchange fluctuations. Pharmaceutical net sales in Latin America decreased to $42.0 million in 1995 from $56.4 million in 1994, a decrease of 26%. In 1995, sales were negatively impacted by inflation and the devaluation of the Mexican peso.

     The biomedicals business had net sales for 1996 of $64.3 million compared to $61.3 million in 1995, an increase of $3.0 million, or 5%. This increase is primarily due to the effect of the additional sales of diagnostic products acquired from Becton-Dickinson in May 1995 of $1.8 million and additional Dosimetry sales resulting from the acquisition of the former Siemens Dosimetry Service in July 1996 of $4.4 million, which were partially offset by a decrease in Instrument sales of approximately $4.4 million resulting from the sale of the instrument business division in March 1996.

     Biomedicals net sales for 1995 of $61.3 million, were $4.6 million or 8% higher than 1994 net sales of $56.7 million, assuming the Merger occurred on January 1, 1994, primarily due to the additional sales of diagnostic products acquired from Becton-Dickinson in 1995.

     GROSS PROFIT: Gross profit as a percentage of sales was 52% for 1996 compared to 59% for 1995. The decrease in gross profit margins is primarily due to a decrease in gross margins at ICN Yugoslavia reflecting the impact of the November 1995 devaluation which was partially offset by an 83% price increase in December 1995 and a 30% price increase in April 1996. Typically, sales made subsequent to a devaluation are lower due to higher exchange rates and a lack of sufficient price increases while the cost of sales for inventory manufactured prior to the devaluation is expensed at a higher historical exchange rate. Margins will begin to improve after a devaluation if price increases are obtained and when older, higher priced inventory is replaced with inventory manufactured after the devaluation. ICN Yugoslavia's gross margins for the first, second, third and fourth quarters of 1996 were 29%, 37%, 43% and 53%, respectively. Additionally, the gross profit margin of the newly acquired companies of Leksredstva, Polypharm and ICN Hungary, 36%, 36% and 22%, respectively, also contributed to the relative decline. The gross profit margin in the Company's operating units outside of Eastern Europe remained consistent with 1995 at 69%.

     Gross profit as a percentage of sales was 59% for 1995 compared to 50% for 1994. The increase in gross profit was primarily due to improved unit costs at ICN Yugoslavia where gross profit margins increased to 50% in 1995 from 29% in 1994. During 1993, the unit cost of inventory had risen due to higher material prices resulting from the economic conditions that existed in Yugoslavia. This higher priced inventory is reflected in cost of sales for 1994 and in 1995 was replaced with inventory having a lower unit cost, as a result of an improved economic environment in Yugoslavia and higher production levels. The gross profit margin in the Company's operating units, other than ICN Yugoslavia, decreased to 67% in 1995 from 69% in 1994 due primarily to a full year impact of biomedical sales in 1995 compared to two months of biomedical sales in 1994. The biomedical business gross profit margins were 56% compared to the pharmaceutical business gross profit margins, excluding ICN Yugoslavia, of 71%.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES: Selling, general and administrative expenses were $192.4 million or 31% of sales in 1996 compared to $191.5 million or 38% in 1995. For 1996, these costs reflect decreasing expenses primarily at ICN Yugoslavia principally due to differences in exchange rates of the Yugoslavian dinar in 1996 compared to 1995 and lower level of expenditures. Offsetting such decrease are increases in selling, general and administrative expenses in North America and Western Europe due to expanded marketing efforts in these regions and a charge of $3.5 million related to the settlement of a commercial dispute and a penalty imposed by the Canadian Patent Price Review Board. Additionally, the new Eastern European acquisitions contributed $4.5 million of expenses in 1996.

     Under the License Agreement with Schering-Plough, the Company retains the right to co-market in the countries of the European Union. The Company expects to incur significant pre-launch marketing expenses over the next two years. These efforts may cause the ratio of selling, general and administrative expenses to sales to increase during this period of time resulting from additional expenses without immediate incremental revenues.

     Selling, general and administrative expenses were $191.5 million or 38% of sales in 1995 compared to $112.9 million, or 31% of sales in 1994. This increase was primarily due to higher operating expenses at ICN Yugoslavia resulting from inflationary pressures and the impact of a full year of biomedical operations in 1995 compared to two months of biomedical operations in 1994. The biomedical selling, general and administrative expenses as a percentage of sales were 46% compared to 29% for the pharmaceutical business.

     RESEARCH AND DEVELOPMENT COSTS: Research and development costs decreased $1.5 million in 1996 compared to 1995. Such decrease occurred primarily at ICN Yugoslavia and is principally due to differences in exchange rates of the Yugoslavian dinar. The increase in research and development costs, excluding the write-off of purchased research and development of $221.0 million in 1995 compared to 1994 of $9.5 million is primarily due to the acquisition of the Viratek research programs in the Merger and increased spending at ICN Yugoslavia.

     TRANSLATION AND EXCHANGE GAINS AND LOSSES, NET: Foreign exchange losses, net, in 1996 were $2.3 million compared to foreign exchange gains, net, of $9.5 million in 1995. For the year ended December 31, 1996, ICN Yugoslavia's and Oktyabr's translation losses were $4.3 million and $1.0 million, respectively, which related to changes in local currency and its impact on their net monetary asset position. Partially offsetting these losses were translation gains of $3.3 million related to the Company's foreign currency denominated debt.

     Foreign exchange gains, net, in 1995 were $9.5 million compared to foreign exchange losses, net, of $191,000 in 1994. Foreign exchange gains at ICN Yugoslavia of $12.1 million in 1995 related to exchange rate fluctuations of the dinar and a devaluation of the dinar on November 24, 1995 which was partially offset by foreign exchange losses of $2.7 million on the Company's foreign denominated debt.

     INTEREST EXPENSE: The decrease in interest expense in 1996 compared to 1995 of $7.1 million is primarily due to the effect of the retirement of $34.2 million of the Company's 12 7/8% Sinking Fund Debentures during 1995 and the capitalization of interest related to plant construction at ICN Yugoslavia. For the year ended 1996, the Company capitalized $3.8 million compared to $2.0 million in 1995.

     The increase in interest expense in 1995 compared to 1994 of $13.8 million is primarily due to interest expense on additional debt assumed in the Merger and the issuance of $115.0 million Convertible Notes in November 1994, the proceeds of which were used to pay a portion of the debt assumed in the Merger. Additionally, the weighted average interest rate on short-term borrowings increased to 58% in 1995 compared to 9% in 1994. This increase reflects a hyperinflationary 66% average short-term borrowing rate at ICN Yugoslavia in 1995 compared to a stabilized rate of 9.5% in 1994.

     INCOME TAXES: The Company's effective income tax rate was (7%), 3% and 6% for 1996, 1995 and 1994, respectively. The Company operates in many regions where the tax rate is low or it benefits from a tax holiday. In Yugoslavia, the Company benefited from tax credits arising from the acquisition of ICN Yugoslavia and in Russia the tax rate was low due to special tax relief afforded to pharmaceutical companies. In 1996, the Company recorded a tax benefit of $6.8 million primarily resulting from the favorable outcome of tax audits and the tax benefit from the Company's current year tax loss in the U.S. which was carried back to prior tax years resulting in the recovery of taxes previously paid. This trend of low tax rates may not continue in the future. The special tax relief for ICN Russia applied to only 1996.

     In 1995, the Company benefited from a devaluation of ICN Yugoslavia's tax liability balances, utilization of construction tax credits in Yugoslavia and the revaluation of the Company's deferred tax assets. The Company's effective tax rate of 6% in 1994 was significantly different than the expected United States statutory rate of 35% due to the write-off of purchased research and development related to the Merger for which there is no related tax benefit.

     In 1997, certain tax benefits that were acquired in the acquisition of ICN Yugoslavia will expire. The expiration of these tax benefits will raise the overall effective tax rate for ICN Yugoslavia. However, this increase may be partially offset by tax credits provided by Yugoslavia for plant construction.

LIQUIDITY AND CAPITAL RESOURCES

     Cash used by operating activities in 1996 was $25.5 million reflecting the effect of increased levels of accounts receivable of $181.7 million, primarily at ICN Yugoslavia and North America, partially offset by a decrease in inventory levels of $43.3 million, primarily at ICN Yugoslavia. The increase in accounts receivable at ICN Yugoslavia of $136.6 million relates to increasing sales and the lengthening of the collection period of receivables resulting from the lack of availability of dinars in Yugoslavia. See "Management's Discussion and Analysis of Financial Condition and Results of

Operations -- ICN Yugoslavia" for expanded discussion regarding liquidity at ICN Yugoslavia. Additionally, the level of accounts receivable at December 31, 1995 was relatively low due to the devaluation in November 1995, the postponement of sales in anticipation of a December price increase and the effect of actions to reduce its overall monetary exposure. Cash provided by operations in 1995 was $79.3 million. Included in cash from operations for 1995 is an advance payment from Schering-Plough of $23.0 million related to the use of Virazole(R) for the treatment of Hepatitis C and cash payments used for increased inventory levels at ICN Yugoslavia of $23.3 million.

     On July 28, 1995, the Company entered into the License Agreement with Schering-Plough to license the Company's proprietary anti-viral drug ribavirin as a treatment for chronic hepatitis C in combination with Schering-Plough's alpha interferon. The License Agreement provided the Company an initial non-refundable payment by Schering-Plough of $23.0 million and future royalty payments to the Company for marketing of the drug, including certain minimum royalty rates. Schering-Plough will have exclusive marketing rights for ribavirin for the treatment of hepatitis C worldwide, except that the Company will retain the right to co-market in the countries of the European Union. In addition, Schering-Plough will purchase up to $42.0 million in common stock of the Company upon the achievement of certain regulatory milestones. Under the License Agreement, Schering-Plough is responsible for all clinical developments worldwide.

     The $23.0 million non-refundable payment was recorded by the Company as prepaid royalty income of $10.0 million, a license fee of $8.0 million and a liability to Schering-Plough for certain cost sharing agreements of $5.0 million. The prepaid royalty is being amortized to income based upon future sales of the product and the license fee is being amortized on a straight line basis to income over the exclusive period of the License Agreement, no more than fifteen years.

     Cash used in investing activities decreased $5.1 million to $42.0 million. The Company reduced its level of capital expenditures by $23.5 million compared to 1995, primarily at ICN Yugoslavia, where the Company has an on-going plant expansion program. However, as a result of certain liquidity problems in Yugoslavia, the Company made a decision to reduce its 1996 capital expenditures. While the capital expenditures related to this expansion were substantially lower in 1996 compared to 1995, the estimated cost of completing this project is approximately $100.0 million, with a planned completion date in 2000. From the beginning of the project in 1994, ICN Yugoslavia has expended $52.4 million. ICN Yugoslavia intends to fund this program through existing funds and funds generated from local operations and locally funded debt.

     Additionally, $51.2 million was used in 1996 for acquisitions primarily in Eastern Europe and the United States which was partially offset by the sale of marketable securities of $27.7 million.

     Cash provided by financing activities was $82.7 million. Included in 1996 are $32.8 million and $47.4 million of net proceeds from the issuance of common stock and preferred stock, respectively, primarily used to fund acquisitions in the United States and Eastern Europe and working capital, $10.2 million of proceeds from the exercise of stock options partially offset by payment of short term and long term debt of $42.3 million and $7.0 million of dividends paid.

     In 1995, cash used by financing activities includes the early retirement of the 12 7/8% Sinking Fund Debentures of $34.2 million and a reduction of notes payable, collateralized by marketable securities, of $8.1 million. In 1995, the Company sold common stock in the amount of $5.8 million of which approximately $3.0 million of the proceeds were used to purchase the radioimmunoassay product line from Becton-Dickinson and the remainder used for working capital purposes.

     During the six months ended June 30, 1997, cash provided by operating activities totaled $12.7 million. The level of accounts and notes receivable increased $61.3 million, primarily at ICN Yugoslavia resulting from the lengthening of the collection period of receivables, the conversion of accounts receivables into one-year notes receivables and general liquidity problems in Yugoslavia. Cash from operating activities includes an adjustment to reverse the non-cash impact of a

$21.0 million tax benefit from the revaluation of the Company's deferred tax asset partially offset by the accrual of $12.0 million for the pending settlement of the 1995 class action.

     Cash used in investing activities of $20.4 million for the six months ended June 30, 1997 include $11.9 million of cash paid for acquisitions that were initially acquired in 1996 and $10.9 million of capital expenditures primarily in the North America and Eastern European regions, related to production facility improvements.

     Cash provided by financing activities of $10.6 million for the six months ended June 30, 1997 primarily includes $4.9 million of proceeds from the exercise of stock options and $13.3 million of proceeds from long term borrowings partially offset by net payments of short-term debt of $2.0 million and $5.6 million of dividends paid. The increase in 1997 dividend payments is primarily due to the timing of quarterly cash payments in 1997 compared to 1996.

     The Company is subject to foreign currency risk on its foreign denominated debt of approximately $14.4 million at June 30, 1997, which is primarily denominated in Swiss francs.

     On June 26, 1997, the Company's Board of Directors declared a second quarter cash dividend of $0.08 per share of Common Stock payable on July 23, 1997 to shareholders of record on July 9, 1997.

     In April 1997, the Company obtained and used a $15.0 million revolving credit facility with a European financial institution. Funds borrowed under this facility will be used for general operating requirements at a rate of LIBOR plus one percent. This credit facility contains covenants that include restrictions on redemption or repurchase of stock, limitation on dividend payments and on acquiring new debt and the maintenance of certain financial ratios. In addition, the Company has obtained from the same financial institution an uncommitted foreign exchange facility for spot, option and forward contracts, under which the amount of the contracts outstanding at any one time may not exceed $20.0 million. The Company has not yet entered into any such contracts.

     In December 1985, the Company discontinued product liability insurance in the United States. While to date, no material adverse claim for personal injury resulting from allegedly defective products has been successfully maintained against the Company, a substantial claim, if successful, could have a material adverse effect on the Company's liquidity and financial performance.

     Management believes that funds generated from operations will be sufficient to meet its normal operating requirements during the coming year. The Company's recent acquisitions in Hungary, Russia and China will require $23.0 million of cash in 1997. Also, if the historic rate of growth in Eastern Europe continues, these operations will require increasing levels of working capital and funds for additional facilities or upgrading of existing facilities. Additionally, the Company has several preliminary acquisition prospects that may require significant funds in 1997. In August 1997, the Company completed its offering of $275.0 million principle amount of 9.25% Senior Notes due 2005 (the "Notes"). Interest on the Notes will be payable semi-annually on February 15 and August 15 of each year, commencing February 15, 1998. The Notes will mature on August 15, 2005, unless previously redeemed. The Notes will be redeemable in cash at the option of the Company, in whole or in part, on or after August 15, 2001. The company intends to use the proceeds from this offering for expansion in Eastern Europe, product acquisitions in the North America, payment of the $15.0 million related to the acquisition of the Plant from Roche, and for general purposes.

INFLATION AND CHANGING PRICES

     Foreign operations are subject to certain risks inherent in conducting business abroad, including price and currency exchange controls, fluctuations in the relative values of currencies, political instability and restrictive governmental actions. Changes in the relative values of currencies occur from time to time and may, in certain instances, materially affect the Company's results of operations. The effect of these risks remains difficult to predict.

     During the last three years, the cumulative inflation rate in Mexico has exceeded 100%. Starting in 1997, the Company began translating the financial statements of its operations in Mexico using accounting methods that apply to hyperinflationary economies. At December 31, 1996, Mexico had a net monetary asset position of $7.5 million which would be subject to loss if a devaluation were to occur.

     The Company is subject to foreign currency risk on its foreign denominated debt of $14.4 million, which is primarily denominated in Swiss francs, at March 31, 1997 and to devaluation losses on net monetary assets positions in Yugoslavia and Russia. See "-- ICN Yugoslavia." At December 31, 1996, the net monetary asset position of the Company's Russian operations was $9.7 million which would be subject to a loss if a devaluation were to occur.

     The effects of inflation are experienced by the Company through increases in the costs of labor, services and raw materials. The Company is subject to price control restrictions on its pharmaceutical products in the majority of countries in which it operates. While the Company attempts to raise selling prices in anticipation of inflation, the Company has been affected by the lag in allowed price increases in Yugoslavia and Mexico, which has created lower sales in U.S. dollars and reductions in gross profit. Future sales and gross profit could be materially affected if the Company is unable to obtain price increases commensurate with the levels of inflation. From a global perspective the Russian pharmaceutical market and the United States market are unique in that pharmaceutical prices are not heavily regulated by the government.

ICN YUGOSLAVIA

     ICN Yugoslavia, a 75% owned subsidiary that contributed 40% and 28% of the Company's pro forma net sales for 1996 and for the six months ended June 30, 1997, respectively, operates in a business environment that is subject to significant economic volatility and political instability. The economic conditions in Yugoslavia include continuing liquidity problems, inflationary pressures, unemployment, a weakened banking system and a high trade deficit. The future of the economic and political environment of Yugoslavia is uncertain and could deteriorate to the point that a material adverse impact on the Company's financial position and results of operations could occur.

     Yugoslavia is subject to political instability. With Presidential and parliamentary elections taking place in September 1997 and with the potential for continued economic deterioration, political instability may continue. Management believes that the 1997 elections may result in political change that could lead to economic reform, although such elections also have the potential to create additional political instability and currency devaluations.

     Management believes that economic reform and privatization is necessary before the Yugoslavian economy will improve. The lifting of sanctions has provided opportunities to export outside of Yugoslavia; however, Yugoslavia has not fully recovered the international status it held before sanctions. The Yugoslavian government is still negotiating to regain membership in the International Monetary Fund and World Bank.

     Liquidity Problems: In an effort by the National Bank of Yugoslavia to control inflation through tight monetary controls, Yugoslavia is now experiencing severe liquidity problems. This has resulted in longer collection periods on ICN Yugoslavia's receivables. Most of ICN Yugoslavia's customers are slow to pay due to delays of health care payments by the government. This has also resulted in ICN Yugoslavia being unable to make timely payments on its payables. In 1997, ICN Yugoslavia will attempt to reduce its receivables and improve its cash flow by restricting future sales; however, these actions may result in sales and earnings in 1997 that are lower than 1996. ICN Yugoslavia holds approximately $26.0 million of cash in a bank outside of Yugoslavia originally intended to be used for future plant expansion in Yugoslavia. These funds may be available for working capital purposes if necessary.

     Inflation and Monetary Exposure: ICN Yugoslavia operates in a highly inflationary economy and uses the U.S. dollar as the functional currency rather than the Yugoslavian dinar. Before the enactment of an economic stabilization program in January 1994, the rate of inflation in Yugoslavia was over 1 billion percent per year. The rate of inflation was dramatically reduced when, on January 24, 1994, the Yugoslavian government enacted a "Stabilization Program" designed to strengthen its currency. This program reduced the annualized inflation rate to approximately 5% by the end of 1994, increasing the availability of hard currency, stabilizing the exchange rate of the dinar, and improving the overall economy in Yugoslavia.

     In 1995, the effectiveness of the stabilization program weakened, resulting in a decline in the availability of hard currency and inflation levels accelerated to an approximate annual rate of 90% by the end of the year. In expectation of a devaluation late in 1995, ICN Yugoslavia took action early in the fourth quarter of 1995 to reduce its monetary exposure by shortening the payment terms on its receivables, reducing sales levels, accelerating the purchase of inventory and accelerating the purchase of building materials for its plant expansion. On November 24, 1995, the dinar devalued from a rate of 1.4 dinars per U.S. $1 to a rate of 4.7 dinars per U.S. $1. On this date, ICN Yugoslavia had a net monetary liability position that resulted in a gain of $8.7 million.

     During 1996, inflation increased further to an annual rate of 95% and the availability of hard and local currency continued to decline. The lifting of sanctions by the United Nations eventually provided opportunities to export outside of Yugoslavia. A policy of strict monetary control in Yugoslavia has kept inflation at a current annual level of approximately 40%. However, Yugoslavia has not fully recovered the international status it held before sanctions were imposed and management believes that economic reform and privatization is necessary before the economy will improve dramatically. The Yugoslavian government is still negotiating to regain membership in the International Monetary Fund and World Bank. Management believes that the 1997 Presidential and parliamentary elections may result in political change that would lead to economic reform, although such elections also have the potential to create additional political instability.

     ICN Yugoslavia began 1997 with a net asset monetary exposure of $134.0 million which was subject to foreign exchange loss if a devaluation of the dinar were to occur. During the first quarter of 1997, the Company was successful in reducing its monetary exposure by converting dinar denominated accounts receivable into notes receivable payable in dinars, but fixed in U.S. dollar amounts. The first conversion was made early in the first quarter of 1997 with $50.0 million of accounts receivable converted into a one year note with interest at the rate of LIBOR plus one percent. A second conversion was arranged in the middle of the first quarter of 1997 through an agreement with the Yugoslavian government to purchase $50.0 million of products from ICN Yugoslavia. The accounts receivable under this agreement were converted into a non-interest bearing note receivable that has special payment guarantees from the Serbian Government with the payment fixed in U.S. dollar amounts. The second agreement also allows the Company to offset payroll tax obligations against outstanding accounts receivable balances. As of June 30, 1997, ICN Yugoslavia had a net monetary asset position of $49 million which would be subject to foreign exchange loss if a devaluation of the dinar were to occur.

     The Company was able to reduce its overall accounts receivable balance from the beginning of the year through collections and the conversion of $100,000,000 of accounts receivable into notes receivable discussed above. As of June 30, 1997, the accounts receivable balance was $93,056,000. Based on current levels of collections, the Company will impose even stricter credit terms on its customers which will likely result in lower future Yugoslavian sales. The willingness of the Yugoslavian government to provide the Company protection against devaluation on its receivables in exchange for longer payment terms is a reflection of the strict adherence to government policy on controlling inflation by limiting the amount of hard currency in circulation. This policy was initially established with the start of the stabilization program in 1994. The Company is currently negotiating an arrangement with the government of Yugoslavia under which ICN Yugoslavia would commit to continue to provide products, in dollar denominated sales, in an amount up to $50,000,000 per calendar quarter for one year, and the government would pay a minimum of $9,000,000 per month toward outstanding receivables. However, at no point in time can the amount due to ICN Yugoslavia from the government exceed $200,000,000, including both accounts and notes receivable.

     As required by United States generally accepted accounting principles ("GAAP"), the Company translates ICN Yugoslavia financial results at the dividend payment rate established by the National Bank of Yugoslavia. To the extent that changes in this rate lag behind the level of inflation, sales and expenses will, at times, tend to be inflated. Future sales and expenses can increase substantially if the timing of future devaluations falls significantly behind the level of inflation.

     Potential Devaluation: The potential loss arising from a devaluation will depend on the size of the devaluation and the magnitude of the net monetary asset position at the time of the devaluation. The timing and the size of a devaluation are strongly influenced by the amount of inflation and length of time from the last devaluation. The risk of devaluation increases as time passes and inflation continues. The Company is unable to predict when a devaluation will occur although it may occur subsequent to the election currently scheduled for September 1997.

     Government Spending Limitations: The government has expressed its intention to limit total 1997 health care spending on pharmaceuticals. Currently, ICN Yugoslavia maintains a 50% market share for pharmaceutical products in Yugoslavia. With 80% of ICN Yugoslavia sales arising from the government or government funded entities, ICN Yugoslavia is financially dependent on the government. If the government continues to follow this course of action, it could result in a significant decrease in 1997 domestic sales. ICN Yugoslavia plans to partially mitigate the effects of decreased domestic spending by placing more emphasis on its export business and by promoting sales to privately funded pharmacies. The extent that these actions will mitigate the decreases in government spending is uncertain. The government decision to reduce health care spending could have a material adverse affect on the financial results of the Company.

     Credit Risk: ICN Yugoslavia is subject to credit risk in that 80% or $196.9 million of 1996 Yugoslavian sales are to the government or government funded entities of which $123.7 million is included in accounts receivable at December 31, 1996. Included in Yugoslavian domestic sales and accounts receivable to government funded entities are $82.0 million and $88.1 million, respectively, to three major customers.

     Sanctions: In December 1995, the United Nations Security Council adopted a resolution that suspended most economic sanctions that had been imposed on Yugoslavia since May 1992. A substantial majority of ICN Yugoslavia's business is conducted in Yugoslavia.

     Sanctions had contributed to an overall deteriorating business environment in which ICN Yugoslavia operated and denied ICN Yugoslavia access to export sales which previously totaled approximately $30.0 million a year. Sanctions also created restrictions on ICN Yugoslavia's overseas investments and imposed administrative burdens in obtaining raw materials outside of Yugoslavia.

     The Company believes the suspension of sanctions continues to provide a more favorable business environment; however, the beneficial effects of the suspension will not take place immediately as the economy needs to adjust to new opportunities. If Yugoslavia does not fully comply with the Dayton Accords, there is a risk that sanctions could be reinstated or that the remaining sanctions may not be lifted.

     Price Controls: ICN Yugoslavia is subject to price controls in Yugoslavia. The size and frequency of government approved price increases is influenced by local inflation, devaluations, cost of imported raw materials and demand for ICN Yugoslavia products. During 1996 and 1995, ICN Yugoslavia received fewer price increases than in the past due to relatively lower levels of inflation. As inflation rises, the size and frequency of price increases are expected to increase. During the third quarter of 1995, ICN Yugoslavia received a 30% price increase on its pharmaceutical products. This was the first price increase the government had allowed since the start of the

Stabilization Program. Subsequent to the devaluation on November 24, 1995, ICN Yugoslavia received an 80% price increase on its pharmaceutical products. Price increases obtained by ICN Yugoslavia are based on economic events preceding the price increase and not on expectations of ongoing inflation. This lag in permitted price increase creates downward pressure on the gross margins that ICN Yugoslavia receives on its products. When necessary, ICN Yugoslavia will limit sales of products that have low margins until an acceptable price increase is received. The impact of an inability to obtain adequate price increases in the future could have an adverse impact on the Company as a result of declining gross profit margins or declining sales in an effort to maintain existing gross margin levels.

     Dividends: In 1992, ICN Yugoslavia paid a $10.0 million dividend of which the Company received 75% or $7.5 million. Yugoslavian law allows free distribution of earnings whether to domestic (Yugoslavian) or international investors. Under this law a dividend must be declared and paid immediately after year end. Earnings that are not immediately paid as dividends cannot be used for future dividends. Additionally, ICN Yugoslavia is allowed to pay dividends out of earnings calculated under local statutory tax basis rules, not earnings calculated under GAAP. ICN Yugoslavia dividends are payable in dinars which must be exchanged for dollars before the dividend is repatriated. During high levels of inflation the dinar denominated dividend could devalue substantially by the time the dividend is exchanged for dollars. Under GAAP, ICN Yugoslavia had accumulated earnings, which are not available for distributions, of approximately $165.5 million at December 31, 1996. However, additional repatriation of cash could be declared from contributed capital for Yugoslavian purposes of $360.0 million at December 31, 1996, as provided for in the original purchase agreement. In 1992, the Company made the decision to no longer repatriate the earnings of ICN Yugoslavia and instead will use these earnings for local operations, plant expansion, reduction of debt and additional investment in Eastern Europe.

                               THE EXCHANGE OFFER

GENERAL

  Registration Rights

     The Company and the Initial Purchaser entered into the Registration Rights Agreement on or pursuant to which the Company agreed, for the benefit of holders of the Old Notes, that it will, at its expense (i) on or prior to the 30th day following the Issue Date, file the Exchange Offer Registration Statement with the Commission with respect to the Exchange Offer pursuant to which the Notes will be exchanged for the Exchange Notes, which will have terms identical to the Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions or any provision relating to this paragraph) and (ii) use its best efforts to cause the Exchange Offer Registration Statement to be declared effective under the Securities Act by the 150th day after the Issue Date. Upon effectiveness of the Exchange Offer Registration Statement, the Company will offer to all holders of the Notes an opportunity to exchange their securities for a like principal amount of the Exchange Notes. The Company will keep the Exchange Offer open for acceptance for not less than 20 business days after the date the Exchange Offer Registration Statement is declared effective. For each Note surrendered to the Company for exchange pursuant to the Exchange Offer, the holder of such Note will receive an Exchange Note having a principal amount at maturity equal to that of the surrendered Note. Interest on each Exchange Note will accrue from the last interest payment date on which interest was paid on the Note surrendered in exchange therefor or, if no interest has been paid on such Note, from the Issue Date.

     Under existing interpretations of the staff of the Commission's Division of Corporation Finance (the "Staff"), the Exchange Notes will generally be freely transferable after the Exchange Offer without further registration under the Securities Act; provided, however, that broker-dealers ("Participating Broker-Dealers") receiving Exchange Notes in the Exchange Offer will be subject to a prospectus delivery requirement with respect to resales of such Exchange Notes. To date, the Staff has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as the exchange pursuant to the Exchange Offer (other than a resale of an unsold allotment from the sale of the Notes to the Initial Purchaser) with the prospectus contained in the Exchange Offer Registration Statement. Pursuant to the Registration Rights Agreement, the Company will permit Participating Broker-Dealers and other persons, if any, subject to similar prospectus delivery requirements to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such Exchange Notes.

     Each holder of the Notes who wishes to exchange its Notes for Exchange Notes in the Exchange Offer will be required to make certain representations to the Company, including that (i) any Exchange Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement with any person to participate in a public distribution (within the meaning of the Securities Act) of the Exchange Notes and (iii) it is not an "affiliate," as defined in Rule 405 of the Securities Act, of the Company, or if it is such an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable to it.

     In addition, each holder who is not a broker-dealer will be required to represent that it is not engaged in, and does not intend to engage in, a public distribution of the Exchange Notes. Each holder who is a broker-dealer and who receives Exchange Notes for its own account in exchange for Notes that were acquired by it as a result of market-making activities or other trading activities will be required to acknowledge that it will deliver a prospectus in connection with any resale by it of such Exchange Notes.

     In the event that applicable interpretations of the Staff do not permit the Company to effect the Exchange Offer or if for any other reason the Exchange Offer is not consummated by the 180th day following the Issue Date, or if the Initial Purchaser so requests with respect to the Notes not eligible to be exchanged for Exchange Notes in the Exchange Offer or if any holder of Notes is not eligible to participate in the Exchange Offer or does not receive freely tradeable Exchange Notes in the Exchange Offer, the Company will, at its expense, (a) promptly file a Shelf Registration Statement (the "Shelf Registration Statement") permitting resales from time to time of the Notes, (b) use its best efforts to cause the Shelf Registration Statement to become effective and (c) use is best efforts to keep the Shelf Registration Statement current and effective until two years from the Issue Date or such shorter period that will terminate when all the Notes covered by the Shelf Registration Statement have been sold pursuant thereto. The Company, at its expense, will provide to each holder of the Notes copies of the prospectus, that is a part of the Shelf Registration Statement, notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Notes from time to time. A holder of Notes who sells such Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement which are applicable to such holder (including certain indemnification obligations).

     In the event that (i) the Exchange Offer Registration Statement is not filed with the Commission on or prior to the 30th day after the Issue Date or declared effective on or prior to the 150th day after the Issue Date, (ii) the Exchange Offer is not consummated on or prior to the 180th day following the Issue Date, (iii) the Shelf Registration Statement is not filed or declared effective within the required time periods or (iv) the Exchange Offer Registration Statement or the Shelf Registration Statement is declared effective but thereafter ceases to be effective (except as specifically permitted therein) for a period of 15 consecutive days without being succeeded immediately by an additional Exchange Offer Registration Statement or Shelf Registration Statement, as the case may be, filed and declared effective (each such event a "Registration Default"), the interest rate borne by the Notes shall be increased by 0.50% per annum for the 90-day period following such Registration Default. Such interest rate will increase by an additional 0.25% per annum at the beginning of each subsequent 90-day period following such Registration Default, up to a maximum aggregate increase of 1.0% per annum. From and after the date that all Registration Defaults have been cured, the Notes bear interest at the rate set forth on the cover page of this Prospectus.

     Notwithstanding the foregoing, to the extent necessary, there shall be added to all time limitation periods that number of days representing delays in the Company's filings with the Commission caused by events beyond the Company's control despite its best efforts in either of the following categories: (i) events affecting issuers generally, such as the temporary closure of federal agencies; or (ii) events directly affecting the Company such as its inability to obtain all information of an acquisition entity constituting a significant subsidiary within a time period that would permit independent auditors to prepare required audited information on a timely basis. In addition, if at any time counsel to the Company has determined in good faith that it is reasonable to conclude that the filing of the Exchange Offer Registration Statement or the Shelf Registration Statement or the compliance by the Company with its disclosure obligations in connection with the Exchange Offer Registration Statement or the Shelf Registration Statement may require the disclosure of information which the Board of Directors of the Company has identified as material and which the Board of Directors has determined that the Company has a bona fide business purpose for preserving as confidential, then the Company may delay the filing or the effectiveness of the Exchange Offer Registration Statement or Shelf Registration Statement (if not then filed or effective, as applicable) and shall not be required to maintain the effectiveness thereof or amend or supplement the Exchange Offer Registration Statement or Shelf Registration Statement for a period expiring upon the earlier to occur of (A) the date on which such material information is disclosed to the public or ceases to be material or the Company is able to so comply with its disclosure obligations and Commission requirements or (B) 30 days after the Company notifies the holders of such good faith determination.

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement, a copy of which is available upon request to the Company.

     As of the date of this Prospectus, $275,000,000 aggregate principal amount of the Old Notes is outstanding. In connection with the issuance of the Old Notes, ICN arranged for the Old Notes initially purchased by qualified institutional buyers, as defined pursuant in Rule 144A under the Securities Act ("Qualified Institutional Buyers"), to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. The New Notes will also be issuable and transferable in book-entry form through DTC.

     This Prospectus, together with the accompanying Letter of Transmittal is being sent to all registered holders of Old Notes as of __________ _ , 1997 (the "Record Date").

     ICN shall be deemed to have accepted validly tendered Old Notes when, as and if ICN has given oral or written notice thereof to the Exchange Agent. See "Exchange Agent." The Exchange Agent will act as agent for the tendering holders of Old Notes for the purpose of receiving New Notes from ICN and delivering New Notes to such holders.

     If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders of Old Notes who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. ICN will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean             , 1997, unless ICN, in
its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended. In order to extend the Expiration Date, ICN will notify the Exchange Agent of any extension by oral or written notice and will mail to the record holders of Old Notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that ICN is extending the Exchange Offer for a specified period of time.

     ICN reserves the right (i) to delay acceptance of any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and to refuse to accept Old Notes not previously accepted, if any of the conditions set forth herein under "Termination" shall have occurred and shall not have been waived by ICN (if permitted to be waived by ICN), by giving oral or written notice of such delay, extension or termination to the Exchange Agent and (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Old Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by ICN to constitute a material change, ICN will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Old Notes of such amendment.

     Without limiting the manner in which ICN may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, ICN shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE NEW NOTES

     Interest on each New Note will accrue from the last Interest Payment Date on which interest was paid on the Old Note tendered in exchange therefor or, if no interest has been paid on such tendered Old Note, from August 14, 1997. Holders of Old Notes whose Old Notes are accepted for exchange will be deemed to have waived the right to receive any payment in respect of interest on the Old Notes accrued from the last Interest Payment Date or August 14, 1997 (as the case may be) to the date of the issuance of the New Notes. Consequently, holders who exchange their Old Notes for New Notes will receive the same interest payment on the same Interest Payment Date that they would have received had they not accepted the Exchange Offer. Interest on the New Notes is payable semi-annually on February 15 and August 15 of each year accruing from the last Interest Payment Date or, in the case of the first payment, August 14, 1997 at a rate of 9 1/4% per annum.

PROCEDURES FOR TENDERING

     To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date.

     Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account in accordance with DTC's procedure for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at its addresses set forth herein under "Exchange Agent" prior to 5:00 p.m., New

York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     The tender by a holder of Old Notes will constitute an agreement between such holder and ICN in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     Delivery of all documents must be made to the Exchange Agent at its address set forth herein. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect such tender for such holders.

     The method of delivery of Old Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No Letter of Transmittal or Old Notes should be sent to ICN.

     Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of ICN or any other person who has obtained a properly completed bond power from the registered holder, or any person whose Old Notes are held of record by DTC who desires to deliver such Old Notes by book-entry transfer at DTC.

     Any beneficial holder whose Old Notes are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf. If such beneficial holder wishes to tender on his own behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering his Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution") unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder (including any participant in DTC whose name appears on a security position listed as the owner of Old Notes) who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution.

     If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the Old Notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the Old Notes.

     If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by ICN, evidence satisfactory to ICN of their authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Old Notes will be determined by ICN in its sole discretion, which determination will be final and binding. ICN reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes ICN's acceptance of which would, in the opinion of counsel for ICN, be unlawful. ICN also reserves the absolute right to waive any irregularities or conditions of tender as to particular Old Notes. ICN's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as ICN shall determine. Neither ICN, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the Exchange Agent to the tendering holder of such Old Notes unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     In addition, ICN reserves the right in its sole discretion to (a) purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date, or, as set forth under "Termination," to terminate the Exchange Offer and (b) to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the Exchange Offer.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, or if such holder cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

        (a) the tender is made through an Eligible Institution;

          (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Old Notes, the certificate number or numbers of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby, and guaranteeing that, within five business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Old Notes to be tendered in prior form for transfer and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing all tendered Old Notes in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at DTC of Old Notes delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five business days after the Expiration Date.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date, unless previously accepted for exchange.

     To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the business day prior to the Expiration Date and prior to acceptance for exchange thereof by ICN. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"),
(ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to permit the Trustee with respect to the Old Notes to register the transfer of such Old Notes into the name of the Deposit or withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by ICN, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes which have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the Expiration Date.

TERMINATION

     Notwithstanding any other term of the Exchange Offer, ICN will not be required to accept for exchange, or exchange New Notes for, any Old Notes not theretofore accepted for exchange, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes if: (i) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer, which, in ICN's judgment, might materially impair ICN's ability to proceed with the Exchange Offer or (ii) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the Commission in a manner, which, in ICN's judgment, might materially impair ICN's ability to proceed with the Exchange Offer.

     If ICN determines that it may terminate the Exchange Offer, as set forth above, ICN may (i) refuse to accept any Old Notes and return any Old Notes that have been tendered to the holders thereof, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the Expiration Date of the Exchange Offer, subject to the rights of such holders of tendered Old Notes to withdraw their tendered Old Notes, (iii) waive such termination event with respect to the Exchange Offer and accept all properly tendered Old Notes that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, ICN will disclose such change by means of a supplement to this Prospectus that will be distributed to each registered holder of Old Notes, and ICN will extend the Exchange Offer for a period of five to 10 business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the Old Notes, if the Exchange Offer would otherwise expire during such period.

EXCHANGE AGENT


     United States Trust Company of New York, the Trustee under the Indenture, has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:



By Mail:                        United States Trust Company of New York
                                P.O. Box 843
                                Cooper Station
                                New York, NY 10276
                                Attention: Corporate Trust Services
By Hand Prior to 4:30 p.m.:     United States Trust Company of New York
                                111 Broadway
                                New York, New York 10006
                                Attention: Lower Level Corporate Trust Window
By Hand After 4:30 p.m.:        United States Trust Company of New York
and by Overnight Courier:       770 Broadway, 13th floor
                                New York, NY 10003
                                Attention: Corporate Trust Redemption Unit
By Facsimile:                   (212) 780-0592
Confirm by Telephone:           (800) 548-6565


FEES AND EXPENSES

     The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by ICN. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of ICN and its affiliates in person, by telegraph or telephone.

     ICN will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. ICN, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. ICN may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

     The expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees, will be paid by ICN.

     ICN will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

     No gain or loss for accounting purposes will be recognized by ICN upon the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized by ICN over the term of the New Notes under generally accepted accounting principles. Unamortized expenses relating to the Old Notes will be deferred and amortized over the life of the New Notes.

                                    BUSINESS

INTRODUCTION

     ICN is a multinational pharmaceutical company that develops, manufactures, distributes and sells pharmaceutical, research and diagnostic products and provides radiation monitoring services. In fiscal year 1996, the Company had pro forma revenues, giving effect to the Roche Transaction described below, of $667.9 million, pro forma earnings before interest, taxes, depreciation and amortization ("EBITDA") of $163.0 million, and compounded annual EBITDA growth rate of 58% since 1994, the year in which ICN and its predecessor companies were merged. Based on the closing price of the Company's common stock on the New York Stock Exchange on September 4, 1997, the Company has an equity market capitalization of approximately $1.4 billion.

     ICN distributes and sells a broad range of prescription (or "ethical") and over-the-counter ("OTC") pharmaceutical and nutritional products in over 60 countries. These pharmaceutical products treat viral and bacterial infections, diseases of the skin, myasthenia gravis, cardiovascular disease, diabetes and psychiatric disorders.

     The Company pursues a strategy of international expansion which includes
(i) the consolidation of the Company's leadership position in Eastern Europe and Russia; (ii) the acquisition of high margin products that complement existing product lines and can be registered and introduced into additional markets to meet the specific needs of those markets; and (iii) the creation of a pipeline of new products through internal research and development, as well as strategic partnerships and licensing arrangements.

BACKGROUND

     As measured by sales, the Company believes it is currently the largest pharmaceutical company in Eastern Europe, a region with an estimated population of 425.1 million people with a collective GNP of $838.3 billion. The rate of per capita spending on pharmaceuticals in Eastern Europe currently is only 13% of such rate in Western Europe. The Company believes it has also established itself as the largest pharmaceutical company, as measured by sales, in Russia, a market that is expected to grow significantly over the next decade. In 1996, the Company entered the Hungarian market by acquiring 60% of Alkaloida, one of the largest pharmaceutical companies in terms of sales in Hungary and a major world producer of morphine and related compounds. In Yugoslavia, ICN Yugoslavia has an approximate 50% market share with 1996 sales of $267.2 million. Although ICN Yugoslavia's sales and profits have been adversely affected by an economic environment that has included extended periods of hyperinflation and trade sanctions, it historically has maintained profitability.

     For more than ten years, the Company has pursued a strategy of targeted expansion into regional markets which it considers to have significant potential for the sale of pharmaceutical products. This strategy has been implemented in large part through the acquisition of compatible businesses and product lines and the formation of strategic alliances and joint ventures in targeted markets. The Company believes that it has developed particular knowledge and skills in the acquisition, development and conduct of pharmaceutical and related businesses in Eastern Europe and Russia and it intends to continue its strategy of seeking acquisition and other growth opportunities in those and other emerging markets, such as China and Latin America, as well as in North America and Western Europe. The Company is currently exploring acquisition opportunities in Poland, Russia and the Czech Republic.

     ICN believes it is uniquely positioned as being both large enough to have an effective international distribution network not enjoyed by smaller pharmaceutical companies and small enough to permit lower sales thresholds that will achieve profitability that cannot be realized under the production and marketing constraints of larger pharmaceuticals companies. The Company has therefore increased sales and profitability in part by acquiring high margin pharmaceutical products that complement its existing product lines. Recently the Company purchased, effective July 1, 1997, from Roche worldwide rights to seven products and non-U.S. rights to two other products having aggregate sales in 1996 of $53.8 million for a price of $90.0 million, payable in common and convertible preferred stock of the Company, valued at $25 per common share. In connection with the Roche Transaction, the Company provided a price guarantee on a scaled basis over the next three years. Any shortfall would be paid in stock or, at the end of the guarantee period, cash or stock at the Company's option. Any excess must be returned to the Company in stock, or at the end of the guarantee period, cash or stock at the Company's option. Additionally, the Company will receive an option, exercisable for one year beginning on the earlier of the date on which Roche has realized cash consideration equal to $90.0 million and the date that is two years after the closing of the Roche Transaction, to acquire the U.S. rights to the two products as to which it will not initially hold such rights. The initial option price at closing is $95.0 million, subject to downward adjustment under certain circumstances. Roche is required to vote the stock of the Company held by it as recommended by the Company's board of directors.

     The Company's research and development activities are based upon the expertise accumulated in over thirty years of nucleic acids research focusing on the internal generation of novel molecules. The research and development function works closely with corporate marketing on a local, regional and worldwide basis. In this connection, the Company has entered into a number of licensing arrangements with other larger pharmaceutical companies, as well as strategic partnerships to develop its proprietary products.

     Among the Company's products is the broad spectrum antiviral agent ribavirin, which it markets in the United States, Canada and most of Europe under the Virazole(R) trademark. Virazole(R) is currently approved for commercial sale in over 40 countries for one or more of a variety of viral infections, including respiratory syncytial virus ("RSV"), herpes simplex, influenza, chicken pox, hepatitis and human immunodeficiency virus ("HIV"). In the United States and Europe, Virazole(R) is approved only for use with hospitalized infants and children with severe lower respiratory infections due to RSV.

     In 1995, the Company entered into the License Agreement with Schering-Plough whereby Schering-Plough licensed all oral forms of ribavirin, including for the treatment of chronic hepatitis C in combination with Schering-Plough's alpha interferon (the "Combination Therapy"). The License Agreement provided the Company an initial non-refundable payment by Schering-Plough of $23.0 million and future royalty payments to the Company from sales of the drug by Schering-Plough, including certain minimum royalty rates. Schering-Plough will have exclusive marketing rights for oral forms of ribavirin for hepatitis C worldwide, except that the Company will retain the right to co-market in the countries of the European Union. In addition, Schering-Plough agreed to purchase up to $42.0 million in common stock of the Company upon achieving certain regulatory milestones. Under the License Agreement, Schering-Plough will be responsible for all clinical development and regulatory activities worldwide. The FDA approved a protocol for the testing of the Combination Therapy, and Schering-Plough is conducting large-scale Phase III clinical trials of the Combination Therapy, which are near completion. Schering-Plough is also testing the Combination Therapy pursuant to protocols approved by the European Union. Schering-Plough has announced that it intends to file an NDA with the FDA for the Combination Therapy in the fourth quarter of 1997 and will make the equivalent filing in the European Union in the first quarter of 1998.

     Under the License Agreement, if the Company pursues regulatory approval to market Virazole(R) for an additional hepatitis indication, Schering-Plough will have the right to require that such indication become included in the License Agreement on the same terms and conditions (including royalties), in which case Schering-Plough must take responsibility for all further development activities and reimburse the Company for its development costs.

     Schering-Plough has the right to terminate the License Agreement on six months' notice, in which event it would retain a non-exclusive license to all oral forms of ribavirin, subject to the royalty obligations of the License Agreement, but it would no longer have any obligation to purchase common stock of the Company. Also, on such a termination, Schering-Plough would be required to provide to the Company reference to any regulatory approvals obtained by Schering-Plough and all information and data to allow the Company to pursue regulatory approval of oral forms of ribavirin.

     The Company believes that the approval of Virazole(R) in Combination Therapy for the treatment of chronic hepatitis C would be important to the Company because of the potential size of the chronic hepatitis C market both in the United States, Western Europe, Japan and other markets. However, there can be no assurance that the clinical trials will be successful or that the required governmental approvals will be obtained with respect to Virazole(R) for the treatment of hepatitis C in Combination Therapy. See "Risk Factors -- No Assurance of Successful Development and Commercialization of Future Products" and "-- Government Regulation."

     In addition to its pharmaceutical operations, the Company also develops, manufactures and sells, through its wholly-owned subsidiary, ICN Biomedicals, Inc., a broad range of research products and related services, immunodiagnostic reagents and radiation monitoring services. The Company markets these products internationally to major scientific, academic, health care and governmental institutions through catalog and direct mail marketing programs. ICN Biomedicals, Inc. accounted for 10.5% of the Company's total 1996 revenues.

PRODUCTS

  Ethical Drugs

     Anti-infectives: Anti-infective drugs treat bacterial and viral infections. The Company sells approximately 70 antibacterial products, and sells its antiviral drug, ribavirin, under the tradename Virazole(R) in North America and most European countries. Ribavirin is sold as Vilona(R) and Virazide(R) in Latin America and Virazide(R) in Spain. References to the sale of Virazole(R) in this Offering Memorandum includes sales made under the trademarks Vilona(R) and Virazide(R).

     Antivirals: Virazole(R) accounted for approximately 5%, 10% and 13% of the Company's net sales for the years ended December 31, 1996, 1995 and 1994, respectively. Virazole(R) is currently approved for sale in various pharmaceutical formulations in over 40 countries for the treatment of several different human viral diseases, including RSV, hepatitis, herpes, influenza, measles, chicken pox and HIV. In the United States and Canada, Virazole(R) has only been approved for hospital use in aerosolized form to treat infants and young children who have severe lower respiratory infections caused by RSV. In treating RSV, the drug is administered by a small particle aerosolized generator ("SPAG"), a system that permits direct delivery of Virazole(R) to the site of the infection. Similar approvals for Virazole(R) for use in the treatment of RSV have been granted by governmental authorities in 22 other countries.

     A variety of small, independent clinical studies comparing the results of combining Virazole(R) capsules and interferon alpha 2b therapies versus interferon alone in the treatment of hepatitis C, demonstrated enhanced efficacy of the combination. Based upon these clinical findings, the Company entered into the License Agreement with Schering-Plough whereby Schering-Plough has assumed responsibility for worldwide clinical development and registration of oral ribavirin in combination with their product, INTRON-A(R) (interferon alpha 2b) for the treatment of hepatitis C.

     Antibacterials: Antibacterials accounted for approximately 22%, 21% and 22% of the Company's net sales for the years ended December 31, 1996, 1995 and 1994, respectively. The following table describes the Company's six largest selling antibacterial products in 1996:

                                                                              % OF
                                                             SALES       ANTIBACTERIALS
 TRADE NAME        GENERIC NAME            LICENSOR          ($000)          SALES
------------    -------------------    -----------------    --------     --------------
Jugocillin(R)   Benzyl penicillin      Proprietary          $  9,392           6.95%
Pentrexyl(R)    Ampicillin             Bristol-Myers          18,831          13.94%
                                       Squibb
Longaceph(R)    Ceftriaxone            Roche                  11,952           8.85%
Palitrex(R)     Cefalexin              Eli Lilly              19,278          14.27%
Bactrim(R)      Trimethoprimt          Proprietary             9,064           6.71%
                Sulfamethoxazole
Gentamicin      Gentamicin             Non-proprietary        23,836          17.64%
                                                            --------        -------
                                       Total Top 6            92,353          68.36%
                                       Other                  42,745          31.64%
                                                            --------        -------
                                       Total
                                       Antibacterials       $135,098         100.00%
                                                            ========        =======

     Most of the antibacterials manufactured and sold by the Company are under exclusive licenses held by ICN Yugoslavia for specific geographical areas, primarily Yugoslavia, from other manufacturers, including Roche, Bristol-Meyers Squibb and Eli Lilly.

     Jugocillin(R) and Pentrexyl(R) belong to the penicillin group of medications used in a wide variety of bacterial infections including urinary and upper respiratory tract infections. Longaceph(R) and Palitrex(R) belong to the cefalesporin group of medications used to treat afflictions that may not be responsive to penicillin treatment. Bactrim(R) is a combination product that is used in the treatment of urinary tract infections.

     Other Ethicals: Other ethicals accounted for approximately 41%, 40% and 41% of net sales for the years ended December 31, 1996, 1995 and 1994, respectively. The following table sets forth the Company's four largest selling ethical products (excluding antivirals and antibacterials) in 1996:

                                                                                     % OF
                                                                    SALES       OTHER ETHICALS
   TRADE NAME          GENERIC NAME             LICENSOR            ($000)          SALES
-----------------    ----------------    ----------------------    --------     --------------
Oxsoralen-
  Ultra(R)           Methoxsalen         Proprietary               $ 15,900           6.26%
Mestinon(R)          Pyridostigmine
                     bromide             Roche                       17,838           7.03%
Bensedin             Diazepam            Proprietary                  9,372           3.69%
Insulin              Insulin             Proprietary/Eli Lilly        6,570           2.59%
                                                                   --------         ------
                                         Total Top 4                 49,680          19.57%
                                         Other                      204,167          80.43%
                                                                   --------         ------
                                         Total Other Ethicals      $253,847         100.00%
                                                                   ========         ======

     The Company manufactures and/or markets a wide variety of other ethical pharmaceuticals, including analgesics, anticholinesterases, antirheumatics, cardiovasculars, dermatologicals, endocrine agents, gastrointestinals, hormonals and psychotropics.

     The Company's largest selling ethical pharmaceutical, excluding anti-infectives, is a dermatological product called Oxsoralen-Ultra(R). The Company manufactures and markets approximately

75 dermatological products, primarily in North America and Eastern Europe. Dermatological products include, in addition to Oxsoralen-Ultra(R), Solaquin(R), Trisoralen(R) and Eldoquine(R), which are principally used for intractable psoriasis and pigmentation disorders, hypopigmentation (the skin losing its color) and hyperpigmentation (the skin aeftina darker than normal). The Company's second largest selling other ethical product is Mestinon(R), anticholinesterase.

     The Company markets three anti-cholinesterase product lines in North America under the trade names Mestinon(R), Prostigmin(R) and Tensilon(R). These products, manufactured by and licensed from Roche Holding AG, are used in treating myasthenia gravis, a progressive neuromuscular disorder, and in reversing the effects of certain muscle relaxants. Bensedin(R), is a tranquilizer manufactured by ICN Yugoslavia and is used in the treatment of psychological and emotional disorders. ICN Yugoslavia also sells insulin for the treatment of diabetes. Albumina(R)is sold in Spain and Mexico for use in emergency treatment of shock due to burns, trauma, operations and infections, and conditions where the restoration of blood volume is urgent.

     Other OTC Products: Other OTC products accounted for approximately 22%, 17% and 18% of the Company's net sales for the years ended December 31, 1996, 1995 and 1994, respectively. Other OTC products encompass a broad range of ancillary products, sold through the Company's existing distribution channels.

  Research Products

     Research chemicals, diagnostic and other biomedical products accounted for approximately 10% and 12% of the Company's net sales for the years ended December 31, 1996 and 1995, respectively.

     Research Chemicals: The Company serves life science researchers throughout the world through a catalog sales operation, direct sales and distributors. The Company's catalog lists approximately 55,000 products which are used by medical and scientific researchers involved in molecular biology, cell biology, immunology and biochemistry, microbiology and other areas. A majority of these products are purchased from third party manufacturers and distributed by the Company. Products include biochemicals, immunobiologicals, radiochemicals, tissue culture products and organic and rare and fine chemicals.

     Diagnostics: Among the diagnostics marketed by the Company are reagents that are routinely used by physicians and medical laboratories to accurately and quickly diagnose hundreds of patient samples for a variety of disease conditions. The Company manufactures both enzyme and radio-immunoassay kits, which it markets under the ImmuChem(TM) product line. The Company is also a supplier of immunodiagnostic tests for the screening of newborn infants for inherited and other disorders.

     Dosimetry: The Company is a supplier of analytical monitoring services to detect personal occupational exposure to radiation. This service is provided to dentists, veterinarians, chiropractors, podiatrists, hospitals, universities, government institutions, nuclear power plants, small office practitioners and others exposed to ionizing radiation. The Company's service includes both film and thermo luminescent badges in several configurations to accommodate a broad scope of users. This service includes the manufacture of badges, distribution to and from clients, analysis of badges and a radiation report including exposure.

RESEARCH AND DEVELOPMENT

     The Company's research and development activities use the expertise accumulated by the Company and its predecessors in over 30 years of nucleic acids research. In addition, the Company develops innovative products targeted to address the specific needs of the Company's local markets. The Company currently has 572 employees devoted to Research and Development activities.

  Long-Term Research and Development

     The Company's long-term research and development activities are focused on the identification and development of novel therapeutic and diagnostic agents for the treatment of viral diseases, cancer, immunologic dysfunction, diseases of the skin, hormonal therapy, and cardiovascular diseases.

     The Company is engaged in two research areas which both involve nucleic acids. One area is based on extending the library of nucleoside analogs through new synthesis and screening efforts. This is a proven approach which led to the identification of Virazole(R) by the Company and to other nucleoside therapeutics by other companies. The second area is the use of "antisense" oligonucleotide technology. This approach seeks to block the undesirable expression of genetic material in a highly selective way through the construction of short sequences of nucleotides which uniquely bind and inactivate the disease-causing genetic material. Both these approaches take advantage of the Company's knowledge base in nucleic acids.

  Near and Medium-Term Research and Development

     The Company's short-term development pipeline includes the registration of a number of products in regional markets, including, but not limited to, Latin America and Eastern and Central Europe. This ongoing activity introduces both high quality generic and licensed proprietary products into under-served markets. There can be no assurance of the results of the Company's research and development efforts or the ultimate commercial success of any of the products in the development.

     The Company's medium-term research and development pipeline involves the preclinical and clinical evaluation of certain nucleotide compounds which have broad market attractiveness and which have shown promise for successful commercialization (although there can be no assurances that these products will be commercialized successfully). The majority of these compounds arose from the nucleic acids programs but certain other compounds are in development to broaden the portfolio of the Company. These compounds include:

     Virazole(R) (ribavirin): The Company has entered into an agreement with Schering-Plough whereby Schering-Plough assumes responsibility for worldwide clinical development and registration of oral ribavirin in combination with their product Intron A (interferon alpha 2b), for the treatment of hepatitis C virus infections and receives certain geographically exclusive marketing rights. Phase III clinical trials are underway. See "-- Background."

     Clinical studies have been performed with Virazole(R) in various formulations for the treatment of several other viral diseases. Among diseases for which at least one governmental health regulatory agency, in countries other than the United States, has approved commercialization of Virazole(R) are herpes zoster, genital herpes, chicken pox, hemorrhagic fever with renal syndrome, Lassa Fever, measles, influenza and HIV. The Company is initiating carefully focused clinical studies evaluating the use of Virazole(R) in the treatment of papilloma virus infections and for early intervention against RSV infections in persons whose immune defenses are compromised as a consequence of bone marrow transplantation.

     Tiazole(TM) (tiazofurin): The Company has maintained an active research program centered on tiazofurin, which the Company is developing under the tradename Tiazole(TM). This product is a nucleoside analog demonstrated to cause inhibition of IMP-dehydrogenase, whose activity is elevated in a number of cancers. Studies of Tiazole(TM) by independent investigators indicate significant activity in myelogenous leukemia. The Company is in the process of conducting Phase II/III evaluation of Tiazole(TM) for use in the treatment of the late stages of refractory chronic myelogenous leukemia. The Company is also evaluating Tiazole(TM) for the treatment of ovarian carcinoma.

     Adenazole(TM) (8-Cl-c-AMP): This nucleotide has been shown to control cell proliferation and differentiation in certain cancers. Independent investigators in Italy and Scotland have conducted human trials which indicate significant utility of this compound. The Company is planning to continue to pursue the development of Adenazole(TM).

     Somatorelin (HGRF1-44): Somatorelin is a peptide which causes the synthesis and release of human growth hormone. The Company believes that somatorelin offers advantages over treatment with growth hormone. Notable among these advantages are the induction of a normal daily cycle of growth hormone levels and the induction of the ability of the body to produce growth hormone, which should offer significant benefit to patients. The Company is currently sponsoring Phase III trials in short stature pediatric patients.

     A2545: This compound was acquired as part of the 1996 purchase of Alkaloida. A2545 has a favorable preclinical profile and has shown good activity in Phase I/II studies for the treatment of irregular heartbeat. The Company is in the process of extending these studies.

  Marketing and Customers

     The Company markets its pharmaceutical products in some of the most developed pharmaceutical markets, including the United States, Canada and Western Europe, as well as developing markets, including Russia, Eastern Europe and Latin America. The Company adjusts its marketing strategies according to the individual markets in which it operates. The Company believes its marketing strategy is distinguished by flexibility, allowing the Company to market successfully a wide array of pharmaceutical products within diverse regional markets as well as certain drugs, notably Virazole(R), on a worldwide basis.

     The Company has a marketing and sales staff of approximately 1,900 persons for its pharmaceutical products, including sales representatives in North America, Latin America, Western Europe and Eastern Europe, who promote its pharmaceutical products. As part of its marketing program for pharmaceuticals, the Company uses direct mailings, advertises in trade and medical periodicals, exhibits products at medical conventions, sponsors medical education symposia and sells through distributors in countries where it does not have its own sales staff.

     In the United States, the Company currently promotes its pharmaceutical products to physicians through its own sales force. These products are distributed to drug stores and hospitals through wholesalers. In Latin America, including Mexico, the Company promotes to physicians and distributes products either directly or indirectly to hospitals and pharmacies. The Company's Spanish and Dutch subsidiaries promote and sell pharmaceutical products through their own sales forces to physicians, hospitals, retail outlets, pharmacies and wholesalers. In other Western European markets, particularly the United Kingdom and Germany, sales forces have recently been established and distribution methods are in transition as ICN affiliates are formed. In Canada, the Company has its own sales force and promotes and sells directly to physicians, hospitals, wholesalers and large drug store chains.

     ICN Yugoslavia sells a broad range of pharmaceutical and other products in Yugoslavia through approximately 30 wholesalers, six sales offices and 85 sales representatives. In December 1995, the UNSC adopted a resolution that suspended economic sanctions imposed on Yugoslavia. The suspension of most economic sanctions enabled ICN Yugoslavia to resume exporting certain of its product lines to Russia, other Eastern European markets, Africa, the Middle East and the Far East during 1996.

     During 1996, 80% of ICN Yugoslavia's sales were to government sponsored entities of Yugoslavia. Future sales by ICN Yugoslavia could be dependent on the ability of the Yugoslavian government to continue to subsidize purchases of pharmaceutical products.

     The research chemical and diagnostic product lines are sold worldwide primarily through the Company's mail order catalogs, with additional sales being generated through affiliates and a network of distributors.

     The Company's customer group for research products is principally composed of biomedical research institutions, such as universities, the National Institutes of Health, pharmaceutical companies, and, to a lesser extent, hospitals. The Company has a sales and marketing organization of approximately 230 persons for its research products, approximately 130 persons in the United States and Canada, approximately 95 in Europe and the balance in Australia.

     Pursuant to the Company's Agreement with Schering-Plough, if Virazole(R) is approved for use in Combination Therapy for the treatment of chronic hepatitis C in the United States, or elsewhere (for which, in either case, there can be no assurance), Schering-Plough will have exclusive marketing rights for Virazole(R) for hepatitis C worldwide, except that the Company will retain the right to co-market in the countries of the European Union.

COMPETITION

     The Company operates in a highly competitive environment. The Company's competitors, many of whom have substantially greater capital resources and marketing capabilities and larger research and development staffs and facilities than the Company, are actively engaged in marketing products similar to those of the Company and in developing new products similar to those proposed to be developed and sold by the Company. The Company believes that many of its competitors spend significantly more on research and development related activities than the Company spends. Competitive factors vary by product line and customer and include service, product availability and performance, price and technical capabilities. The Company does business in an industry characterized by extensive and ongoing research efforts. Others may succeed in developing products that are more effective than those presently marketed or proposed for development by the Company. Progress by other researchers in areas similar to those explored by the Company may result in further competitive challenges.

     The Company is aware of several ongoing research programs which are attempting to develop new prophylactic and therapeutic products for treatment of RSV. Although the Company will follow publicly disclosed developments in this field, on the basis of currently available data it is unable to evaluate whether the technology being developed in these programs poses a threat to its current market position in the treatment of RSV or its revenue streams.

     Competitors of the Company include Sigma-Aldrich Corporation, Amersham International and New England Nuclear in biomedical research products; LKB Instruments, Abbott Laboratories, Diagnostic Products Corporation and SmithKline Beecham in diagnostic reagents; and Life Technologies, Inc. and BioWhittaker, Inc. in cell biology products.

     The Company may also face increased competition from manufacturers of generic pharmaceutical products when certain of the patents covering certain of its currently marketed products expire.

FACILITIES

     The following are the principal facilities of the Company and its subsidiaries:

                                                                            OWNED OR      SQUARE
            LOCATION                              PURPOSE                    LEASED      FOOTAGE
---------------------------------  -------------------------------------    ---------    --------
Costa Mesa, California             Corporate headquarters and                 Owned       178,000
                                     administrative offices
Moscow, Russia                     Administrative and sales office           Leased         8,450
Budapest, Hungary                  Administrative and sales office           Leased         8,740
High Wycombe, United Kingdom       Administrative office                     Leased         5,000
Irvine, California                 Manufacturing facility                    Leased        27,000
Orangeburg, New York               Manufacturing facility                     Owned       100,000
Aurora, Ohio                       Manufacturing and repackaging             Leased        67,000
                                     facility
Montreal, Canada                   Offices and manufacturing facility         Owned        93,519
Zoetermeer, The Netherlands        Offices and manufacturing facility         Owned        23,430
Eschwege, Germany                  Offices and manufacturing facility         Owned        13,278
Mexico City, Mexico                Offices and manufacturing facilities       Owned       290,000
Belgrade, Yugoslavia               Offices and manufacturing facility         Owned       781,000
St. Petersburg, Russia             Offices and manufacturing facility         Owned       319,102
Kursk, Russia                      Offices and manufacturing facility         Owned       167,791
Chelyabinsk, Russia                Offices and manufacturing facility         Owned       157,873
Tiszavasvari, Hungary              Offices and manufacturing facility         Owned       623,489
Barcelona, Spain                   Offices and manufacturing facility         Owned        93,991
Brussels, Belgium                  Sales Office                              Leased         6,000
Paris, France                      Sales Office                              Leased         3,885
Thame, United Kingdom              Offices and warehouse                     Leased        19,500
Opera, Italy                       Sales Office and warehouse                 Owned       153,777
Bryan, Ohio                        Warehouse and manufacturing facility       Owned        37,000
Sydney, Australia                  Sales Office                              Leased        10,650

     Effective July 1, 1997 the Company purchased a GMP-standard manufacturing plant (the "Plant") located in Puerto Rico from Roche. The purchase price of the Plant was $55.0 million and was funded by the assumption of $40.0 million in existing bonds and the payment of $15.0 million in cash. During the Company's first two years of ownership of the Plant it will lease the Plant to Roche. In the third year, upon assuming operating control of the Plant, the Company will provide contract manufacturing services to Roche. After that period, the capacity of the Plant will be utilized by the Company for internal production requirements and third party manufacturing services. The capacity of the plant currently exceeds the existing production requirements of the Company. There can be no guarantee that the excess capacity of the Plant can be utilized by providing third party manufacturing services.

     In the opinion of the Company's management, all facilities occupied by the Company are adequate for present requirements, and the Company's current equipment is considered to be in good condition and suitable for the operations involved. For information concerning possible expansion of the Company's capacity to manufacture Virazole(R) in the future, see "-- Manufacturing and Raw Materials."

MANUFACTURING AND RAW MATERIALS

     The Company manufactures or will manufacture pharmaceuticals at 16 facilities. The Company believes it has sufficient manufacturing capacity to meet its needs for the foreseeable future. All of the manufacturing facilities that require GMP approval from the FDA or foreign agencies have obtained such approval. See "-- Facilities."

     In Bryan, Ohio, the Company manufactures topical and oral dosages of several pharmaceutical products for the United States market. All of the Company's dermatology products are packaged and distributed from the Bryan, Ohio facility. The Bryan, Ohio facility also packages and distributes Virazole(R) on a worldwide basis.

     At the two facilities in Mexico City, the Company manufactures a variety of pharmaceuticals in topical, oral and injectable dosage forms to serve the Latin America market. In Montreal, Canada, the Company manufactures its line of proprietary and generic pharmaceutical dosage forms for the U.S. and Canadian markets, SPAG units for the administration of Virazole(R) in the treatment of RSV, and other related medical devices. The Canadian facility also manufactures a full line of products using the controlled drug substance morphine for the management of pain in cancer and post-surgical states. In Spain, the Company manufacturers and markets ethical pharmaceuticals principally for distribution in Spain and Holland. In Yugoslavia, the Company manufactures over 450 pharmaceutical, veterinary, dental and other products in topical, oral and injectable forms. In St. Petersburg, Russia, the Company manufactures primarily pharmaceutical products in oral and injectable forms. At Kursk, Russia, the Company produces bulk drugs as well as other chemically synthesized bulk drug structures, and a variety of oral dosage forms for the Russian market. In Chelyabinsk, Russia, the Company produces oral and injectable dosage forms for the Russian market. In Tiszavasvari, Hungary the Company produces a variety of bulk drug substances for sale worldwide and oral dosage forms for European and Asian markets. At Wuxi in China the Company produces oral and injectable dosage forms for the Chinese market.

     The Company subcontracts all of the manufacture of bulk ribavirin to third party suppliers. Most of the finishing and packaging of Virazole(R) is done by the Company and the balance by third party subcontractors.

     Manufacturing of the Company's research chemical products is chiefly carried out in three domestic facilities and one foreign facility: Irvine, California (radiochemicals), Orangeburg, New York (diagnostic and immunobiologicals), Aurora, Ohio (biochemicals and immuno-biologicals) and Eschwege, Germany (chromatography products).

     In general, raw materials used by the Company in the manufacture of all of its products are obtainable from multiple sources in the quantities desired. However, the availability and costs of raw animal sera for distribution and for manufacturing certain of its cell biology products may vary from time to time and are largely beyond the Company's control. In the last decade, the number of reactor sites producing radioactive raw materials has diminished.

ORDER BACKLOG

     As is customary in the pharmaceutical industry, all the Company's products are sold on an "open order" basis. Consequently, order backlog is not considered a significant factor.

EMPLOYEES

     As of December 31, 1996, the Company employed 12,784 persons, an increase from 7,880 in 1994. The increase is primarily due to acquiring the controlling interest of ICN Russia and ICN Hungary. At year-end, the Company employed 1,901 persons in sales and marketing, an increase from 1,780 in 1995. Additionally, at year-end, the Company employed 572 in research and development, 8,633 in production, and 1,678 in general and administrative matters. All of the employees employed by ICN Yugoslavia and ICN Hungary, 3,089 of the employees of ICN Russia,

222 of the employees of the Company's Mexican subsidiaries, 247 employees of the Company's Spanish subsidiary, 38 employees of the Company's German subsidiary and 35 employees of the Company in the United States are covered by collective bargaining agreements, or similar agreements. National labor laws in some foreign countries in which the Company has substantial operations, including Yugoslavia, Russia and Spain, govern the amount of wages and benefits paid to employees and establish severance and related provisions. The Company has not experienced any work stoppages, slowdown or other serious labor problems which have materially impeded its business operations.

LICENSES, PATENTS AND TRADEMARKS

     The Company may be dependent on the protection afforded by its patents relating to Virazole(R) and no assurance can be given as to the breadth or degree of protection which these patents will afford the Company. The Company has patent rights in the United States expiring in 1999 relating to the use of Virazole(R) to treat specified human viral diseases. If future development of Virazole(R) in Combination Therapy is successful and approval granted in the United States, an additional award of exclusivity will likely be granted for up to three years from date of approval pursuant to the Waxman-Hatch Act; however, there can be no assurance that such development will be successful or that such approval will be obtained. The Company has patents in certain foreign countries covering use of Virazole(R) in the treatment of certain diseases, which coverage and expiration varies and which patents expire at various times through 2006. The Company has no, or limited, patent rights with respect to Virazole(R) and/or its use in certain foreign countries where Virazole(R) is currently, or in the future may be, approved for commercial sale, including France, Germany and Great Britain. However, it is expected that Schering-Plough and the Company will be granted a favorable review classification (Concentration Procedure) for Virazole(R) as a treatment for chronic hepatitis C in Combination Therapy in all European Union countries (including France, Germany and Great Britain). As a result, approval of the application of Virazole(R) for treatment of chronic hepatitis C in Combination Therapy (if such approval is granted) would, in the European Union, provide Schering-Plough and the Company six or more years of regulatory protection from the date of such approval of the application against generic substitutes of Virazole(R) for treatment of chronic hepatitis C. There can be no assurance that the loss of the Company's patent rights with respect to Virazole(R) upon expiration of the Company's patent rights in the United States, Europe and elsewhere will not result in competition from other drug manufacturers or will not otherwise have a significant adverse effect upon the business and operations of the Company.

     Marketing approvals in certain foreign countries provide an additional level of protection for products approved for sale in such countries. As a general policy, the Company expects to seek patents, where available, on inventions concerning novel drugs, techniques, processes or other products which it may develop or acquire in the future. However, there can be no assurance that any patents applied for will be granted, or that, if granted, they will have commercial value or as to the breadth or the degree of protection which these patents, if issued, will afford the Company. The Company intends to rely substantially on its unpatented proprietary know-how, but there can be no assurance that others will not develop substantially equivalent proprietary information or otherwise obtain access to the Company's know-how. Patents for pharmaceutical compounds are not available in certain countries in which the Company markets its products.

     ICN Yugoslavia manufactures and sells three of its top-selling antibacterial products, Pentrexyl(R), Longaceph(R) and Palitrex(R), under licenses from Bristol-Myers Squibb, Roche Holding AG and Eli Lilly, respectively. See "-- Products."

     Many of the names of the Company's products are registered trademarks in the United States, Yugoslavia, Mexico, Canada, Spain, The Netherlands and other countries. The Company anticipates that the names of future products will be registered as trademarks in the major markets in which it will operate. Other organizations may in the future apply for and be issued patents or own proprietary rights covering technology which may become useful to the Company's business. The extent to which the Company at some future date may need to obtain licenses from others is not known.

GOVERNMENT REGULATION

     The Company is subject to licensing and other regulatory control by the FDA, the Nuclear Regulatory Commission, other Federal and state agencies and comparable foreign governmental agencies.

     FDA approval must be obtained in the United States and approval must be obtained from comparable agencies in other countries prior to marketing or manufacturing new pharmaceutical products for use by humans. Obtaining FDA approval for new products and manufacturing processes can take a number of years and involve the expenditure of substantial resources. To obtain FDA approval for the commercial sale of a therapeutic agent, the potential product must undergo testing programs on animals, the data from which is used to file an Investigational New Drug Application with the FDA. In addition, there are three phases of human testing. Phase I: safety tests for human clinical experiments, generally in normal, healthy people; Phase II: expanded safety tests conducted in people who are sick with the particular disease condition that the drug is designed to treat; and Phase III: greatly expanded clinical trials to determine the effectiveness of the drug at a particular dosage level in the affected patient population. The data from these tests is combined with data regarding chemistry, manufacturing and animal toxicology and is then submitted in the form of a NDA to the FDA. The preparation of a NDA requires the expenditure of substantial funds and the commitment of substantial resources. The review by the FDA could take up to several years. If the FDA determines that the drug is safe and effective, the NDA is approved. No assurance can be given that authorization for the commercial sale by the Company of any new drugs or compounds for any application will be secured in the United States or any other country, or that, if such authorization is secured, those drugs or compounds will be commercially successful. The FDA in the United States and other regulatory agencies in other countries also periodically inspect manufacturing facilities.

     The Company is subject to price control restrictions on its pharmaceutical products in the majority of countries in which it operates. To date, the Company has been affected by pricing adjustments in Spain and by the lag in allowed price increases in Yugoslavia and Mexico, which has created lower sales in U.S. dollars and reductions in gross profit. Future sales and gross profit could be materially affected if the Company is unable to obtain price increases commensurate with the levels of inflation.

LITIGATION, GOVERNMENT INVESTIGATIONS AND OTHER MATTERS

     Litigation: In 1995, numerous lawsuits were filed which named the Company, the Chairman and several other officers of the Company as defendants (the "Defendants"), all related to the Company's Hepatitis C NDA. These lawsuits were consolidated into the Consolidated Amended Class Action Complaint For Violations of Federal Securities Laws (the "Class Action") (In re ICN Pharmaceuticals, Inc. Securities Litigation, Master File No. SACV-95-128-GLT (Eex) (C.D. Calif.)). Simultaneously, four stockholders derivative lawsuits were filed against the Company's board of directors, also related to the Company's Hepatitis C NDA, and consolidated into the Second Amended Consolidated Verified Derivative Complaint (the "Derivative Action") (In re ICN Pharmaceuticals, Inc. Securities Litigation, SACV-95-165, 174, 197, 279-GLT (Eex) (C.D. Calif.)). In April 1996,
the Derivative Action was dismissed by the district court, without leave to replead. An additional stockholders derivative suit which had been commenced in Delaware was similarly dismissed.

     In the Class Action, plaintiffs alleged that Defendants made various deceptive and untrue statements of material fact and omitted material facts regarding its Hepatitis C NDA in connection with: (i) the Merger of the Company, SPI, Viratek and Biomedicals in November 1994 and the issuance of convertible debentures in connection therewith; and (ii) information provided to the public. Plaintiffs also alleged that the Chairman of the Company traded on inside information relating to the Hepatitis C NDA. The Class Action asserted claims for alleged violations of Sections 11 and 15 of the Securities Act of 1933, Sections 10(b) and 20(a) of the Securities Exchange Act of 1934 and Rule 10b-5 promulgated thereunder. Plaintiffs sought unspecified compensatory damages, pre-judgement and post-judgement interest and attorneys' fees and costs. Plaintiffs' motion seeking the certification of (i) a class of persons who purchased ICN securities from November 10, 1994 through February 17, 1995; and (ii) a subclass consisting of persons who owned SPI and/or Biomedicals common stock prior to the Merger was granted. Defendants filed their answer to the Class Action, and the parties engaged in extensive pre-trial discovery. In July 1997, the Company and plaintiffs in the Class Action agreed to settle the Class Action for the sum of $15.0 million. The settlement is in the process of being documented and is subject to the approval of the court. A settlement hearing is expected to be held in the fall of 1997. The Class Action is currently scheduled to proceed to trial in January 1998. The Company intends to urge the district court to approve the settlement of the Class Action. If the settlement is not approved, and the Class Action proceeds to trial, the ultimate outcome of any such trial cannot be predicted with certainty, and any unfavorable outcome could have a material adverse effect on the Company.

     Four lawsuits have been filed with respect to the Merger in the Court of Chancery in the State of Delaware (the "1994 Actions"). Three of these lawsuits were filed by stockholders of SPI and, in one lawsuit, of Viratek against ICN, SPI, Viratek (in the one lawsuit) and certain directors and officers of ICN, SPI and/or Viratek (including the Chairman) and purport to be class actions on behalf of all persons who held shares of SPI and Viratek common stock. The fourth lawsuit was filed by a stockholder of Viratek against ICN, Viratek and certain directors and officers of ICN, SPI and Viratek (including the Chairman) and purports to be a class action on behalf of all persons who held shares of Viratek common stock. These suits allege that the consideration provided to the public stockholders of SPI and/or Viratek in the Merger was unfair and inadequate, and that the defendants breached their fiduciary duties in approving the Merger and otherwise. The 1994 Actions have been inactive. The Company believes that these suits are without merit and intends to defend them vigorously should they become active.

     ICN, SPI and Viratek and certain of their current and former officers and directors (collectively, the "ICN Defendants") were named defendants in certain consolidated class actions. Plaintiffs alleged that the ICN Defendants made, or aided and abetted PaineWebber, Inc. in making, misrepresentations of material fact and omitted material facts concerning the business, financial condition and future prospects of ICN, Viratek and SPI in certain public announcements, PaineWebber, Inc. research reports and filings with the SEC. In October 1996, following a jury verdict finding the Company not liable on eight of the 15 claims, the Company entered into a settlement agreement with the plaintiffs. Under the terms of the settlement, the Company agreed to pay $4.5 million in cash and $10.0 million in common stock of the Company, based upon the fair market value of the stock on the date of settlement. On January 6, 1997, the court approved the settlement and signed the order and judgment dismissing the amended complaint with prejudice.

     Investigations: Pursuant to an Order Directing Private Investigation and Designating Officers to Take Testimony, entitled In the Matter of ICN Pharmaceuticals, Inc. (P-177) (the "Order") a private investigation is being conducted by the SEC with respect to certain matters pertaining to the status and disposition of the Hepatitis C NDA. As set forth in the Order, the investigation concerns whether, during the period June 1994 through February 1995, the Company, persons or entities associated with it and others, in the offer and sale or in connection with the purchase and sale of ICN securities, engaged in possible violations of Section 17(a) of the Securities Act of 1933 and Section 10(b) of the Securities Exchange Act of 1934 and Rule 10b-5 thereunder, by having possibly: (i) made false or misleading statements or omitted material facts with respect to the status and disposition of the Hepatitis C NDA; or (ii) purchased or sold ICN securities while in possession of material, non-public information concerning the status and disposition of the Hepatitis C NDA; or (iii) conveyed material, non-public information concerning the status and disposition of the Hepatitis C NDA, to other persons who may have purchased or sold ICN securities. The Company is cooperating with the SEC in its investigation. To date, the Company has produced documents to the SEC pursuant to its request and the SEC has taken depositions of certain officers, directors, and employees of the Company.

     In addition, the Company has received subpoenas (the "Subpoenas") from a Grand Jury of the United States District Court, Central District of California, requesting the production of documents covering a broad range of matters over various time periods. The Company and Milan Panic are subjects of the investigation. The Company has and continues to cooperate in the production of documents pursuant to the Subpoenas. A number of current and former employees of the Company have been interviewed by the government in connection with the investigation.

     The ultimate outcome of the SEC and Grand Jury investigations cannot be predicted and any unfavorable outcomes could have a material adverse effect on the Company. See "Risk Factors -- Dependence on Key Personnel."

     Consent Decrees: In May 1991, ICN completed a civil settlement with the United States Justice Department regarding a grand jury investigation initiated in September 1988. The grand jury investigation, in which ICN and its subsidiaries were targets, generally related to compliance by ICN and its subsidiaries with applicable FDA statutes and regulations concerning the marketing and sale of Virazole(R). In settling the matter, ICN entered into a civil consent decree whereby it neither admitted nor denied any violations of FDA statutes and regulations. In addition, ICN agreed that it and its affiliates would abide by all FDA laws and regulations in the future and agreed to pay $400,000 and to reimburse the FDA $200,000 for administrative costs. The consent decree expired by its terms at the end of May 1994.

     On October 7, 1991, ICN, Viratek, Milan Panic, Chairman of the Board and Chief Executive Officer of the Company, and Dr. Weldon B. Jolley, a director of ICN, entered into a settlement agreement in the form of a Consent Decree with the Commission, ending the Commission's investigation of ICN and Viratek which began in 1987 and generally concerned disclosures by ICN and Viratek in 1986 and 1987 relating to the safety and efficacy of Virazole(R) in treating certain AIDS-related conditions. Without admitting or denying any violations of the securities laws, ICN, Viratek and the individuals agreed not to violate securities laws in the future.

     Product Liability: The Company could be exposed to possible claims for personal injury resulting from allegedly defective products. The Company generally self-insures against potential product liability exposure with respect to its marketed products. While to date no material claim for personal injury resulting from allegedly defective products has been successfully maintained against the Company, a substantial claim, if successful, could have a material adverse effect on the Company. See "Risk Factors -- Potential Product Liability Exposure and Lack of Insurance."

     Environmental Matters: The Company has not experienced any material impact on its capital expenditures, earnings or competitive position as a result of compliance with any laws or regulations regarding the protection of the environment. The Company believes it is in compliance in all material respects with applicable laws relating to the protection of the environment.

     In connection with the acquisition of Alkaloida from the government of Hungary, an environmental remediation fund of approximately $7.2 million was established by the government from the proceeds that the Company tendered. This fund will be used to remediate a waste disposal site adjacent to Alkaloida, contaminated by past plant operations, by 1998. If the cash from this fund is insufficient to fully remediate the waste disposal site, the Company is liable for the shortfall. The Company believes, based upon current third party studies and estimates, that the cash in the fund is adequate to remediate the waste disposal site.

     The Company is a party to a number of other pending or threatened lawsuits arising out of, or incident to, its ordinary course of business, including two complaints alleging sexual harassment. In the opinion of management, amounts accrued for awards, assessments or potential losses in connection with these matters and the unresolved matters referred to above, are adequate and the ultimate resolution will not have a material effect on the Company's consolidated financial position or results of operations. However, there can be no assurance that any unfavorable outcome of any such matter would not have a material adverse effect on the Company.

                                   MANAGEMENT

     The following individuals are the members of the Board of Directors and executive officers of the Company:

    NAME                           AGE              PRESENT POSITION WITH THE COMPANY
    ----------------------------   ----     -------------------------------------------------
    Milan Panic.................     67     Chairman of the Board and Chief Executive Officer
    Norman Barker, Jr. .........     74     Director
    Birch E. Bayh ..............     69     Director
    Alan F. Charles.............     59     Director
    Roger Guillemin, M.D.,           73     Director
      Ph.D. ....................
    Dale M. Hanson..............     54     Director
    Adam Jerney.................     55     Director, President -- Chief Operating Officer
    Weldon B. Jolley, Ph.D. ....     70     Director
    Jean-Francois Kurz..........     62     Director
    Thomas H. Lenagh............     74     Director
    Charles T. Manatt...........     60     Director
    Stephen D. Moses............     62     Director
    Michael Smith, Ph.D. .......     64     Director
    Roberts A. Smith, Ph.D. ....     68     Director
    Richard W. Starr............     76     Director
    Devron Averett..............     48     Senior Vice President -- Research and Development
    John E. Giordani............     52     Executive Vice President Chief Financial Officer
                                            and Corporate Controller
    John Julian.................     52     Senior Vice President -- Worldwide Marketing
    Bill A. MacDonald...........     46     Executive Vice President -- Strategic Planning
    David C. Watt...............     44     Executive Vice President -- General Counsel and
                                              Corporate Secretary
    Jack Sholl..................     53     Senior Vice President -- Human Resources

     Milan Panic, the founder of ICN, has been Chairman of the Board, Chief Executive Officer and President of the Company since its inception in 1960; except for a leave of absence from July 14, 1992 to March 4, 1993 while he was serving as Prime Minister of Yugoslavia and a leave of absence from October 1979 to June 1980.

     Norman Barker, Jr., has served as a director of the Company since 1988. Mr. Barker is the retired Chairman of the Board of First Interstate Bank of California and Former Vice Chairman of the Board of First Interstate Bancorp. Mr. Barker joined First Interstate Bank of California in 1957 and was elected President and Director in 1968, Chief Executive Officer in 1971 and Chairman of the Board in 1973. He retired as Chairman of the Board at the end of 1985. Mr. Barker is also Chairman of the Board of Fidelity Federal Bank and Pacific American Income Shares, Inc., and a director of TCW Convertible Securities Fund, Inc. and American Health Properties, Inc.

     Birch E. Bayh, has served as a director of ICN since 1992. Senator Bayh is a senior partner in the law firm of Bayh, Connaughton & Malone, P.C. Senator Bayh was previously head of the Washington, D.C. office of Rivkin, Radler, Bayh, Hart & Kremer, and a partner of the Indianapolis, Indiana and Washington, D.C. law firm of Bayh, Tabbert & Capehart from April 1981 through June 1985. From 1963 to 1981, Senator Bayh served as United States Senator from the State of Indiana. Senator Bayh is also a director of Acordia, Inc. and Simon Property Group.

     Alan F. Charles has served as a director of the Company since 1986. Mr. Charles was Vice Chancellor of University Relations at the University of California, Los Angeles from 1980 to 1993 and served in various administrative capacities at that university since 1972. Mr. Charles is now an independent consultant in higher education.

     Roger Guillemin, M.D., Ph.D., has served as a director of the Company since 1989, as a director of Viratek since 1992 and as a director of ICN since 1993. Dr. Guillemin has been Distinguished Scientist at the Whittier Institute in La Jolla, California from March 1989 to 1995 and as Resident Fellow and Chairman of the Laboratories for Neuroendocrinology at the Salk Institute in La Jolla, California, and Adjunct Professor of Medicine at the Medical School of the University of California at San Diego. Dr. Guillemin was awarded the Nobel Prize in Medicine in 1977 and, in the same year, was presented the National Medal of Science by the President of the United States. He was affiliated with the Department of Physiology at Baylor College of Medicine in Houston, Texas from 1952 to 1970. Dr. Guillemin is a member of the National Academy of Sciences, and a Fellow of the American Association for the Advancement of Science. Dr. Guillemin has also served as President of the American Endocrine Society. Dr. Guillemin is also a director of Prizm Pharmaceuticals, Inc.

     Dale M. Hanson has served as a director of the Company since 1995. He is the Chief Executive Officer of American Partner's Capital Group, a provider of financial services to institutional investors. From 1987 to 1994, Mr. Hanson was Chief Executive Officer of the California Public Employees Retirement System (CalPERS). From 1981 to 1987, Mr. Hanson served as Chief Operating Officer of the Wisconsin Retirement System.

     Adam Jerney has served as a director of the Company since 1992. Mr. Jerney is currently Chief Operation Officer and President of ICN. He served as Chairman of the Board and Chief Executive Officer of ICN, SPI, Viratek and Biomedicals from July 14, 1992 to March 14, 1993 during Milan Panic's leave of absence. Mr. Jerney joined ICN in 1973 as Director of Marketing Research in Europe and assumed the position of General Manager of ICN Netherlands in 1975. In 1981, he was elected Vice President -- Operations and in 1987 he became President and Chief Operating Officer of SPI. Prior to joining ICN, he spent four years with
F. Hoffmann-La Roche & Company.

     Weldon B. Jolley, Ph.D., has served as a director of the Company since 1960. Dr. Jolley is President of Golden Opportunities and was President of the Nucleic Acid Research Institute, a former division of ICN, from 1985 to 1989. Dr. Jolley was a Vice-President of ICN until 1991. Prior to that, he was, for eleven years, Professor of Surgery at the Loma Linda University School of Medicine in Loma Linda, California and a physiologist at the Veterans Hospital in Loma Linda, California.

     Jean-Francois Kurz has served as a director of the Company since 1989. Mr. Kurz was a Member of the Board of Directors and the Executive Committee of the Board of DG Bank Switzerland Ltd. from 1990 to 1992. In 1988 and 1989, Mr. Kurz served as a General Manager of TDB American Express Bank of Geneva and, from 1969 to 1988, he was Chief Executive Officer of Banque Gutzweiler, Kurz, Bungener in Geneva. Mr. Kurz is also Chairman of the Board and a director of Banque Pasche S.A., Geneva.

     Thomas H. Lenagh has served as a director of the Company since 1979. Mr. Lenagh is an independent financial advisor. He was Chairman of the Board of Greiner Engineering, Inc. from 1982 to 1985. Mr. Lenagh served as Financial Vice President to the Aspen Institute from 1978 to 1980, and since then as an independent financial consultant. From 1964 to 1978 he was Treasurer of the Ford Foundation. Mr. Lenagh is also a director of Adams Express Company, U.S. Life Corporation, SCI Systems, Inc., Gintel Funds, Irvine Sensors, Inc., CML, Inc., Clemente Global Funds, Franklin Quest, and V Band Corp.

     Charles T. Manatt has served as a director of the Company since 1992. Mr. Manatt is a partner in the law firm of Manatt, Phelps & Phillips, of which he was a founder in 1965. Mr. Manatt served as Chairman of the Democratic Party from 1981 to 1985. Mr. Manatt is also a director of Federal Express and Comsat.

     Stephen D. Moses has served as a director of the Company since 1988. Mr. Moses is Chairman of the Board of Stephen Moses Interests. He was formerly Chairman of the Board of National Investment Development Corporation and Brentwood Bank in Los Angeles, California and a member of the National Advisory Board of the Center for National Policy. Mr. Moses serves on the Board of Visitors of Hebrew Union College, as well as the Board of Trustees of Franklin and Marshall College and the UCLA Foundation. From 1967 to 1971, Mr. Moses was an executive of the Boise Cascade Corporation, serving in several capacities, including President of Boise Cascade Home and Land Corporation. In the early 1970's, Mr. Moses was President of Flagg Communities, Inc.

     Michael Smith, Ph.D., has served as a director of ICN since 1994. Dr. Smith is Director of the Biotechnology Laboratory, an interdisciplinary unit and a privately funded research institute at the University of British Columbia. He is a Peter Wall Distinguished Professor of Biotechnology. In 1993, Dr. Smith received the Nobel Prize in Chemistry. He has been a Career Investigator of the Medical Research Council of Canada since 1966 and is a member of the American Endocrine Society.

     Roberts A. Smith, Ph.D., has served as a director of ICN since 1960. Dr. Smith was President of Viratek and Vice President -- Research and Development of SPI through 1992. Dr. Smith was also a director of the Nucleic Acid Research Institute from 1985 to 1989. For more than eleven years, Dr. Smith was Professor of Chemistry and Biochemistry at the University of California at Los Angeles. Dr. Smith is also a director of PLC Systems.

     Richard W. Starr has served as a director of ICN since 1983. Mr. Starr is the retired Executive Vice President and Chief Credit Officer Worldwide of First Interstate Bank of California. Mr. Starr spent 31 years with First Interstate before retiring in 1983 and has over 44 years of experience in commercial banking.

     Devron Averett, Ph.D., joined ICN in May 1996 as Senior Vice President, Research and Development. From 1995 to 1996, Dr. Averett was head of the Department of Molecular and Cellular Virology at Glaxo Wellcome Research Laboratories. From 1974 to 1995, Dr. Averett held positions of increasing responsibility in the division of Experimental Therapy at Glaxo Wellcome Inc. and its predecessor, Burroughs Wellcome Co. Dr. Averett holds his Ph.D. in microbiology and immunology from the University of North Carolina at Chapel Hill, where he serves as adjunct associate professor in the Department of Microbiology and Immunology. He is the author of 37 scientific publications in refereed journals on work involving the areas described above and holds 17 patents and patent applications. He is a member of the American Society for Microbiology, the International Society for Antiviral Research and the American Association for the Advancement of Science.

     John E. Giordani joined ICN in June 1986 after serving as Vice President and Corporate Controller of Revlon, Inc., in New York, New York since February 1982. Prior to the Merger, Mr. Giordani's primary duties were as Chief Financial Officer of ICN. He devoted insubstantial time to Biomedicals and Viratek. From 1978 until February 1982, he held Deputy and Assistant Corporate Controller positions with Revlon, Inc. He was with Peat, Marwick, Mitchell & Co. from 1969 to 1978.

     John Julian joined ICN in October 1995 as Senior Vice President, Worldwide Marketing. From 1989 to 1995, Mr. Julian was Vice President of U.S. Marketing for Marion Merrell Dow. From 1985 to 1989, Mr. Julian was Director, Global Commercial Development of Marion Merrell Dow. From 1967 to 1985, Mr. Julian held positions of increasing responsibility with Marion Merrell Dow and its predecessor companies.

     Bill A. MacDonald joined ICN in March 1982. Prior to the Merger, he was President of Biomedicals since March 18, 1993. From 1980 to 1982, he served as the Tax Manager of Pertec Computer Corporation. From 1973 to 1980, he was Tax Manager and Assistant Treasurer of Republic Corporation.

     David C. Watt joined ICN in March 1988 as Assistant General Counsel and Secretary. He was elected Vice President -- Law and Secretary in December 1988. In January 1992, Mr. Watt was promoted to Senior Vice President of ICN. On February 1, 1994, Mr. Watt was elected Executive Vice President -- Corporate Development of ICN. From 1986 to 1987, he was President and Chief Executive Officer of Unitel Corporation. He also served as Executive Vice President and General

Counsel and Secretary of Unitel Corporation during 1986. From 1983 to 1986, he served with ICA Mortgage Corporation as Vice President, General Counsel and Corporate Secretary. Prior to that time, he served with Central Savings Association as Assistant Vice President and Associate Counsel from 1981 to 1983 and as Assistant Vice President from 1980 to 1981.

     Jack A. Sholl joined ICN in August 1987 as Vice President, Public Relations. He was promoted to Senior Vice President in January 1991 and was elected Senior Vice President -- Human Resources in September 1994. From 1979 to August 1987, he served as Director of Financial and Media Communications with Warner-Lambert Company of Morris Plains, New Jersey, and from 1973 to 1979 as Manager, Department of Communications with Equibank, N.A. of Pittsburgh, Pennsylvania. Prior to that time, he served on the Public Relations staff of the New York Stock Exchange (1971-1973) and in editorial positions with The Associated Press (1968-1971), the last as supervising Business and Financial Editor in New York.

                          DESCRIPTION OF THE NEW NOTES

GENERAL

     The New Notes will be issued under an Indenture (the "Indenture"), dated as of August 14, 1997, by and between the Company and United States Trust Company of New York, as trustee (the "Trustee"). Upon the issuance of the New Notes or the effectiveness of a Shelf Registration Statement (as defined below), the Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). As used in this "Description of the New Notes" section, references to the Notes means the New Notes and the "Company" means ICN Pharmaceuticals, Inc., but not any of its subsidiaries (unless the context otherwise requires).

     The following is a summary of the material provisions of the Indenture. This summary does not purport to be complete and is subject to the detailed provisions of, and is qualified in its entirety by reference to, the Trust Indenture Act, the New Notes and the Indenture, including the definitions of certain terms contained therein and including those terms made part of the Indenture by reference to the Trust Indenture Act. A copy of the form of Indenture may be obtained from the Company. The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions." Reference is made to the Indenture for the full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

MATURITY AND INTEREST

     The Notes will be unsecured senior obligations of the Company limited in aggregate principal amount to $275,000,000. The Notes will mature on August 15, 2005. Interest on the Notes will accrue at the rate of 9 1/4% per annum and will be payable semi-annually in arrears on February 15 and August 15 in each year, commencing on February 15, 1998, to holders of record on the immediately preceding February 1 and August 1, respectively. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of the original issuance of the Notes (the "Issue Date"). Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Principal of, premium, if any, and interest on the Notes will be payable at the office or agency of the Company maintained for such purpose in The City of New York or, at the option of the Company, payment of interest may be made by check mailed to the holders of the Notes at their respective addresses as set forth in the register of holders of Notes. Until otherwise designated by the Company, the Company's office or agency in The City of New York will be the office of the Trustee maintained for such purpose. The Notes will be issued in fully registered form, without coupons, and in denominations of $1,000 and integral multiples thereof. No service charge will be made for any transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

REDEMPTION

     Mandatory Redemption. The Notes are not subject to any mandatory sinking fund redemption prior to maturity.

     Optional Redemption. The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after August 15, 2001 at the redemption prices (expressed as percentages of the principal amount of the Notes) set forth below plus in each case accrued and unpaid interest, if any, to the date of redemption, if redeemed during the twelve-month period beginning on of the years indicated below:

                                      YEAR                         PERCENTAGE
                -------------------------------------------------  ----------
                2001.............................................    104.625
                2002.............................................    103.083
                2003.............................................    101.542
                2004 and thereafter..............................    100.000%

     Selection and Notice. If less than all of the Notes are to be redeemed at any time, selection of the Notes to be redeemed will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a securities exchange, on a pro rata basis or by lot or any other method as the Trustee shall deem fair and appropriate; provided, however, that Notes redeemed in part shall only be redeemed in integral multiples of $1,000. Notices of any redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at such holder's registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed, and the Trustee shall authenticate and mail to the holder of the original Note a new Note in principal amount equal to the unredeemed portion of the original Note promptly after the original Note has been cancelled. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption.

RANKING

     The Notes will be general unsecured obligations of the Company. The Notes will rank pari passu in right of payment with all unsecured senior indebtedness and senior to all subordinated indebtedness of the Company, including the Company's 8.5% Convertible Subordinated Notes due 1999. As of June 30, 1997, the Company had approximately $6.0 million of unsecured senior indebtedness outstanding and approximately $138.9 million of subordinated indebtedness outstanding. The Notes will be effectively subordinated to all secured indebtedness of the Company to the extent of the assets securing such indebtedness and will also be effectively subordinated to all indebtedness of the Company's subsidiaries. As of June 30, 1997, the Company had approximately $14.5 million of secured indebtedness outstanding and its subsidiaries had aggregate indebtedness and other obligations of approximately $32.0 million outstanding. See "Risk Factors -- Ranking of the Notes; Subsidiary Operations."

CHANGE OF CONTROL

     In the event of a Change of Control, each holder of Notes will have the right, unless the Company has given a notice of redemption, subject to the terms and conditions of the Indenture, to require the Company to offer to purchase all or any portion (equal to $1,000 or an integral multiple thereof) of such holder's Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, in accordance with the terms set forth below (a "Change of Control Offer").

     Other debt instruments of the Company may in the future restrict the Company's ability to purchase Notes pursuant to a Change of Control Offer. Moreover, such debt instruments may contain a "change of control" provision that is similar to the provision in the Indenture relating to a Change of Control, and the occurrence of such a "change of control" would constitute a default under such debt instruments. Such debt instruments may not permit the purchase of the Notes absent consent of the lenders thereunder in the event of a Change of Control. Notwithstanding the foregoing, the failure of the Company to effect a Change of Control Offer would constitute an Event of Default under the Indenture.

     If the Company is unable to obtain the requisite consents and/or repay all indebtedness which restricts the Company's ability to repurchase the Notes upon the occurrence of a Change of Control, the Company may not be able to commence a Change of Control Offer to purchase the Notes within 30 days of the occurrence of the Change of Control. Such failure would constitute an Event of Default under the Indenture. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient assets to first satisfy its obligations under any other agreements relating to indebtedness, if accelerated, and then to purchase all of the Notes that might be delivered by holders seeking to accept a Change of Control Offer.

     On or before the 30th day following the occurrence of any Change of Control, the Company shall mail to each holder of Notes at such holder's registered address a notice stating: (i) that a Change of Control has occurred and that such holder has the right to require the Company to purchase all or a portion (equal to $1,000 or an integral multiple thereof) of such holder's Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Purchase Date"), which shall be a business day, specified in such notice, that is not earlier than 30 days or later than 60 days from the date such notice is mailed, (ii) the amount of accrued and unpaid interest, if any, as of the Change of Control Purchase Date, (iii) that any Note not tendered will continue to accrue interest, (iv) that, unless the Company defaults in the payment of the purchase price for the Notes payable pursuant to the Change of Control Offer, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on the Change of Control Purchase Date, (v) the procedures, consistent with the Indenture, to be followed by a holder of Notes in order to accept a Change of Control Offer or to withdraw such acceptance, and (vi) such other information as may be required by the Indenture and applicable laws and regulations.

     On the Change of Control Purchase Date, the Company will (x) accept for payment all Notes or portions thereof tendered pursuant to the Change of Control Offer, (y) deposit with the Paying Agent the aggregate purchase price of all Notes or portions thereof accepted for payment, and (z) deliver or cause to be delivered to the Trustee all Notes tendered pursuant to the Change of Control Offer. The Paying Agent shall promptly mail to each holder of Notes or portions thereof accepted for payment an amount equal to the purchase price for such Notes plus accrued and unpaid interest, if any, thereon, and the Trustee shall promptly authenticate and mail to each holder of Notes accepted for payment in part a new Note equal in principal amount to any unpurchased portion of the Notes, and any Note not accepted for payment in whole or in part shall be promptly returned to the holder of such Note. On and after a Change of Control Purchase Date, interest will cease to accrue on the Notes or portions thereof accepted for payment, unless the Company defaults in the payment of the purchase price therefor. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

     The Company will comply with the applicable tender offer rules, including the requirements of Section 14(e) and Rule 14e-1 under the Exchange Act, and all other applicable securities laws and regulations in connection with any Change of Control Offer and will be deemed not to be in violation of any of the covenants under the Indenture to the extent such compliance is in conflict with such covenants.

CERTAIN COVENANTS

     Limitation on Incurrence of Indebtedness. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or directly or indirectly guarantee or in any other manner become directly or indirectly liable for ("incur") any Indebtedness (including Acquired
Debt), except that the Company may incur Indebtedness (including Acquired Debt) if, at the time of, and immediately after giving pro forma effect to, such incurrence of Indebtedness, the Consolidated Cash Flow Coverage Ratio of the Company for the most recently ended four fiscal quarters would be at least (a) prior to August 15, 1999, 2.50 to 1.0 and (b) on and after August 15, 1999, 3.0 to 1.0.

     The foregoing limitations will not apply to the incurrence of any of the following (collectively, "Permitted Indebtedness"), each of which shall be given independent effect:

          (i) Senior Bank Debt of the Company or any of its Restricted Subsidiaries, in an aggregate principal amount not to exceed at any time outstanding the greater of (x) $50.0 million, and (y) the sum, at such time, of (I) 85% of the consolidated book value of net accounts receivable and current notes receivable of the Company and the Restricted Subsidiaries and (II) 60% of the consolidated book value of inventory of the Company and the Restricted Subsidiaries;

          (ii) Indebtedness of the Company represented by the Notes and the Exchange Notes;

          (iii) Indebtedness of the Company or any Restricted Subsidiary not covered by any other clause of this paragraph which is outstanding on the Issue Date ("Existing Indebtedness");

          (iv) Indebtedness owed by any Restricted Subsidiary to the Company or to another Restricted Subsidiary, or owed by the Company to any Restricted Subsidiary; provided, however, that any such Indebtedness shall at all times be held by a Person which is either the Company or a Restricted Subsidiary; provided, further, however, that upon either (a) the transfer or other disposition of any such Indebtedness to a Person other than the Company or another Restricted Subsidiary or (b) the sale, lease, transfer or other disposition of shares of Capital Stock (including by consolidation or merger) of any such Restricted Subsidiary to a Person other than the Company or another Restricted Subsidiary resulting in such Restricted Subsidiary ceasing to be a Restricted Subsidiary, the incurrence of such Indebtedness shall be deemed to be an incurrence that must be permitted by this covenant other than by virtue of this clause (iv);

          (v) Indebtedness of the Company or any Restricted Subsidiary arising with respect to Interest Rate Agreement Obligations and Currency Agreement Obligations incurred for the purpose of fixing or hedging interest rate risk or currency risk with respect to any fixed or floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding or with respect to any receivable or liability the payment of which is determined by reference to a foreign currency;

          (vi) Indebtedness represented by performance, completion, guarantee, surety and similar bonds provided by the Company or any Restricted Subsidiary in the ordinary course of business consistent with past practice;

          (vii) Any Indebtedness incurred in connection with or given in exchange for the renewal, extension, substitution, refunding, defeasance, refinancing or replacement, in whole or in part (a "refinancing"), of any Indebtedness incurred as permitted under the first paragraph of this covenant or any Indebtedness described in clauses (ii) or (iii) above and this clause (vii) ("Refinancing Indebtedness"); provided, however, that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount (or accreted amount, if less) of the Indebtedness so refinanced (plus the premiums and reasonable expenses to be paid in connection therewith); (b) if the Weighted Average Life to Maturity of the Indebtedness being refinanced is equal to or greater than the Weighted Average Life to Maturity of the Notes, the

     Refinancing Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced; (c) with respect to Refinancing Indebtedness that is subordinated to the Notes, such Refinancing Indebtedness shall be at least as subordinated in right of payment to the Notes as, the Indebtedness being refinanced; and (d) the Company or the obligor on such Refinancing Indebtedness shall be the obligor on the Indebtedness being refinanced;

          (viii) Indebtedness incurred by the Company or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in respect of workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims or self-insurance;

          (ix) Indebtedness of the Company or any Restricted Subsidiary arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, in each case incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided that the maximum liability in respect of such Indebtedness shall not exceed the gross proceeds actually received by the Company and its Restricted Subsidiaries in connection with such disposition; and

          (x) Indebtedness of the Company or any Restricted Subsidiary in addition to that described in clauses (i) through (ix) above, and any renewals, extensions, substitutions, refinancings or replacements of such Indebtedness, so long as the aggregate principal amount of all such Indebtedness incurred pursuant to this clause (x) does not exceed $20.0 million at any one time outstanding.

     Indebtedness of any Person which is outstanding at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Company or a Restricted Subsidiary shall be deemed to have been incurred at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Company or a Restricted Subsidiary, and Indebtedness which is assumed at the time of the acquisition of any asset shall be deemed to have been incurred at the time of such acquisition.

     Limitation on Restricted Payments. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment, unless at the time of and immediately after giving effect to the proposed Restricted Payment (with the value of any such Restricted Payment, if other than cash, to be determined reasonably and in good faith by the Board of Directors of the Company):

          (i) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

          (ii) the Company could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "-- Limitation on Incurrence of Indebtedness"; and

          (iii) the aggregate amount of all Restricted Payments made after the Issue Date shall not exceed the sum of:

             (a) an amount equal to 50% of the Company's aggregate cumulative Consolidated Net Income accrued on a cumulative basis during the period (treated as one accounting period) beginning on the Issue Date and ending on the date of such proposed Restricted Payment (or, if such aggregate cumulative Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit); plus

             (b) the aggregate amount of all net cash proceeds received since the Issue Date by the Company from the issuance and sale (other than to a Restricted Subsidiary) of, or equity contribution with respect to, Capital Stock (other than Disqualified Stock) and the principal amount of Indebtedness of the Company or any Restricted Subsidiary issued or incurred on or after the Issue Date that has been converted into or exchanged for Capital Stock (other than Disqualified Stock), in any such case to the extent that such proceeds are not used to redeem, repurchase, retire or otherwise acquire Capital Stock or any Indebtedness of the Company or any Restricted Subsidiary pursuant to clause (ii) of the next paragraph; plus

             (c) the amount of the net reduction in Restricted Investments resulting from (x) the payment of dividends or the repayment in cash of the principal of loans or the cash return on any Restricted Investment, in each case to the extent received by the Company or any Restricted Subsidiary, (y) the release or extinguishment of any guarantee of Indebtedness which guarantee constituted a Restricted Investment, and
        (z) in the case of Investments in Unrestricted Subsidiaries the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued as provided in the definition of "Investment"), such aggregate amount of the net reduction in Restricted Investments not to exceed the amount of Restricted Investments previously made by the Company or any Restricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments.

     The foregoing provisions do not prohibit, so long as no Default or Event of Default is continuing, the following actions (collectively, "Permitted Payments"):

          (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such declaration date such payment would have been permitted under the Indenture (which payment shall be deemed to have been paid on such date of declaration for purposes of clause (iii) of the preceding paragraph);

          (ii) the redemption, repurchase, retirement or other acquisition of any Capital Stock or any Indebtedness of the Company or any Restricted Subsidiary in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Restricted Subsidiary) of, or equity contribution with respect to, Capital Stock of the Company (other than any Disqualified Stock); and

          (iii) cash dividends on the Common Stock of the Company paid in the ordinary course consistent with past practice; provided that the Company could incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "-- Limitation on Incurrence of Indebtedness";

          (iv) the redemption, repurchase or other acquisition of Capital Stock of the Company issued to Roche in an amount not to exceed $40.0 million out of net proceeds received by the Company from the issuance and sale of the Notes; and

          (v) other payments not otherwise permitted by the foregoing clauses
     (i) through (iv) in an aggregate amount not to exceed $10 million.

     For purposes of clause (iii) of the first paragraph of this covenant, the Permitted Payments referred to in clauses (i), (iii) and (v) above shall be included in the aggregate amount of Restricted Payments made since the Issue Date.

     Limitation on Asset Sales. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or other property sold or disposed of in the Asset Sale and (ii) at least 75% of such consideration consists of either cash or Cash

Equivalents; provided, however, that for purposes of this covenant, "cash" shall include (x) the amount of any Indebtedness (other than any Indebtedness that is by its terms subordinated to the Notes) of the Company or such Restricted Subsidiary as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto that is assumed by the transferee of any such assets or other property in such Asset Sale (and excluding any liabilities that are incurred in connection with or in anticipation of such Asset Sale), but only to the extent that such assumption is effected on a basis such that there is no further recourse to the Company or any of the Restricted Subsidiaries with respect to such liabilities and (y) any notes, obligations or securities received by the Company or such Restricted Subsidiary from such transferee that are converted within 60 days by the Company or such Restricted Subsidiary into cash (to the extent of the cash received).

     Within one year after any Asset Sale, the Company may elect to apply the Net Proceeds from such Asset Sale to (a) permanently reduce any Senior Bank Debt of the Company and/or (b) make an investment in, or acquire assets and properties that will be used in, a Related Business. Any Net Proceeds from an Asset Sale not applied or invested as provided in the first sentence of this paragraph within one year of such Asset Sale will be deemed to constitute "Excess Proceeds."

     Each date that the aggregate amount of Excess Proceeds in respect of which an Asset Sale Offer (as defined below) has not been made exceeds $10.0 million shall be deemed an "Asset Sale Offer Trigger Date." As soon as practicable, but in no event later than 20 business days after each Asset Sale Offer Trigger Date, the Company shall commence an offer (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds. Any Notes to be purchased pursuant to an Asset Sale Offer shall be purchased pro rata based on the aggregate principal amount of Notes outstanding, and all Notes shall be purchased at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. To the extent that any Excess Proceeds remain after completion of an Asset Sale Offer, the Company may use the remaining amount for general corporate purposes otherwise permitted by the Indenture. Upon the consummation of any Asset Sale Offer, the amount of Excess Proceeds shall be deemed to be reset to zero.

     Notice of an Asset Sale Offer shall be mailed by the Company not later than the 20th business day after the related Asset Sale Offer Trigger Date to each holder of Notes at such holder's registered address, stating: (i) that an Asset Sale Offer Trigger Date has occurred and that the Company is offering to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds (to the extent provided in the immediately preceding paragraph), at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of the purchase (the "Asset Sale Offer Purchase Date"), which shall be a business day, specified in such notice, that is not earlier than 30 days or later than 60 days from the date such notice is mailed, (ii) the amount of accrued and unpaid interest, if any, as of the Asset Sale Offer Purchase Date, (iii) that any Note not tendered will continue to accrue interest, (iv) that, unless the Company defaults in the payment of the purchase price for the Notes payable pursuant to the Asset Sale Offer, any Notes accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Asset Sale Offer Purchase Date, (v) the procedures, consistent with the Indenture, to be followed by a holder of Notes in order to accept an Asset Sale Offer or to withdraw such acceptance, and (vi) such other information as may be required by the Indenture and applicable laws and regulations.

     On the Asset Sale Offer Purchase Date, the Company will (i) accept for payment the maximum principal amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer that can be purchased out of Excess Proceeds from such Asset Sale that are to be applied to an Asset Sale Offer, (ii) deposit with the Paying Agent the aggregate purchase price of all Notes or portions thereof accepted for payment, and (iii) deliver or cause to be delivered to the Trustee all Notes tendered pursuant to the Asset Sale Offer. If less than all Notes tendered pursuant to the Asset Sale Offer are accepted for payment by the Company for any reason consistent with the Indenture, selection of the Notes to be purchased by the Company shall be in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis or by lot; provided, however, that Notes accepted for payment in part shall only be purchased in integral multiples of $1,000. The Paying Agent shall promptly mail to each holder of Notes or portions thereof accepted for payment an amount equal to the purchase price for such Notes plus accrued and unpaid interest, if any, thereon, and the Trustee shall promptly authenticate and mail to such holder of Notes accepted for payment in part a new Note equal in principal amount to any unpurchased portion of the Notes, and any Note not accepted for payment in whole or in part shall be promptly returned to the holder of such Note. On and after an Asset Sale Offer Purchase Date, interest will cease to accrue on the Notes or portions thereof accepted for payment, unless the Company defaults in the payment of the purchase price therefor. The Company will publicly announce the results of the Asset Sale Offer on or as soon as practicable after the Asset Sale Offer Purchase Date.

     The foregoing provisions will not apply to a transaction consummated in compliance with the provisions of the Indenture described under "-- Merger, Consolidation and Sale of Assets" below.

     The Company will comply with the applicable tender offer rules, including the requirements of Section 14(e) and Rule 14e-1 under the Exchange Act, and all other applicable securities laws and regulations in connection with any Asset Sale Offer and will be deemed not to be in violation of any of the covenants under the Indenture to the extent such compliance is in conflict with such covenants.

     Limitation on Liens. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien securing Indebtedness (other than Permitted Liens) on any asset now owned or hereafter acquired, or any income or profits therefrom, or assign or convey any right to receive income therefrom to secure any such Indebtedness, unless (i) if such Lien secures Indebtedness which is pari passu with the Notes, then the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligation is no longer secured by a Lien or (ii) if such Lien secures Indebtedness which is subordinated to the Notes, any such Lien shall be subordinated to a Lien granted to the holders of the Notes in the same collateral as that securing such Lien to the same extent as such subordinated Indebtedness is subordinated to the Notes.

     Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause to become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions to the Company or any other Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (ii) make loans or advances to, or issue Guarantees for the benefit of, the Company or any other Restricted Subsidiary or (iii) transfer any of its properties or assets to the Company or any other Restricted Subsidiary, except for such encumbrances or restrictions existing under or by reason of (a) applicable law, (b) any instrument governing Indebtedness or Capital Stock of an Acquired Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition); provided, however, that no such encumbrance or restriction is applicable to any Person, or the properties or assets of any Person, other than the Acquired Person, (c) by reason of customary non-assignment, subletting or net worth provisions in leases or other agreements entered into the ordinary course of business and consistent with past practices, (d) Purchase Money Obligations for property acquired in the ordinary course of business that impose restrictions only on the property so acquired, (e) an agreement for the sale or disposition of assets or the Capital stock of a Restricted Subsidiary; provided, however, that such restriction or encumbrance is only applicable to such Restricted Subsidiary or assets, as applicable, and such sale or disposition otherwise is permitted by the provisions described under "-- Limitation on Asset Sales"; provided, further, however, that such restriction or encumbrance shall be effective only for a period from the execution and delivery of such agreement through a termination date not later than 180 days after such execution and delivery, (f) the Indenture and the Notes and (g) Refinancing Indebtedness permitted under the Indenture; provided that such encumbrances and restrictions are, in the good faith judgment of the Company's Board of Directors, no more restrictive, in any material respect, than those contained in the Indebtedness being so refinanced.

     Limitation on Transactions with Affiliates. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company unless (1) such transaction or series of transactions is on terms that are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could reasonably be obtainable at such time in a comparable transaction in arm's-length dealings with an unrelated third party, and (2) the Company delivers to the Trustee (a) with respect to any transaction or series of transactions involving aggregate payments in excess of $1.0 million, an Officers' Certificate certifying that such transaction or series of related transactions complies with clause (1) above and (b) with respect to any transaction or series of transactions involving aggregate payments in excess of $2.0 million, an Officer's Certificate certifying that such transaction or series of related transactions has been approved by a majority of the members of the Board of Directors of the Company (and approved by a majority of the Independent Directors or, in the event there is only one Independent Director, by such Independent Director), and (c) with respect to any transaction or series of transactions involving aggregate payments in excess of $10.0 million, an opinion as to the fairness to the Company from a financial point of view issued by an investment banking firm of national standing. Notwithstanding the foregoing, this covenant will not apply to (i) employment agreements or compensation or employee benefit arrangements with any officer, director or employee of the Company or any of its Restricted Subsidiaries entered into in the ordinary course of business (including customary benefits thereunder and including reimbursement or advancement of out-of-pocket expenses, and director's and officer's liability insurance), (ii) any transaction entered into by or among the Company or one of its Restricted Subsidiaries with one or more Restricted Subsidiaries of the Company, (iii) any transaction permitted by the second paragraph under "-- Limitation on Restricted Payments", and (iv) transactions permitted by, and complying with, the provisions described under "-- Merger, Consolidation and Sale of Assets."

     Limitation on Designation of Unrestricted Subsidiaries. The Indenture provides that the Company will not designate any Subsidiary of the Company (other than a newly created Subsidiary in which no Investment has previously been made) as an "Unrestricted Subsidiary" under the Indenture (a "Designation") unless:

          (a) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

          (b) immediately after giving effect to such Designation, the Company would be able to incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the covenant described under "-- Limitation on Incurrence of Indebtedness"; and

          (c) the Company would not be prohibited under the Indenture from making an Investment at the time of such Designation in an amount (the "Designation Amount") equal to the greater of (x) the book value of such Restricted Subsidiary on such date and (y) the Fair Market Value of such Restricted Subsidiary on such date.

     In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the covenant described under "-- Limitation on Restricted Payments" for all purposes of the Indenture in an amount equal to the Designation Amount.

     The Indenture further provides that the Company will not designate an Unrestricted Subsidiary as a Restricted Subsidiary (a "Redesignation"), unless:

          (a) no Default shall have occurred and be continuing at the time of and after giving effect to such Redesignation; and

          (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Redesignation shall be deemed to have been incurred at such time and shall have been permitted to be incurred for all purposes of the Indenture.

     An Unrestricted Subsidiary shall be deemed to be redesignated as a Restricted Subsidiary at any time if (a) the Company or any other Restricted Subsidiary (i) provides credit support for, or a guarantee of, any Indebtedness of such Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness) or (ii) is directly or indirectly liable for any Indebtedness of such Unrestricted Subsidiary or (b) a default with respect to any Indebtedness of such Unrestricted Subsidiary (including any right which the holders thereof may have to take enforcement action against it) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity, except in the case of clause (a) to the extent permitted under the covenant described above under the caption
" -- Limitation on Restricted Payments."

     All Designations and Redesignations must be evidenced by Board Resolutions delivered to the Trustee certifying compliance with the foregoing provisions. Subsidiaries that are not designated by the Board of Directors as Restricted or Unrestricted Subsidiaries will be deemed to be Restricted Subsidiaries. The Designation of a Restricted Subsidiary as an Unrestricted Subsidiary shall be deemed a Designation of all of the Subsidiaries of such Unrestricted Subsidiary as Unrestricted Subsidiaries.

     Provision of Financial Statements and Information. Whether or not the Company is then subject to Section 13(a) or 15(d) of the Exchange Act, the Indenture provides that the Company will file with the Securities and Exchange Commission (the "Commission"), so long as any Notes are outstanding, the annual reports, quarterly reports and other periodic reports which the Company would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) if the Company were so subject, and such documents shall be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject. The Company will also in any event (i) within 15 days of each Required Filing Date, file with the Trustee, and supply the Trustee with copies for delivery to the holders of the Notes, the annual reports, quarterly reports and other periodic reports which the Company would have been required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act if the Company were subject to such Sections and (ii) if the Commission will not accept the filing of such documents promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder of the Notes.

     Additional Covenants. The Indenture also contains covenants with respect to the following matters: (i) payment of principal, premium and interest; (ii) maintenance of an office or agency in The City of New York; (iii) maintenance of corporate existence; (iv) payment of taxes and other claims; (v) maintenance of properties; and (vi) maintenance of insurance.

MERGER, CONSOLIDATION AND SALE OF ASSETS

     The Indenture provides that the Company shall not, in any single transaction or series of related transactions, consolidate or merge with or into (whether or not the Company is the Surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (determined on a consolidated basis for the Company and its Restricted

Subsidiaries) in one or more related transactions to, another Person, and the Company will not permit any Restricted Subsidiary to enter into any such transaction or series of related transactions if such transaction or series of related transactions, in the aggregate, would result in a sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties and assets of the Company and the Restricted Subsidiaries, taken as a whole, to another Person, unless (i) the Surviving Person is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Surviving Person (if other than the Company) assumes all the obligations of the Company under the Notes, the Indenture and, if then in effect, the Registration Rights Agreement pursuant to a supplemental indenture or other written agreement, as the case may be, in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction, no Default or Event of Default shall have occurred and be continuing; and (iv) after giving pro forma effect to such transaction, the Surviving Person (x) would have a Consolidated Net Worth equal to or greater than the Consolidated Net Worth of the Company immediately preceding such transaction and (y) would be permitted to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the covenant described under "-- Limitation on Incurrence of Indebtedness." Notwithstanding clauses (iii) and (iv) above, any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Company or another Restricted Subsidiary.

     In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraph in which the Company is not the Surviving Person, such Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company, and the Company shall be discharged from its obligations under, the Indenture, the Notes and the Registration Rights Agreement.

EVENTS OF DEFAULT

     The Indenture provides that each of the following constitutes an Event of
Default:

          (i) a default for 30 days in the payment when due of interest on, or Liquidated Damages (if any) with respect to, any Note;

          (ii) a default in the payment when due of principal on any Note, whether upon maturity, acceleration, optional redemption, required repurchase or otherwise;

          (iii) failure to perform or comply with any covenant, agreement or warranty in the Indenture (other than the defaults specified in clauses (i) and (ii) above) which failure continues for 30 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the then outstanding Notes;

          (iv) the occurrence of one or more defaults under any agreements, indentures or instruments under which the Company or any Restricted Subsidiary then has outstanding Indebtedness in excess of $10.0 million in the aggregate and, if not already matured at its final maturity in accordance with its terms, such Indebtedness shall have been accelerated;

          (v) one or more judgments, orders or decrees for the payment of money in excess of $10.0 million, either individually or in the aggregate, shall be entered against the Company or any Restricted Subsidiary or any of their respective properties and which judgments, orders or decrees are not paid, discharged, bonded or stayed or stayed pending appeal for a period of 60 days after their entry; or

          (vi) certain events of bankruptcy, insolvency or reorganization of the Company or any Restricted Subsidiary.

     If any Event of Default (other than as specified in clause (vi) of the preceding paragraph with respect to the Company) occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Notes may, and the Trustee at the request of such holders shall, declare all the Notes to be due and payable immediately by notice in writing to the Company, and to the Company and the Trustee if by the holders, specifying the respective Event of Default and that such notice is a "notice of acceleration," and the Notes shall become immediately due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising from the events specified in clause (vi) of the preceding paragraph with respect to the Company, the principal of, premium, if any, and any accrued interest on all outstanding Notes shall ipso facto become immediately due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture.

     The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except (i) a continuing Default or Event of Default in the payment of the principal of, or premium, if any, or interest on, the Notes (which may only be waived with the consent of each holder of Notes affected), or (ii) in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note outstanding. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium or interest on the Notes, a Default in payment on the Change of Control Purchase Date pursuant to a Change of Control Offer or on the Asset Sale Offer Purchase Date pursuant to an Asset Sale Offer or a Default in compliance with the provisions described under " -- Merger, Consolidation and Sale of Assets") if it determines that withholding notice is in their interest.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     The Indenture provides that no recourse for the payment of the principal of, premium, if any, interest on or Liquidated Damages, if any, with respect to any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture, or in any of the Notes or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, shareholder, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each Holder, by accepting the Notes, waives and releases all such liability.

DEFEASANCE

     The Company may, at its option and at any time, elect to have the obligations of the Company discharged with respect to the outstanding Notes ("defeasance"). Such defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes and to have satisfied all other obligations under the Notes and the Indenture except for (i) the rights of holders of the outstanding Notes to receive, solely from the trust fund described below, payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment, (iii) the rights, powers, trusts, duties and immunities of the Trustee under the Indenture, and (iv) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("covenant defeasance") and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes. In the event that a covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "-- Events of Default" will no longer constitute Events of Default with respect to the Notes.

     In order to exercise either defeasance or covenant defeasance, (i) the Company shall irrevocably deposit with the Trustee, as trust funds in trust, for the benefit of the holders of the Notes, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the report of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm, to pay and discharge the principal of, premium, if any, and interest on the outstanding Notes to redemption or maturity; (ii) the Company shall have delivered to the Trustee an opinion of counsel in the United States to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance, as the case may be, and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance, as the case may be, had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax laws); (iii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as clause (vi) under the first paragraph under "-- Events of Default" is concerned, at any time during the period ending on the 91st day after the date of deposit;
(iv) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a Default under, the Indenture or any other agreement or instrument to which the Company is a party or by which it is bound;
(v) the Company shall have delivered to the Trustee an opinion of counsel to the effect that (A) the trust funds will not be subject to any rights of holders of Indebtedness (other than holders of the Notes) and (B) after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and (vi) the Company shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent under the Indenture to either defeasance or covenant defeasance, as the case may be, have been complied with and that no violations under agreements governing any other outstanding Indebtedness would result therefrom.

SATISFACTION AND DISCHARGE

     The Indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable and the Company has irrevocably deposited or caused to be deposited with the Trustee an amount in United States dollars sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for the principal of, premium, if any, and interest to the date of deposit; (ii) the Company has paid or caused to be paid all other sums payable under the Indenture by the Company; and (iii) the Company has delivered to the Trustee an Officers' Certificate and an opinion of counsel each stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two paragraphs, the Indenture or the Notes may be amended or supplemented with the written consent of the holders of at least a majority in aggregate principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in aggregate principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

     Without the consent of each holder affected, an amendment or waiver shall not: (i) reduce the principal amount of the Notes whose holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note, or alter or waive the provisions with respect to the redemption of the Notes in a manner adverse to the holders of the Notes other than with respect to a Change of Control Offer or an Asset Sale Offer, (iii) reduce the rate of or change the time for payment of interest on any Notes, (iv) waive a Default or Event of Default in the payment of principal of, premium, if any, or interest on the Notes (except that holders of at least a majority in aggregate principal amount of the then outstanding Notes may (a) rescind an acceleration of the Notes that resulted from a non-payment default, and (b) waive the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or premium, if any, or interest on, the Notes, or (vii) following the occurrence of a Change of Control, amend, change or modify the Company's obligation to make and consummate a Change of Control Offer in the event of a Change of Control or modify any of the provisions or definitions with respect thereto in a manner adverse to the holders of the Notes, or following the occurrence of an Asset Sale, amend, change or modify the Company's obligation to make and consummate an Asset Sale Offer or modify any of the provisions or definitions with respect thereto in a manner adverse to the holders of the Notes.

     Notwithstanding the foregoing, without the consent of any holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes
(i) to cure any ambiguity, defect or inconsistency, (ii) to provide for uncertificated Notes in addition to or in place of certificated Notes, (iii) to provide for the assumption of the Company's obligations to holders of the Notes in the event of any Disposition involving the Company in which the Company is not the Surviving Person, (iv) to make any change that would provide any additional rights or benefits to the holders of the Notes or that does not adversely affect the rights of any such holder, or (v) to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

TRANSFER AND EXCHANGE

     The registered holder of a Note will be treated as the owner of it for all purposes. A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. Neither the Company nor the Registrar shall be required to issue, register the transfer of or exchange any Note (i) during a period beginning at the opening of business on the day that the Trustee receives notice of any redemption from the Company and ending at the close of business on the day the notice of redemption is sent to holders, (ii) selected for redemption, in whole or in part, except the unredeemed portion of any Note being redeemed in part may be transferred or exchanged, and (iii) during a Change of Control Offer or an Asset Sale Offer if such Note is tendered pursuant to such Change of Control Offer or Asset Sale Offer and not withdrawn.

THE TRUSTEE

     United States Trust Company of New York is the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

     The Indenture (including the provisions of the Trust Indenture Act incorporated by reference therein) contains limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; provided, however, if it acquires any conflicting interest (as defined in the Trust Indenture Act) it must eliminate such conflict or resign.

GOVERNING LAW

     The Indenture and the Notes will be governed by the laws of the State of New York, without regard to the principles of conflicts of law.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for the definition of all other terms used in the Indenture.

     "Acquired Debt" means, with respect to any specified Person, Indebtedness of any other Person (the "Acquired Person") existing at the time the Acquired Person merges with or into, or becomes a Restricted Subsidiary of, such specified Person, including Indebtedness incurred in connection with, or in contemplation of, the Acquired Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; provided, however, that Indebtedness of such Acquired Person which is redeemed, defeased, retired or otherwise repaid at the time of or immediately upon consummation of the transactions by which such Acquired Person merges with or into or becomes a Restricted Subsidiary of such specified Person shall not be Acquired Debt.

     "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with") of any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

     "Asset Sale" means (i) any sale, lease, conveyance or other disposition by the Company or any Restricted Subsidiary of any assets (including by way of a sale-and-leaseback) other than in the ordinary course of business, or (ii) the issuance or sale of Capital Stock of any Restricted Subsidiary, in the case of each of (i) and (ii), whether in a single transaction or a series of related transactions, to any Person (other than to the Company or a Restricted Subsidiary and other than directors' qualifying shares) for Net Proceeds in excess of $1.0 million. Notwithstanding the foregoing, (a) the transfer of any assets constituting an Investment by the Company or any Restricted Subsidiary shall not be considered an Asset Sale if such Investment is permitted pursuant to the covenant described under "-- Limitation on Restricted Payments" and (b) exchanges of assets of the Company for assets of any other Person in the ordinary course of business shall not constitute an Asset Sale.

     "Capital Lease Obligation" of any Person means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease for property leased by such Person that would at such time be required to be capitalized on the balance sheet of such Person in accordance with GAAP.

     "Capital Stock" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including partnership interests, whether general or limited, of such Person, including any Preferred Stock.

     "Cash Equivalents" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Rating Services or Moody's Investors Service, Inc.; (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from Standard & Poor's Rating

Services or at least P-1 from Moody's Investors Service, Inc.; (iv) certificates of deposit or bankers' acceptances (or, with respect to foreign banks, similar instruments) maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any member of the European Union or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $200 million; (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; and (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above.

     "Cash Flow" means, with respect to any period, Consolidated Net Income for such period, plus, to the extent deducted in computing such Consolidated Net
Income: (i) extraordinary net losses, plus (ii) provision for taxes based on income or profits and any provision for taxes utilized in computing the extraordinary net losses under clause (i) hereof, plus (iii) Consolidated Interest Expense, plus (iv) depreciation, amortization and all other non-cash charges (including amortization of goodwill and other intangibles but excluding any items that will require cash payments in the future for which an accrual or reserve is made).

     "Change of Control" means the occurrence of any of the following events after the Issue Date: (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes (including by merger, consolidation or otherwise) the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the voting power of the total outstanding Voting Stock of the Company; (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose nomination for election by the stockholders of the Company was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such Board of Directors of the Company then in office; (iii) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the terms of the Indenture); or (iv) the sale or other disposition (including by merger, consolidation or otherwise) of all or substantially all of the Capital Stock or assets of the Company to any Person or group (as defined in Rule 13d-5 of the Exchange Act) as an entirety or substantially as an entirety in one transaction or a series of related transactions.

     "Consolidated Cash Flow Coverage Ratio" means, for any period, the ratio of
(i) the aggregate amount of Cash Flow for such period, to (ii) Consolidated Interest Expense for such period, each determined on a pro forma basis after giving pro forma effect to (a) the incurrence of the Indebtedness giving rise to the calculation of the Consolidated Cash Flow Coverage Ratio and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness was incurred, and the application of such proceeds occurred, at the beginning of such period; (b) the incurrence, repayment or retirement of any other Indebtedness by the Company and its Restricted Subsidiaries since the first day of such period as if such Indebtedness was incurred, repaid or retired at the beginning of such period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average balance of such Indebtedness at the end of each month during such period); (c) in the case of Acquired Debt, the related acquisition as if such acquisition had occurred at the beginning of such period; and (d) any acquisition or disposition by the Company and its Restricted Subsidiaries of any company or any business or any assets out of the ordinary course of business, or any related repayment of Indebtedness, in each case since the first day of such period, assuming such acquisition or disposition had been consummated on the first day of such period.

     "Consolidated Interest Expense" means, with respect to any period, the sum of (i) the interest expense of the Company and its Restricted Subsidiaries for such period, including, without limitation, (a) amortization of debt discount,
(b) the net payments, if any, under interest rate contracts (including amortization of discounts), (c) the interest portion of any deferred payment obligation and (d) accrued interest, plus (ii) the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and its Restricted Subsidiaries during such period, and all capitalized interest of the Company and its Restricted Subsidiaries, plus (iii) all dividends paid during such period by the Company and its Restricted Subsidiaries with respect to any Disqualified Stock (other than by any Restricted Subsidiary to the Company or any other Restricted Subsidiary and other than any dividend paid in Capital Stock (other than Disqualified Stock)), in each case, as determined on a consolidated basis in accordance with GAAP consistently applied.

     "Consolidated Net Income" means, with respect to any period, the net income (or loss) of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP consistently applied, adjusted to the extent included in calculating such net income (or loss), by excluding, without duplication, (i) all extraordinary gains and losses (less all fees and expenses relating thereto), (ii) the portion of net income (or loss) of the Company and its Restricted Subsidiaries allocable to interests in unconsolidated Persons or Unrestricted Subsidiaries, except to the extent of the amount of dividends or distributions actually paid to the Company or its Restricted Subsidiaries by such other Person during such period, (iii) for purposes of the covenant entitled "-- Limitation on Restricted Payments", net income (or loss) of any Person combined with the Company or any of its Restricted Subsidiaries on a "pooling-of-interests" basis attributable to any period prior to the date of combination, (iv) net gains and losses (less all fees and expenses relating thereto) in respect of disposition of assets (including, without limitation, pursuant to sale and leaseback transactions) other than in the ordinary course of business, or (v) the net income of any Restricted Subsidiary to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income to the Company is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders.

     "Consolidated Net Worth" means, with respect to any Person at any date, the sum of (i) the consolidated stockholders' equity of such Person less the amount of such stockholders' equity attributable to Disqualified Stock of such Person and its Subsidiaries (Restricted Subsidiaries, in the case of the Company), as determined on a consolidated basis in accordance with GAAP consistently applied and (ii) the amount of any Preferred Stock of such Person not included in the stockholders' equity of such Person in accordance with GAAP, which Preferred Stock does not constitute Disqualified Stock.

     "Currency Agreement Obligations" means the obligations of any person under a foreign exchange contract, currency swap agreement or other similar agreement or arrangement to protect such person against fluctuations in currency values.

     "Default" means any event that is, or after the giving of notice or passage of time or both would be, an Event of Default.

     "Disposition" means, with respect to any Person, any merger, consolidation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of such Person's assets.

     "Disqualified Stock" means (i) any Preferred Stock of any Restricted Subsidiary and (ii) that portion of any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the

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

option of the holder thereof (other than upon a Change of Control of the Company in circumstances where the holders of the Notes would have similar rights), in whole or in part on or prior to the stated maturity of the Notes.

     "Dollars" and "$" means lawful money of the United States of America.

     "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

     "GAAP" means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States of America, which are applicable as of the Issue Date and consistently applied.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection or deposit in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Indebtedness" means, with respect to any Person, without duplication, and whether or not contingent, (i) all indebtedness of such Person for borrowed money or which is evidenced by a note, bond, debenture or similar instrument,
(ii) all obligations of such Person to pay the deferred or unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such service, (iii) all Capital Lease Obligations of such Person, (iv) all obligations of such Person in respect of letters of credit or bankers' acceptances issued or created for the account of such Person,
(v) to the extent not otherwise included in this definition, all net obligations of such Person under Interest Rate Agreement Obligations or Currency Agreement Obligations of such Person, (vi) all liabilities of others of the kind described in the preceding clause (i), (ii) or (iii) secured by any Lien on any property owned by such Person; provided, however, if the obligations secured by a Lien (other than a Permitted Lien not securing any liability that would itself constitute Indebtedness) on any assets or property have not been assumed by such Person in full or are not such Person's legal liability in full, the amount of such Indebtedness for purposes of this definition shall be limited to the lesser of the amount of Indebtedness secured by such Lien and the Fair Market Value of the property subject to such Lien, (vii) all Disqualified Stock issued by such Person and all Preferred Stock issued by a Subsidiary of such Person, and (viii) to the extent not otherwise included, any guarantee by such Person of any other Person's indebtedness or other obligations described in clauses (i) through
(vii) above. "Indebtedness" of the Company and the Restricted Subsidiaries shall not include current trade payables incurred in the ordinary course of business and payable in accordance with customary practices, and non-interest bearing installment obligations and accrued liabilities incurred in the ordinary course of business which are not more than 90 days past due. The principal amount outstanding of any Indebtedness issued with original issue discount is the accreted value of such Indebtedness. Notwithstanding the foregoing, Indebtedness shall not include Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within 3 business days of the incurrence thereof.

     "Independent Director" means a director of the Company other than a director (i) who (apart from being a director of the Company or any Subsidiary of the Company) is an employee, associate or Affiliate of the Company or a Subsidiary of the Company, or (ii) who is a director, employee,

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

associate or Affiliate of another party (other than the Company or any of its Subsidiaries) to the transaction in question.

     "Interest Rate Agreement Obligations" means, with respect to any Person, the Obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

     "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. "Investment" shall exclude travel and similar advances to officers and employees of the Company in the ordinary course of business and extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. For the purposes of the "Limitation on Restricted Payments" covenant, (i) "Investment" shall include and be valued at the Fair Market Value of the net assets of any Restricted Subsidiary (to the extent of the Company's equity interest in such Restricted Subsidiary) at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the Fair Market Value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and (ii) the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of its Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, writedowns or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided, however, that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, greater than 50% of the outstanding Common Stock of such Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

     "Issue Date" means the date on which the Notes are first issued under the Indenture.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any asset and any filing of, or agreement to give, any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Liquidated Damages" means all liquidated damages owing under the Registration Rights Agreement.

     "Net Proceeds" means, with respect to any Asset Sale by any Person, the aggregate cash or Cash Equivalent proceeds received by such Person and/or its Affiliates in respect of such Asset Sale, which amount is equal to the excess, if any, of (i) the cash or Cash Equivalents received by such Person and/or its Affiliates (including any cash payments received by way of deferred payment pursuant to, or monetization of, a note or installment receivable or otherwise, but only as and when received) in connection with such Asset Sale, over (ii) the sum of (a) the amount of any Indebtedness that is secured by such asset and which is required to be repaid by such person in connection with such Asset Sale, plus (b) all fees, commissions and other expenses incurred by such Person in connection with such Asset Sale, plus (c) provision for taxes, including income taxes, directly attributable to the Asset Sale or to required prepayments or repayments of Indebtedness with the proceeds of such Asset Sale, plus (d) if such Person is a Restricted Subsidiary, any dividends or distributions payable to holders of minority interests in such Restricted Subsidiary from the proceeds of such Asset Sale, plus (e) appropriate amounts to be provided by the Company or any Restricted Subsidiary as a reserve against any liabilities associated with such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; provided that upon the release of any such reserves, such amounts shall constitute "Net Proceeds" hereunder.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursement obligations, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Investments" means (i) any Investment in the Company or any Restricted Subsidiary; provided, that the primary business of such Restricted Subsidiary is a Related Business; (ii) any investment in cash or Cash Equivalents; (iii) any Investment in a Person (an "Acquired Person") the primary business of which is a Related Business if, as a result of such Investment, (a) the Acquired Person becomes a Restricted Subsidiary, or (b) the Acquired Person either (1) is merged, consolidated or amalgamated with or into the Company or one of its Restricted Subsidiaries and the Company or such Restricted Subsidiary is the Surviving Person, or (2) transfers or conveys substantially all of its assets to, or is liquidated into, the Company or one of its Restricted Subsidiaries; (iv) Investments in accounts and notes receivable acquired in the ordinary course of business; (v) any notes, obligations or other securities received in connection with an Asset Sale that complies with the covenant described under "Limitation on Asset Sales" or any other disposition not constituting an "Asset Sale"; (vi) Interest Rate Agreement Obligations and Currency Agreement Obligations permitted pursuant to clause (v) of the second paragraph of the covenant described under "Limitation on Incurrence of Indebtedness" above; (vii) investments in or acquisitions of Capital Stock or similar interests in Persons (other than Affiliates of the Company) received in the bankruptcy or reorganization of or by such Person or any exchange of such investment with the issuer thereof or taken in settlement of or other resolution of claims or disputes and (viii) other Investments not to exceed $50 million, which shall be reinstated to the extent of any net cash proceeds, dividends, repayments of loans or other transfers of cash or assets received by the Company or any Restricted Subsidiary as a return of or on such Investment.

     "Permitted Liens" means (i) Liens on assets or property of the Company that secure Senior Bank Debt of the Company and Liens on assets or property of a Restricted Subsidiary that secure Indebtedness of a Restricted Subsidiary; (ii) Liens securing Indebtedness of a Person existing at the time that such Person is merged into or consolidated with the Company or a Restricted Subsidiary; provided, however, that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of such Person; (iii) Liens on property acquired by the Company or a Restricted Subsidiary; provided, however, that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any other property; (iv) Liens in respect of Interest Rate Agreement Obligations and Currency Agreement Obligations permitted under the Indenture; (v) Liens in favor of the Company or any Restricted Subsidiary; (vi) Liens existing or created on the Issue Date; and
(vii) Liens securing the Notes.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Preferred Stock" as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Capital Stock of any other class of such Person.

     "Purchase Money Obligation" means any Indebtedness which is incurred in connection with the purchase, construction or improvement of assets and is secured by a Lien on such assets related to the business of the Company or the Restricted Subsidiaries, and any additions and accessions thereto, which are purchased, constructed or improved by the Company or any Restricted Subsidiary.

     "Related Business" means any business that is reasonably related to or complementary to the businesses conducted by the Company and the Restricted Subsidiaries on the Issue Date.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Payment" means (i) any dividend or other distribution declared or paid on any Capital Stock of the Company (other than (A) dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) of the Company, or (B) dividends or distributions payable to the Company or any Restricted Subsidiary); (ii) any payment to purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company; (iii) any payment to purchase, redeem, defease or otherwise acquire or retire for value, prior to any scheduled maturity, repayment or sinking fund payment, any subordinated Indebtedness other than a purchase, redemption, defeasance or other acquisition or retirement for value that is paid for with the proceeds of Refinancing Indebtedness that is permitted under the covenant described under "-- Certain Covenants -- Limitation on Incurrence of Indebtedness"; or (iv) any Restricted Investment.

     "Restricted Subsidiary" means each direct or indirect Subsidiary of the Company other than an Unrestricted Subsidiary.

     "Senior Bank Debt" means Indebtedness incurred under any credit facility entered into between the Company, any Restricted Subsidiary and bank lenders at any time, as the same may be amended, modified, renewed, refunded, replaced or refinanced from time to time, including (i) any related notes, letters of credit, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time, and (ii) any notes, guarantees, collateral documents, instruments and agreements executed in connection with any such amendment, modification, renewal, refunding, replacement or refinancing.

     "Subsidiary" of a Person means (i) any corporation more than 50% of the outstanding voting power of the Voting Stock of which is owned or controlled, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries thereof, or
(ii) any limited partnership of which such Person or any Subsidiary of such Person is a general partner, or (iii) any other Person (other than a corporation or limited partnership) in which such Person or one or more other Subsidiaries of such Person, or such Person and one or more other Subsidiaries thereof, directly or indirectly, has more than 50% of the outstanding partnership or similar interests or has the power, by contract or otherwise, to direct or cause the direction of the policies, management and affairs thereof.

     "Surviving Person" means, with respect to any Person involved in or that makes any Disposition, the Person formed by or surviving such Disposition or the Person to which such Disposition is made.

     "Unrestricted Subsidiary" means any Subsidiary of the Company designated as such pursuant to and in compliance with the covenant described under "-- Limitation on Designations of Unrestricted Subsidiaries" and not redesignated a Restricted Subsidiary in compliance with such covenant.

     "Voting Stock" of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payment of principal, including payment at final maturity, in respect thereof, with (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding aggregate principal amount of such Indebtedness.

                         BOOK-ENTRY; DELIVERY AND FORM

     The certificates representing the Old Notes were and the Certificates representing the New Notes will be issued in fully registered form. Except as described in the next paragraph, the Old Notes initially were represented by a single global certificate in fully registered form (the "Global Note") that was deposited with the Trustee as custodian for DTC and registered in the name of a nominee of DTC. The Global Old Note (and any Notes issued in exchange therefor) will be subject to certain restrictions on transfer set forth therein and will bear the legend regarding such restrictions set forth under the heading "Notice to Investors."

     Notes (i) originally purchased by "foreign purchasers" (as defined in "Notice to Investors") or (ii) held by qualified institutional buyers as defined in Rule 144A under the Securities Act ("QIBs") which elect to take physical delivery of their certificates instead of holding their interest through the Global Note (and which are thus ineligible to trade through DTC) (collectively referred to herein as the "Non-Global Purchasers") will be issued in registered form (the "Certificated Notes"). Certificated Notes will initially be registered in the name of a nominee of DTC and be deposited with, or on behalf of, DTC. Beneficial owners of Certificated Notes, however, may request registration of such Certificated Notes in their names or in the names of their nominees. Upon the transfer to a QIB of Certificated Notes initially issued to a Non-Global Purchaser, such Certificated Notes will, unless the transferee requests otherwise or the Global Note has previously been exchanged in whole for Certificated Notes, be exchanged for an interest in the Global Note.

     Global Note. DTC or its custodian will credit, on its book-entry registration and transfer system, the respective principal amount of Notes of the individual beneficial interests represented by such Global Note to the accounts of persons who have accounts with such depositary. Ownership of beneficial interest in the Global Note will be limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). QIBs may hold their interests in the Global Note directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

     So long as DTC, or its nominee, is the registered owner or holder of the Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by such Global Note for all purposes under the Indenture and the Notes. No beneficial owner of an interest in the Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture.

     Payments of the principal of, premium (if any) and interest on the Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the record relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any record relating to such beneficial ownership interest.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal, premium, if any, or interest in respect of the Global Note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     The Company expects that transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. If a holder requires physical delivery of a Certificated Note for any reason, including to sell Notes to persons in states which require physical delivery of such Notes or to pledge such Notes, such holder must transfer its interest in the Global Note in accordance with the normal procedures of DTC and the procedures set forth in the Indenture.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interest in the Global Note is credited and only in respect of such portion of the aggregate principal amount of Notes as to which such participant or participants have given such direction. However, if there is an Event of Default under the Notes or the Indenture, DTC will exchange the Global Note for Certificated Notes, which it will distribute to its participants and which, if representing interests in the Global Note, will be legended as set forth under the heading "Notice to Investors."

     To the Company's knowledge, DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of
Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers (including the Initial Purchaser), banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants).

     Although DTC customarily agrees to the foregoing procedures in order to facilitate transfers of interests in global notes among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

     Certificated Securities. If DTC is at any time unwilling or unable to continue as a depositary for the Global Note and a successor depositary is not appointed by the Company within 90 days, Certificated Notes will be issued in exchange for the Global Note which certificates will bear the legend referred to under the heading "Notice to Investors."

                  CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

GENERAL

     The following summary presents the material U.S. federal income tax consequences of the Exchange Offer and the ownership and disposition of the New Notes. The summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations (including proposed Treasury regulations) ("Regulations"), Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions currently in effect, all of which are subject to change, possibly on a retroactive basis.

     This summary does not discuss all aspects of U.S. federal income taxation that may be relevant to investors in light of their personal investment circumstances, including any elections made by the investors under any applicable tax law. This summary applies to beneficial owners of the Notes who hold such Notes as capital assets and does not apply to certain types of holders subject to special treatment under the U.S. federal income tax laws (for example, dealers in securities, tax-exempt organizations, insurance companies, persons other than the initial holders of the New Notes, persons that will hold Notes as a position in an integrated transaction (including a "straddle") consisting of Notes and one or more other positions and persons that have a "functional currency" other than the U.S. dollar) and does not discuss the consequences to a holder under state, local or foreign tax laws.

     ICN has not sought and will not seek any rulings from the IRS with respect to the positions discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the Exchange Offer and ownership or disposition of the Old Notes or New Notes or that any such position would not be sustained.

     As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for U.S. federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate or trust the income of which is subject to United States federal income taxation regardless of its source or (iv) any other person or entity whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business.

     PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSIDERATIONS OF THE EXCHANGE OFFER AND THE OWNERSHIP AND DISPOSITION OF THE NOTES.

     (i) Exchange Offer. The exchange pursuant to the Exchange Offer of Old Notes for New Notes will not be treated as a taxable exchange for U.S. federal income tax purposes and the New Notes will be treated as a continuation of the Old Notes, because the terms of the New Notes are identical in all material respects to the terms of the Old Notes. Accordingly, a U.S. Holder will not recognize gain or loss upon such exchange.

     (ii) Interest. Interest on a Note generally will be taxable to a U.S. Holder as ordinary interest income at the time it is paid or accrued in accordance with the U.S. Holder's method of accounting for tax purposes.

     (iii) Sales, Exchange or Retirement of Notes. Upon the sale, exchange (except pursuant to the Exchange Offer as provided above), retirement or other disposition of a Note, a U.S. Holder will recognize gain or loss equal to the difference between the amount realized (except to the extent attributable to accrued interest) and the U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note will be equal to the cost of the Note, increased by accrued market discount, if any, if the U.S. Holder has included such market discount in income (see "Market Discount" below), and decreased by any amortized bond premium (defined below) and payments received. Generally, and subject to the discussion under "Market Discount" below, any gain or loss recognized by a U.S. Holder upon a sale, retirement or other disposition of the Note will be long-term capital gain or loss if the Note has been held for more than one year, generally subject to maximum tax rate of 28 percent. Pursuant to recently enacted legislation, with respect to any capital asset held for more than 18 months, capital gains will be subject to tax at a rate of 20 percent.

     (iv) Acquisition at a Premium. If a subsequent U.S. Holder acquires a Note for an amount (exclusive of accrued and unpaid interest through the acquisition date) in excess of the Note's stated redemption price at maturity ("Bond Premium"), the U.S. Holder may elect, in accordance with applicable Code provisions, to amortize the Bond Premium using a constant yield method. The amount of Bond Premium amortized in any year will be treated as a reduction of the U.S. Holder's interest income from the Note.

     (v) Market Discount. If a U.S. Holder purchases a Note for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its "revised issue price," as defined in the Code) as of the purchase date, the amount of the difference will be treated as "market discount," unless such difference is less than a specified de minimis amount. Market discount generally will accrue ratably during the period from the date of acquisition to the maturity date of the Note, unless the U.S. Holder elects to accrue such discount on the basis of the constant interest method, in accordance with applicable Code provisions.

     A U.S. Holder of a Note with market discount generally will be required to treat as ordinary income any gain recognized on the sale, exchange, retirement or other disposition of the Note to the extent of accrued market discount unless the U.S. Holder elects in accordance with the applicable Code provisions to include market discount in income as it accrues. A U.S. Holder of a Note acquired at market discount who does not make a current inclusion election will be required to defer the deduction of all or a portion of the interest on any indebtedness incurred or maintained to purchase or carry the Note until the maturity of the Note or its earlier disposition in a taxable transaction.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     The "backup" withholding and information reporting requirements may apply to certain payments of principal, redemption or repurchase premium, if any, and interest on a Note and to certain payments of proceeds of the sale or retirement of a Note. ICN, its agent, a broker, or any paying agent, as the case may be, will be required to withhold tax from any payment that is not subject to backup withholding at a rate of 31 percent of such payment if the U.S. Holder of the Note fails to furnish his taxpayer identification number (social security number or employer identification number), to certify that such U.S. Holder is not subject to backup withholding or to otherwise comply with the applicable requirements of the backup withholding rules. Certain U.S. Holders (including, among others, all corporations) are not subject to the backup withholding and reporting requirements.

     Any amount withheld under the backup withholding rules from a payment to a U.S. Holder may be claimed as a credit against such U.S. Holder's United States federal income tax liability.

     THE FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE DEPENDING UPON A HOLDER'S PARTICULAR SITUATION. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE TAX CONSEQUENCES TO THEM OF THE EXCHANGE OFFER AND THE OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. ICN has agreed that for a period of 10 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

     ICN will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market rates prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

                                 LEGAL MATTERS

     The legality of the New Notes offered hereby will be passed upon for the Company by Proskauer Rose LLP, 1585 Broadway, New York, New York 10036.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The consolidated balance sheets of the Company as of December 31, 1996 and 1995, and the consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1996, incorporated by reference in this Prospectus, have been included herein in reliance on the report, which includes an emphasis-of-a-matter paragraph related to the Company's net monetary assets at ICN Yugoslavia, which would be subject to foreign exchange loss if a devaluation of the Yugoslavian dinar were to occur, of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in auditing and accounting. With respect to the unaudited interim financial information for the periods ended June 30, 1997 and 1996, incorporated by reference in this Prospectus, the independent accountants have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in the Company's quarterly report on Form 10-Q for the quarter ended June 30, 1997, and incorporated by reference herein, states that they did not audit and they do not express an opinion on the interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Act.

======================================================

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER CONTAINED HEREIN OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THOSE TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                          ---------------------------

                               TABLE OF CONTENTS

                                            PAGE
                                            ----
Available Information.....................    4
Incorporation of Certain Documents by
  Reference...............................    5
Summary...................................    6
Risk Factors..............................   15
Use of Proceeds...........................   22
Capitalization............................   23
Pro Forma Combined Condensed Financial
  Statements..............................   24
Selected Financial Data...................   33
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations..............................   35
The Exchange Offer........................   48
Business..................................   56
Management................................   71
Description of the New Notes..............   74
Book Entry; Delivery and Form.............   95
Certain U.S. Federal Income Tax
  Consequences............................   97
Plan of Distribution......................   98
Legal Matters.............................   98
Independent Public Accountants............   98

======================================================
======================================================

                                ----------------
                                   PROSPECTUS
                                ----------------

                                      LOGO

                                      ICN
                             PHARMACEUTICALS, INC.
                               OFFER TO EXCHANGE
                          9 1/4% SERIES B SENIOR NOTES
                                    DUE 2005
                              FOR ALL OUTSTANDING
                              9 1/4% SENIOR NOTES
                                    DUE 2005
                                          , 1997

             ======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith. However, if the director or officer is not successful in the defense of any action, suit or proceeding as referred to above or in the defense of any claim, issue or matter therein, he shall only be indemnified by the corporation as authorized in the specific case upon a determination that indemnification is proper because he or she met the applicable standard set forth above as determined by a majority of the disinterested Board of Directors or by the stockholders.

     The Registrant's bylaws provide indemnification to its officers and directors against liability they may incur in their capacity as such, which indemnification is similar to that provided by Section 145, unless a determination is reasonably and promptly made by a majority of the disinterested Board of Directors that the indemnitee acted in bad faith and in a manner that the indemnitee did not believe to be in or not opposed to the best interests of the Registrant, or, with respect to any criminal proceeding, that the indemnitee believed or had reasonable cause to believe that his or her conduct was unlawful.

     The Registrant carries directors' and officers' liability insurance, covering losses up to $5,000,000 (subject to a $500,000 deductible). The Registrant, as a matter of policy, enters into indemnification agreements with its directors and officers indemnifying them against liability they may incur in their capacity as such. The indemnification agreements require no specific standard of conduct for indemnification and make no distinction between civil and criminal proceedings, except in proceedings where the dishonesty of an indemnitee is alleged. Such indemnification is not available if an indemnitee is adjudicated to have acted in a deliberately dishonest manner with actual dishonest purpose and intent where such acts were material to the adjudicated proceeding. Additionally, the indemnity agreements do not provide indemnification for any claim against an indemnitee where the claim is based upon the indemnitee obtaining personal advantage or profit to which he or she was not legally entitled, the claim is for an accounting of profits made in connection with a violation of Section 16(b) of the Securities Exchange Act of 1934, or similar state law provision, or the claim was brought about or contributed to by the dishonesty of the indemnitee.

     Section 102(b)(7) of the Delaware General Corporation Law, as amended, permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the directors' duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) under Section 174 of the Delaware General Corporation Law (relating to unlawful payment of dividend and unlawful stock purchase and redemption), or
(iv) for any transaction from which the director derived an improper personal benefit. The Registrant has provided in its certificate of incorporation, as amended, that its directors shall be exculpated from liability as provided under
Section 102(b)(7).

     The foregoing summaries are necessarily subject to the complete text of the Delaware General Corporation Law, the Registrant's Certificate of Incorporation and the agreements referred to above and are qualified in their entirety by reference thereto.

ITEM 21. EXHIBITS


   EXHIBIT
   NUMBER                                     DESCRIPTION
   -----   ----------------------------------------------------------------------------------
    1.1    Purchase Agreement dated as of August 14, 1997, by and among ICN and Schroder &
           Co. Inc. (incorporated by reference to the Company's Quarterly Report on Form 10-Q for the Three Months ended June 30, 1997).
    3.1    Restated Certificate of Incorporation of Registrant previously filed as Exhibit
           3.1 to Registration Statement No. 33-84534 on Form S-4, which is incorporated herein by reference, as amended by the Certificate of Merger, dated November 10,
           1994, of ICN Pharmaceuticals, Inc., SPI Pharmaceuticals, Inc. and Viratek, Inc.
           with and into ICN Merger Corp. previously filed as Exhibit 4.1 to Registration
           Statement No. 333-08179 on Form S-3, which is incorporated herein by reference.
    3.2    Bylaws of the Registrant previously filed as Exhibit 3.2 to Registration Statement
           No. 33-84534 on Form S-4, which is incorporated herein by reference.
    4.1    Indenture between ICN Pharmaceuticals, Inc. and American Stock Transfer and Trust
           Company, as trustee, relating to $115,000,000 8 1/2% Convertible Subordinated
           Notes due 1999 (incorporated by reference to the Company's Annual Report on Form
           10-K for the Year ended December 31, 1996).
    4.2    Indenture, dated as of August 14, 1997, by and among ICN and United States Trust
           Company of New York (incorporated by reference to the Company's Quarterly Report on Form 10-Q for the Three Months ended June 30, 1997).
    4.3    Registration Rights Agreement, dated as of August 14, 1997, by and among ICN and
           Schroder & Co. Inc. (incorporated by reference to the Company's Quarterly Report on Form 10-Q for the Three Months ended June 30, 1997).
    4.4    Form of Old Note (included in Exhibit 4.2).
    4.5    Form of New Note (included in Exhibit 4.2).
    4.6    Form of letter of transmittal and notice of guaranteed delivery.
    5.1    Opinion of Proskauer Rose LLP.*
   11.1    Statement re computation of pro forma per share earnings.*
   12.1    Statement re computation of ratios.*
   15.1    Awareness letter of Independent Accountants regarding Unaudited Interim Financial
           Information.

   EXHIBIT
   NUMBER                                     DESCRIPTION
   -----   ----------------------------------------------------------------------------------
   21.1    List of Subsidiaries (incorporated herein by reference to Exhibit 21 to the
           Company's Annual Report on Form 10-K for the Year ended December 31, 1996).
   23.1    Consent of Coopers & Lybrand L.L.P.
   23.2    Consent of Proskauer Rose LLP (contained in opinion filed as Exhibit 5.1).*
   24      Power of Attorney (included on pages II-5 and II-6).*
   25      Statement of eligibility of trustee.*


---------------


* Previously filed.


ITEM 22.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (a) To file, during any period in which officers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (d) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (e) That every prospectus (i) that is filed pursuant to paragraph (d) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415 (Section 230.415 of this chapter), will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (f) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (g) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (h) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

     (i) To supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                        SIGNATURES AND POWER OF ATTORNEY


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Costa Mesa, State of California, on the 2nd day of October, 1997.


                                          ICN PHARMACEUTICALS, INC.

                                          By:       /s/ MILAN PANIC
                                            ------------------------------------
                                                        Milan Panic,
                                                   Chairman of the Board
                                                and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



Date: October 2, 1997                     ICN PHARMACEUTICALS, INC.


                                          By:       /s/ MILAN PANIC
                                            ------------------------------------
                                                        Milan Panic,
                                                   Chairman of the Board
                                                and Chief Executive Officer

     Pursuant to the requirements of the Securities Exchange Act of 1934, this Report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.


                  SIGNATURE                               TITLE                    DATE
---------------------------------------------  ----------------------------  -----------------

               /s/ MILAN PANIC                  Chairman of the Board and      October 2, 1997
---------------------------------------------    Chief Executive Officer
                 Milan Panic

                      *                         Executive Vice President,      October 2, 1997
---------------------------------------------  Chief Financial Officer and
              John E. Giordani                     Corporate Controller

                      *                                  Director              October 2, 1997
---------------------------------------------
             Norman Barker, Jr.
                      *                                  Director              October 2, 1997
---------------------------------------------
             Senator Birch Bayh

                      *                                  Director              October 2, 1997
---------------------------------------------
               Alan F. Charles

                      *                                  Director              October 2, 1997
---------------------------------------------
        Roger Guillemin, M.D., Ph.D.

                      *                            President, Director         October 2, 1997
---------------------------------------------
                 Adam Jerney

                  SIGNATURE                               TITLE                    DATE
---------------------------------------------  ----------------------------  -----------------
                      *                                  Director              October 2, 1997
---------------------------------------------
               Dale M. Hanson

                      *                                  Director              October 2, 1997
---------------------------------------------
           Weldon B. Jolley, Ph.D.

                      *                                  Director              October 2, 1997
---------------------------------------------
             Jean-Francois Kurz

                      *                                  Director              October 2, 1997
---------------------------------------------
                Thomas Lenagh

                      *                                  Director              October 2, 1997
---------------------------------------------
              Charles T. Manatt

                      *                                  Director              October 2, 1997
---------------------------------------------
                Stephen Moses

                      *                                  Director              October 2, 1997
---------------------------------------------
            Michael Smith, Ph.D.

                      *                                  Director              October 2, 1997
---------------------------------------------
           Roberts A. Smith, Ph.D.

                      *                                  Director              October 2, 1997
---------------------------------------------
              Richard W. Starr



*By:   /s/ DAVID C. WATT
------------------------------------
           David C. Watt
          Attorney-in-fact

                                 EXHIBIT INDEX


                                                                                    SEQUENTIALLY
    EXHIBIT                                                                           NUMBERED
    NUMBER                                DESCRIPTION                                   PAGE
    ------    --------------------------------------------------------------------  ------------
      1.1     Purchase Agreement dated as of August 14, 1997, by and among ICN and
              Schroder & Co. Inc. (incorporated by reference to the Company's
              Quarterly Report on Form 10-Q for the Three Months ended June 30,
              1997)...............................................................
      3.1     Restated Certificate of Incorporation of Registrant previously filed as Exhibit 3.1 to Registration Statement No. 33-84534 on Form S-4,
              which is incorporated herein by reference, as amended by the
              Certificate of Merger, dated November 10, 1994, of ICN
              Pharmaceuticals, Inc., SPI Pharmaceuticals, Inc. and Viratek, Inc.
              with and into ICN Merger Corp. previously filed as Exhibit 4.1 to
              Registration Statement No. 333-08179 on Form S-3, which is incorporated herein by reference....................................
      3.2     Bylaws of the Registrant previously filed as Exhibit 3.2 to
              Registration Statement No. 33-84534 on Form S-4, which is
              incorporated herein by reference....................................
      4.1     Indenture between ICN Pharmaceuticals, Inc. and American Stock
              Transfer and Trust Company, as trustee, relating to $115,000,000
              8 1/2% Convertible Subordinated Notes due 1999 (incorporated by reference to the Company's Annual Report on Form 10-K for the Year
              ended December 31, 1996)............................................
      4.2     Indenture, dated as of August 14, 1997, by and among ICN and United
              States Trust Company of New York (incorporated by reference to the
              Company's Quarterly Report on Form 10-Q for the Three Months ended
              June 30, 1997)......................................................
      4.3     Registration Rights Agreement, dated as of August 14, 1997, by and among ICN and Schroder & Co. Inc. (incorporated by reference to the
              Company's Quarterly Report on Form 10-Q for the Three Months ended
              June 30, 1997)......................................................
      4.4     Form of Old Note (included in Exhibit 4.2)..........................
      4.5     Form of New Note (included in Exhibit 4.2)..........................
      4.6     Form of letter of transmittal and notice of guaranteed delivery.....
      5.1     Opinion of Proskauer Rose LLP*......................................
     11.1     Statement re computation of pro forma per share earnings*...........
     12.1     Statement re computation of ratios*.................................
     15.1     Awareness letter of Independent Accountants regarding Unaudited
              Interim Financial Information.......................................
     21.1     List of Subsidiaries (incorporated herein by reference to Exhibit 21 to the Company's Annual Report on Form 10-K for the Year ended
              December 31, 1996)..................................................
     23.1     Consent of Coopers & Lybrand L.L.P. ................................
     23.2     Consent of Proskauer Rose LLP (contained in opinion filed as Exhibit
              5.1)*...............................................................
       24     Power of Attorney (included on pages II-5 and II-6)*................
       25     Statement of eligibility of trustee*................................


---------------


* Previously filed.